As filed with the Securities and Exchange Commission on April 1, 2005
Registration Nos.                         ; 333-102286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Terremark Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4813	84-0873124
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2601 South Bayshore Drive Miami, Florida 33133 (305) 856-3200 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Fern S. Watts, Esq. General Counsel 2601 South Bayshore Drive Miami, Florida 33133 (305) 856-3200 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Paul Berkowitz, Esq.

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class	Amount to be		Aggregate Price		Aggregate		Amount of
of Securities to be Registered	Registered		Per Unit(1)		Offering Price		Registration Fee

Common Shares, par value $0.001 per share	95,444,555		$0.67	(2)	$63,947,852	(2)	$7,526.66	(3)

Common Shares, par value $0.001 per share	1,250,000	(4)	$0.68	(5)	$850,000	(5)	$100.05	(6)

Common Shares, par value $0.001 per share	1,250,000	(4)	$0.74	(5)	$925,000	(5)	$108.87	(6)

Common Shares, par value $0.001 per share	1,250,000	(4)	$0.81	(5)	$1,012,500	(5)	$119.17	(6)

Common Shares, par value $0.001 per share	1,250,000	(4)	$0.87	(5)	$1,087,500	(5)	$128.00	(6)

Common Shares, par value $0.001 per share	3,750,000	(4)	$0.69	(5)	$2,587,500	(5)	$304.55	(6)

Common Shares, par value $0.001 per share	3,750,000	(4)	$0.75	(5)	$2,812,500	(5)	$331.03	(6)

Common Shares, par value $0.001 per share	3,750,000	(4)	$0.82	(5)	$3,075,000	(5)	$361.73	(6)

Common Shares, par value $0.001 per share	3,750,000	(4)	$0.88	(5)	$3,300,000	(5)	$388.41	(6)

Common Shares, par value $0.001 per share	62,500	(4)	$2.76	(5)	$172,500	(5)	$20.30	(6)

Common Shares, par value $0.001 per share	187,500	(4)	$2.76	(5)	$517,500	(5)	$60.91	(6)

Common Shares, par value $0.001 per share	300,000	(4)	$2.00	(5)	$600,000	(5)	$70.62	(6)

Common Shares, par value $0.001 per share	9,500	(4)	$0.67	(2)	$6,365	(5)	$0.75	(6)

Common Shares, par value $0.001 per share	13,000	(4)	$1.72	(5)	$22,360	(5)	$2.63	(6)

Common Shares, par value $0.001 per share	50,001	(4)	$0.70	(5)	$35,070	(5)	$4.12	(6)

Common Shares, par value $0.001 per share	1,815,790	(4)	$0.95	(5)	$1,725,000	(5)	$203.03	(6)

Common Shares, par value $0.001 per share	100,000	(4)	$0.72	(5)	$72,000	(5)	$8.47	(6)

Common Shares, par value $0.001 per share	128,679,125	(7)	N/A		N/A		N/A	(8)

Warrants to purchase Common Stock	1,250,000		$0.68	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	1,250,000		$0.74	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	1,250,000		$0.81	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	1,250,000		$0.87	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	3,750,000		$0.69	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	3,750,000		$0.75	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	3,750,000		$0.82	(9)	N/A	(10)	N/A	(10)

Warrants to purchase Common Stock	3,750,000		$0.88	(9)	N/A	(10)	N/A	(10)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2)	Based on the average of the high and low prices as reported on the American Stock Exchange of the registrant’s common stock on March 29, 2005.
(3)	This amount is included in the aggregate filing fee for this registration statement of $9,739.30.

(4)	Amount of shares of Common Stock to be offered and sold by the selling stockholders upon the exercise of outstanding warrants, plus a presently indeterminable number of shares of common stock, if any, as shall be issuable from time to time as required pursuant to adjustments under the warrants which are being registered pursuant to Rule 416 of the Securities Act.
(5)	Estimated solely for the purpose of computing the amount of the registration fee for the shares of Common Stock issuable upon exercise of warrants to be registered in accordance with Rule 457(g) under the Securities Act, based upon the price at which the warrants may be exercised.
(6)	This amount is included in the aggregate filing fee for this registration statement of $9,739.30.
(7)	Amount of shares of Common Stock previously registered pursuant to Registration Statement No. 333-102286.
(8)	The registration fee covering these shares was previously paid.
(9)	Based on the exercise price of the warrants.

(10)	Pursuant to Rule 457(g) no separate registration fee is owed for registration of the warrants because the shares of common stock offered pursuant thereto are being registered.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429 of the Securities Act of 1933, the prospectus which is a part of this Registration Statement is a combined prospectus and includes all the information currently required in a prospectus relating to the securities covered by Registration Statement No. 333-102286 filed by the Registrant on July 16, 2004 and declared effective on August 10, 2004. This Registration Statement also constitutes a Post-Effective Amendment to Registration Statement No. 333-102286.

Explanatory Note

      Terremark has previously filed a Registration Statement, No. 333-102286, in order to register shares of its common stock, as well as shares of common stock underlying warrants and shares of convertible preferred stock held by certain selling stockholders. Pursuant to Rule 429 under the Securities Act of 1933, as amended, this registration statement also serves as a post-effective amendment to Registration Statement No. 333-102286. This Registration Statement eliminates those selling stockholders who have previously sold shares pursuant to such Registration Statements and also eliminates those selling stockholders to whom Terremark no longer has registration obligations. On July 16, 2004, Terremark filed a post-effective amendment to the Registration Statement. Of the 157,263,605 shares registered pursuant to such July 16, 2004 post-effective amendment, as of March 15, 2005, 28,559,480 shares have either been sold pursuant to the previously filed Registration Statement or Terremark is no longer required to register such shares. Accordingly, this Registration Statement carries forward from the previously filed Registration Statement (i) 104,096,534 shares of Common Stock and (ii) 24,607,591 shares of Common Stock underlying warrants and convertible preferred stock, for an aggregate of 128,704,125 shares of Common Stock. In addition, this Registration Statement also registers an additional (i) 95,444,555 shares of Common Stock and (ii) 22,504,244 shares of Common Stock underlying warrants, for an aggregate of 117,948,799 shares of Common Stock as well as 20,000,000 warrants to purchase shares of Common Stock, all of which have not previously been registered.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 1, 2005

Terremark Worldwide, Inc.

246,652,924 Shares of

Common Stock
20,000,000 Warrants to Purchase
Common Stock

The selling stockholders named on pages 79 through 87 may offer for sale up to 246,652,924 shares of our common stock, 199,541,089 of which are outstanding and 47,111,835 of which may be issued as a result of the exercise of warrants or outstanding shares of convertible preferred stock held by some of the selling stockholders. The selling warrantholders named on the same pages may offer for sale up to 20,000,000 warrants to purchase shares of our common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders or the sale of the warrants by the selling warrantholders. We will, however, receive proceeds if the selling stockholders pay cash to exercise some or all of the warrants owned by them.

Our common stock is listed on the American Stock Exchange under the symbol “TWW.” On March 31, 2005 the closing price of the common stock was $0.65 per share. There is no public market for the warrants. We do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange or any automated quotation system.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock or the warrants involves certain risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April      , 2005

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
SELECTED CONSOLIDATED FINANCIAL DATA
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS AND SELLING WARRANTHOLDERS
PLAN OF DISTRIBUTION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INTERESTS OF NAMED EXPERTS AND COUNSEL
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) December 31, 2004
SIGNATURES
EXHIBIT INDEX
Consent of PricewaterhouseCoopers LLP
Consent of Gifford Fong Associates

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes included in this prospectus. Before you decide to invest in our common stock or the warrants, you should read the entire prospectus carefully, including the risk factors and consolidated financial statements and the related notes included in this prospectus. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option. All references to “we,” “us,” “our,” the “Company,” or “Terremark” are to Terremark Worldwide, Inc. and its consolidated subsidiaries.

The Company

Our Business

      We operate Internet exchange points from which we provide colocation, interconnection and managed services to the government and commercial sectors. Our Internet exchange point facilities, or IXs, are strategically located in Miami, Florida, Santa Clara, California, Madrid, Spain and Sao Paulo, Brazil and allow networks to interconnect and exchange Internet and telecommunications traffic. Our flagship facility, the NAP of the Americas, in Miami, Florida was designed and built to disaster-resistant standards with maximum security to house mission-critical systems infrastructure. Our secure presence in Miami, a key gateway to North American, Latin American and European telecommunications networks, has enabled us to establish customer relationships with U.S. federal government agencies, including the Department of State and the Department of Defense. We have been awarded sole-source contracts with the U.S. federal government which we believe will allow us to both penetrate further the government sector and continue to attract federal information technology providers. As a result of our fixed cost operating model, we believe that incremental customers and revenues will result in improved operating margins and increased profitability.

      We generate revenue by providing high quality Internet infrastructure on a platform designed to reduce network connectivity costs. We provide our customers with the following:

•	space to house equipment and network facilities in immediate proximity to Internet and communications networks;

•	the platform to exchange telecommunications and Internet traffic and access to network-based services; and

•	related professional and managed services such as our network operations center, outsourced storage and remote monitoring.

      We differentiate ourselves from our competitors through the security and strategic location of our facilities and our carrier-neutral model, which provides access to a critical mass of Internet and telecommunications connectivity. We are certified by the U.S. federal government to house several “Sensitive Compartmented Information Facilities,” or “SCIFs,” which are facilities that comply with federal government security standards and are staffed by our employees. Approximately 21% of our employees maintain an active federal government security clearance.

      The immediate proximity of our facilities to major fiber routes with access to North America, Latin America and Europe has attracted numerous telecommunications carriers, such as AT&T, Global Crossing, Latin America Nautilus (a business unit of Telecom Italia), Progress Telecom, Sprint Communications and T-Systems (a business unit of Deutsche Telecom), to colocate their equipment with us in order to better service their customers. This network density, which allows our customers to reduce their connectivity costs, combined with the security of our facilities, has attracted government sector customers, including Blackbird Technologies, the City of Coral Gables, Florida, the Diplomatic Telecommunications Service — Program Office (DTS-PO, a division of the U.S. Department of State), Miami-Dade County, Florida, SRA International and the United States Southern Command. Additionally, we have had success in attracting content providers and enterprises such as Google, Internap, Miniclip, NTT/Verio, VeriSign, Voiceglo,

Bacardi USA, Corporacion Andina de Fomento, Florida International University, Intrado, Jackson Memorial Hospital of Miami and Steiner Leisure.

Our Strategy

      Key components of our strategy include the following:

Deepen our relationships with existing customers. We currently have over 180 customers who have entered into agreements with us and are based in our NAP of the Americas facility and over 230 customers worldwide, including key contracts with agencies of the U.S. federal government and major enterprises. Due to the difficulties inherent in obtaining the qualifications and certifications required to conduct business with the U.S. federal government, we believe there are significant barriers to entry for competition which, coupled with our proven ability to secure government business through publicly awarded and sole-sourced contracts, increases the likelihood that we will be awarded additional contracts in the future. We also seek to enhance our relationships with our existing enterprise customers by selling additional colocation space, interconnections and related professional and managed services both directly and indirectly through partnerships and joint-ventures.

Penetrate new sectors. Since 2000, we have built a strong customer base in the government, telecommunications carrier and information technology service provider sectors. In order to continue growing our revenues, we are targeting additional customer sectors, such as financial services, healthcare, technology and media and communications, to which we can provide colocation, connectivity and exchange services as well as professional and managed services. We believe that our opportunity to penetrate these sectors is particularly strong due to specified information technology related requirements of new laws such as the Health Insurance Portability and Accountability Act, the USA Patriot Act and the Sarbanes-Oxley Act of 2002.

Establish insertion points for network-based services. The combination of our core infrastructure, comprised of state-of-the-art facilities with substantial fiber connectivity, our technology and our customer base provides us with the ability to directly connect multiple network service providers to our platform giving them access to a wide array of managed services. We define these combinations as Services Insertion Point™ locations. Our Services Insertion Point™ locations allow network service providers to reduce the capital and operational costs for the delivery of their services while maintaining a high degree of quality and availability. They also provide technology manufacturers and service providers with the ability to deploy their technology in a centralized fashion, reducing the capital and operational costs of reaching multiple network service providers, enterprises and end consumers. The ability to access multiple carriers in a single location, or “zero mile connectivity,” available via our Exchange Point Services Platform, allows all our customers to be pre-connected to one another and insert and deliver services in a real time and cost effective manner.

Maintain and establish a presence in strategic locations. In addition to our NAP of the Americas facility in Miami, Florida, we operate regional IXs in Madrid, Spain, Santa Clara, California, and Sao Paulo, Brazil. In comparison to our facility in Miami, our regional locations are smaller in size, representing in the aggregate less than 10% of the footprint of our Miami facility. These regional IXs are centrally managed from our Miami facility and require less capital to establish and manage than our primary facility. Our regional IXs enable us to offer enhanced services to existing customers by making colocation space, exchange point services and managed services available in more immediate proximity to their locations around the world. In addition, we are in the process of establishing operations in the Washington, D.C. area to support our customer-driven initiatives with the U.S. federal government. In response to the needs of our customers, we may establish and maintain Internet exchange points in additional locations deemed to be strategic.

Recent Events

      Acquisition of the building that houses the NAP of the Americas. During July 2004, we determined that an acquisition of the entity that owns the TECOTA, or Technology Center of the Americas, building, home of our flagship NAP of the Americas, was strategically important for us and would allow us to:

•	provide significant room for expansion by more than doubling our footprint in Miami;

•	have complete control over the building, allowing us to maintain the high security standards of our customers; and

•	increase our operating margin through the reduction of rent expense.

      On December 31, 2004, we completed the acquisition of TECOTA. We paid $40.0 million for the equity interests in Technology Center of the Americas, LLC and repaid $35.0 million in debt. We financed the purchase through multiple sources, including a $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., the issuance of $30.0 million in senior secured notes and the sale of 3,060,444 shares of our common stock valued at $2.0 million to Falcon Mezzanine Partners, LP and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP, two funds affiliated with AlpInvest Partners, or collectively the Falcon investors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and pages F-1 to F-4 for pro forma financial information related to the acquisition of TECOTA.

      Public Offering. On March 14, 2005, we issued and sold 60,000,000 shares of our common stock at $0.73 per share through an underwritten public offering. We received net proceeds of approximately $40.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes to support the growth of our business, which may include capital investments to build-out our existing facilities and potential acquisitions of complementary businesses. The underwriters, led by SG Cowen & Co., LLC, have the right to purchase up to an additional 9,000,000 shares of our common stock from us at $0.73 per share, less underwriting discounts and commissions, to cover over-allotments, if any, until April 7, 2005. As of the date of this prospectus, the underwriters have not exercised their over-allotment option.

Our History

      We were formed in 1982 as Terremark Holdings, Inc., a Florida corporation, and, along with our subsidiaries, were engaged in the development, sale, leasing, management and financing of various real estate projects. We provided these services to private and institutional investors, as well as for our own account. The real estate projects with which we were involved included retail, high-rise office buildings, mixed-use projects, condominiums, hotels and governmental assisted housing. We were also involved in a number of ancillary businesses that complemented our core development operations. Specifically, we engaged in brokering financial services, property management, construction management, condominium hotel management, residential sales and commercial leasing and brokerage, and advisory services.

      On April 28, 2000, Terremark Holdings, Inc. completed a reverse merger with AmTec, Inc., a public company. Contemporaneous with the reverse merger, we changed our corporate name to Terremark Worldwide, Inc. and adopted “TWW” as our trading symbol on the American Stock Exchange. Historical information of the surviving company contained in this prospectus is that of Terremark Holdings, Inc. In conjunction with our development of the NAP of the Americas, we began to redefine and focus our strategy on providing housing and management of Internet and telecommunications infrastructure and began implementing a plan to exit all lines of business and real estate activities not directly related to the Internet exchange point strategy. Lines of business discontinued include IP fax services, unified messaging services, and telephony. Non-core real estate activities exited include real estate development, property management, financing and the ancillary businesses that complemented the real estate development operations. Our real estate activities currently include construction work at our facilities. As of March 31, 2002, we had completed our exit from lines of business and real estate activities not related to our Internet exchange point strategy.

Company Information

      Our principal executive office is located at 2601 South Bayshore Drive, Miami, Florida 33133 and our telephone number is (305) 856-3200. Our website is located at www.terremark.com and contains all of the annual, quarterly and special reports, proxy statements and other information we file with the Securities and Exchange Commission. However, information contained on our website is not part of this prospectus.

Summary Consolidated Financial Data

      The following provides summary consolidated financial statement data as of and for each of the fiscal years in the three-year period ended March 31, 2004 and for each of the nine months ended December 31, 2003 and 2004. The financial statement data as of and for each of the fiscal years in the three-year period ended March 31, 2004 have been derived from our audited consolidated financial statements. The financial statement data for the nine months ended December 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements included in this prospectus. In the opinion of management, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

				Nine Months Ended
	Twelve Months Ended March 31,			December 31,

	2002	2003	2004	2003	2004

	(Dollars in thousands, except per share data)
Results of operations:
Data center	$3,216	$11,033 (1)	$17,034 (1)	$11,835	$33,346
Real estate services	12,656	3,661	1,179	520	1,329

Total revenue	15,872	14,694	18,213	12,355	34,675

Data center operations expenses	11,231	11,235	16,413	11,171	27,583
Construction contract expenses	7,398	2,968	918	338	1,129
Other expenses	54,615	41,718	23,373	17,875	9,013

Total expenses	73,244	55,921	40,704	29,384	37,725

Net income (loss)	(57,372)	(41,227)	(22,491)	(17,029)	(3,050)
Non-cash preferred dividend	(160)	(160)	(1,158)	(120)	(722)

Net income (loss) attributable to common shareholders	$(57,532)	$(41,387)	$(23,649)	$(17,149)	$(3,772)

Income (loss) from operations per common share	$(0.29)	$(0.18)	$(0.08)	$(0.06)	$(0.01)

Net income (loss) per common share	$(0.29)	$(0.18)	$(0.08)	$(0.06)	$(0.01)

				As of
	As of March 31,			December 31,

	2002	2003	2004	2003	2004

	(Dollars in thousands)
Financial condition(2):
Property and equipment, net	$61,089	$54,483	$53,898	$52,900	$121,800
Total assets	81,024	69,602	77,433	70,632	188,582
Long-term obligations(3)(4)	38,210	74,524	78,525	75,309	149,615
Stockholders’ equity (deficit)	(49,276)	(46,461)	(22,720)	(27,880)	6,014

(1)	Amount includes contract termination fees for the years ended March 31, 2003 and 2004 of $1,095 and $422, respectively.

(2)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and pages F-1 to F-4 for pro forma financial information regarding subsequent events.

(3)	Long-term obligations include convertible debt less current portion, estimated fair value of derivatives embedded within convertible debt, deferred rent, deferred revenue, notes payable less current portion, redeemable preferred stock, and capital lease obligations less current portion.

(4)	Long-term obligations as of December 31, 2003 and 2004 and as of March 31, 2002, 2003 and 2004 include $500 in redeemable convertible preferred stock plus accrued dividends.

RISK FACTORS

      Investing in shares of our common stock or the warrants involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock or the warrants. If any of the following risks actually occur, our business, consolidated financial conditions and results of operations could be materially and adversely affected, the value of the shares of our common stock or the warrants could decline, and you may lose part or all of your investment. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations.

Risks Related to Our Business

          We have a history of losses, expect future losses and may not achieve or sustain profitability.

      We have incurred net losses from operations in each quarterly and annual period since our April 28, 2000 merger with AmTec, Inc. We incurred net losses of $57.4 million, $41.2 million and $22.5 million for the years ended March 31, 2002, 2003 and 2004, respectively, and incurred a net loss of $3.0 million for the nine months ended December 31, 2004 and a net loss of $5.3 million for the three months ended December 31, 2004. As of December 31, 2004, our accumulated deficit was $240.0 million. We expect to incur additional operating losses for the foreseeable future, and we cannot guarantee that we will become profitable. Even if we achieve profitability, given the evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business, including our ability to raise additional funds.

          We may not be able to compete effectively in the market for data center services.

      The market for data center services is extremely competitive and is subject to rapid technological change. Our current and potential competitors include providers of data center services, global, regional and local telecommunications companies and information technology outsourcing firms. Many of our existing competitors have a greater market presence and financial and personnel resources than we do. Our competitors include Internet data centers operated by established communications carriers such as AT&T, Level 3, MCI and Qwest. We also compete with providers of data services centers and companies that offer Internet access and information technology outsourcing firms. The principal competitive factors in our market include:

•	ability to deliver services when requested by the customer;

•	Internet system engineering and other professional services expertise;

•	customer service;

•	network capability, reliability, quality of service and scalability;

•	variety of managed services offered;

•	access to network resources, including circuits, equipment and interconnection capacity to other networks;

•	broad geographic presence;

•	price;

•	ability to maintain and expand distribution channels;

•	brand name recognition;

•	timing of introductions of new services;

•	physical and network security;

•	financial resources; and

•	customer base.

      Some of our competitors may be able to develop and expand their data center services faster, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services that compete with the services we provide. As a result, our competitors may have significant advantages over us. Increased competition could adversely affect our business, results of operations and financial condition.

We anticipate that an increasing portion of our revenues will be from contracts with agencies of the United States government, and uncertainties in government contracts could adversely affect our business.

      During the nine months ended December 31, 2004, revenues under contracts with agencies of the U.S. federal government constituted 43% of our data center revenues. Generally, U.S. government contracts are subject to oversight audits by government representatives, to profit and cost controls and limitations, and to provisions permitting modification or termination, in whole or in part, without prior notice, at the government’s convenience. In some cases, government contracts are subject to the uncertainties surrounding congressional appropriations or agency funding. Government contracts are subject to specific procurement regulations. Failure to comply with these regulations and requirements could lead to suspension or debarment from future government contracting for a period of time, which could limit our growth prospects and adversely affect our business, results of operations and financial condition.

We derive a significant portion of our revenues from a few clients; accordingly, a reduction in our clients’ demand for our services or the loss of clients would likely impair our financial performance.

      During the nine months ended December 31, 2004, we derived approximately 43% and 15% of our data center revenues from two customers. During the nine months ended December 31, 2003, we derived approximately 11% of our data center revenues from one customer. Because we derive a large percentage of our revenues from a few major customers, our revenues could significantly decline if we lose one or more of these customers or if the amount of business we obtain from them is reduced. See “Business — Customers.”

We have significant debt service obligations which will require the use of a substantial portion of our available cash.

      We are a highly leveraged company. As of December 31, 2004, our total liabilities were approximately $182.5 million. As of December 31, 2004, our total stockholders’ equity was $6.0 million. Our new mortgage loan and our senior secured notes are, collectively, secured by substantially all of our assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      Each of these obligations requires significant amounts of liquidity. Should we need additional capital or financing, our ability to arrange financing and the cost of this financing will depend upon many factors, including:

•	general economic and capital markets conditions, and in particular the non-investment grade debt market;

•	conditions in the Internet infrastructure market;

•	credit availability from banks or other lenders;

•	investor confidence in the telecommunications industry generally and our company specifically; and

•	the success of our facilities.

      We may be unable to find additional sources of liquidity on terms acceptable to us, if at all, which could adversely affect our business, results of operations and financial condition. Also, a default could result in acceleration of our indebtedness. If this occurs, our business and financial condition would be adversely affected.

The mortgage loan with Citigroup and our senior secured notes contain numerous restrictive covenants.

      Our mortgage loan with Citigroup and our senior secured notes contain numerous covenants imposing restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make acquisitions or investments;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	extend credit.

      Our failure to comply with the obligations in our mortgage loan with Citigroup and our senior secured notes could result in an event of default under the mortgage loan or the senior secured notes, which, if not cured or waived, could permit acceleration of the indebtedness or our other indebtedness, or result in the same consequences as a default in payment. If the acceleration of the maturity of our debt occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it on terms that are acceptable to us, which could adversely impact our business, results of operations and financial condition.

Our substantial leverage and indebtedness could adversely affect our financial condition, limit our growth and prevent us from fulfilling our debt obligations.

      Our substantial indebtedness could have important consequences to us and may, among other things:

•	limit our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

•	cause us to be unable to satisfy our obligations under our existing or new debt agreements;

•	make us more vulnerable to adverse general economic and industry conditions;

•	limit our ability to compete with others who are not as highly leveraged as we are; and

•	limit our flexibility in planning for, or reacting to, changes in our business, industry and market conditions.

      In addition, subject to restrictions in our existing debt instruments, we may incur additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance, our indebtedness, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

Our management believes that certain weaknesses in our system of internal controls constitute material weaknesses and has concluded that our internal controls and procedures and our disclosure controls and procedures were ineffective as of December 31, 2004. We may also be unable to complete all of the work necessary for us to present our report on internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002 or for us to conclude that our internal controls and our disclosure controls are effective. Our inability to present our report on internal controls or conclude that our internal controls and our disclosure controls are effective could cause a loss of confidence in our financial reporting and negatively impact our stock price.

      Section 404 of the Sarbanes-Oxley Act of 2002 requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of our internal control structure and procedures for financial reporting. In connection with the preparation of our Form 10-Q for the quarter ended June 30, 2004, our independent auditors identified certain adjustments that were required to be recorded within that Form 10-Q. The adjustments to our financial statements involved the identification and resulting accounting for embedded derivatives in our 9% senior convertible notes, and the recording of certain warrants issued in connection with our underwriting agreement for the 9% senior convertible notes. Our management believes that the failure of our internal controls to identify these adjustments indicates the existence of certain material weaknesses in our system of internal controls, including the manner in which we gather, consolidate and report data regarding issuances of our securities, including the number of our potentially dilutive securities. As a result of the existence of those material weaknesses, our management concluded that our internal controls and procedures were ineffective as of December 31, 2004. In addition, based upon the foregoing, our management evaluated the effectiveness of our disclosure controls and procedures and concluded that, as of December 31, 2004, our disclosure controls and procedures were ineffective to ensure that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934, as amended, was accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure.

      Section 404 of the Sarbanes-Oxley Act also requires that our Annual Report on Form 10-K for the year ending March 31, 2005 include a report containing management’s assessment of our internal controls over financial reporting and a related attestation of management’s assessment and an opinion on the effectiveness of our internal controls by our independent registered public accounting firm. We are documenting and evaluating our internal controls over financial reporting and seeking to remediate matters as necessary or appropriate. We are incurring, and will continue to incur, substantial additional expense and diversion of management’s time as a result of performing the internal control systems evaluation, testing and remediation required in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act.

      Although we have substantially completed the documentation of our internal controls, we have not, as of December 31, 2004, completed our evaluation and testing of our internal controls. While we expect to complete our evaluation and testing of our internal controls by the time that we must file our Form 10-K for the year ending March 31, 2005, we may be required to remediate our internal controls as a result of such evaluation and testing. If, after the completion of our evaluation, testing and remediation efforts, we have any material weakness, we will not be permitted to conclude that our internal controls are effective.

      Even if we are able to take remedial actions to correct the identified material weaknesses described above and any other material weaknesses identified as the evaluation and testing process is completed, there may be insufficient time for the remediated controls to be in operation to permit our independent registered public accounting firm to conclude that the remediated controls are effective. Thus, our independent registered public accounting firm may provide an adverse opinion to the effect that our internal controls are ineffective as of March 31, 2005, or may decline to issue an opinion as to the effectiveness of our internal controls.

      If we are unable to conclude that our internal controls over financial reporting are effective as of March 31, 2005, or if our independent registered public accounting firm concludes that our internal controls are ineffective, or is unable to conclude that our assessment is fairly stated or is unable to express an opinion on the effectiveness of our internal controls, our ability to obtain additional financing on favorable terms could be materially and adversely affected, which, in turn, could materially and adversely affect our business, our financial condition and the market value of our securities. In addition, if we are unable to conclude our internal controls or disclosure controls are effective as of March 31, 2005, current and potential stockholders could lose confidence in our financial reporting and our stock price could be negatively impacted.

The restatement of our financial statements for the quarter ended June 30, 2004 could cause a loss of confidence in our financial reporting, which would harm our business and the trading price of our stock.

      Our inability to support our original valuation for the derivatives embedded within our 9% senior convertible notes led to the restatement of our financial statements for the quarter ended June 30, 2004. Our valuation, as originally reported, incorrectly used a volatility of approximately 17% as an input in estimating the fair value of the embedded derivatives. A subsequent valuation by Gifford Fong Associates concluded that because the 9% senior convertible notes are not actively traded and we were not able to find other comparable market data, we did not have sufficient quantitative and qualitative market data to support the volatility assumption used in our initial valuation. Therefore, until an active market develops for the 9% senior convertible notes or we are able to find comparable market data, we must use a theoretical model to estimate the value of the embedded derivatives based on the historical volatility over the past year (approximately 75% as of December 31, 2004), which resulted in a requirement that we restate our financial statements for the quarter ended June 30, 2004. As a result of this restatement, current and potential stockholders could lose confidence in our financial reporting.

If the price of our shares remains low or our financial condition deteriorates, we may be delisted by the American Stock Exchange and our stockholders could find it difficult to sell our common stock.

      Our common stock currently trades on the American Stock Exchange, or AMEX. The AMEX requires companies to fulfill specific requirements in order for their shares to continue to be listed. Our securities may be considered for delisting if:

•	our financial condition and operating results appear to be unsatisfactory;

•	it appears that the extent of public distribution or the aggregate market value of the securities has become so reduced as to make further dealings on the AMEX inadvisable; or

•	we have sustained losses which are so substantial in relation to our overall operations or our existing financial condition has become so impaired that it appears questionable whether we will be able to continue operations and/or meet our obligations as they mature.

      For example, the AMEX may consider suspension or delisting of a stock if the stock has been selling for a substantial period of time at a low price per share. Our common stock has been trading at relatively low prices, and we have sustained net losses for the past five fiscal years. Therefore, our common stock is at risk of being delisted by the AMEX. If our shares are delisted from the AMEX, our stockholders could find it difficult to sell our stock. To date, we have had no communication from the AMEX regarding delisting. If our common stock is delisted from the AMEX, we may apply to have our shares quoted on NASDAQ’s Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the AMEX. In addition, if our shares are no longer listed on the AMEX or another national securities exchange in the United States, our shares may be subject to the “penny stock” regulations. If our common stock were to become subject to the penny stock regulations it is likely that the price of our common stock would decline and that our stockholders would find it difficult to sell their shares.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

      We are highly dependent on the skills, experience and services of key personnel, particularly Manuel D. Medina, our Chairman, President and Chief Executive Officer. The loss of Mr. Medina or other key personnel could have a material adverse effect on our business, operating results or financial condition. Our potential growth and expansion are expected to place increased demands on our management skills and resources. Therefore, our success also depends upon our ability to recruit, hire, train and retain additional skilled and experienced management personnel. Employment and retention of qualified personnel is important due to the competitive nature of our industry. Our inability to hire new personnel with the requisite skills could impair our ability to manage and operate our business effectively.

Our business could be harmed by prolonged electrical power outages or shortages, or increased costs of energy.

      Substantially all of our business is dependent upon the continued operation of the TECOTA building. The TECOTA building and our other IX facilities are susceptible to regional costs of power, electrical power shortages and planned or unplanned power outages caused by these shortages. A power shortage at an IX facility may result in an increase of the cost of energy, which we may not be able to pass on to our customers. We attempt to limit exposure to system downtime by using backup generators and power supplies. Power outages, which last beyond our backup and alternative power arrangements, could harm our customers and our business.

Brazilian political and economic conditions may have an adverse impact on our operations.

      Our results of operations and financial condition may be affected by inflation in each country in which we manage a facility. We maintain operations in Brazil, which has had in the past, and may, now or in the future, have a highly inflationary economy, defined as cumulative inflation of about 100% or more over a three calendar year period. Future increases in our costs may exceed the rate of inflation or the amounts, if any, which we may be able to recover from our customers.

We have acquired and may acquire other businesses, and these acquisitions involve numerous risks.

      As part of our strategy, we may pursue additional acquisitions of complementary businesses, products services and technologies to enhance our existing services, expand our service offerings and enlarge our customer base. If we complete future acquisitions, we may be required to incur or assume additional debt and make capital expenditures and issue additional shares of our common stock or securities convertible into our common stock as consideration, which will dilute our existing stockholders’ ownership interest and may adversely affect our results of operations. Our ability to grow through acquisitions involves a number of additional risks, including the following:

•	the ability to identify and consummate complementary acquisition candidates;

•	the possibility that we may not be able to successfully integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	diversion of management’s attention from normal daily operations to negotiate acquisitions and integrate acquired businesses;

•	insufficient revenues to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	challenges in completing products associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	issuance by us of equity securities that would dilute ownership of our existing stockholders;

•	incurrence and/or assumption of significant debt, contingent liabilities and amortization expenses; and

•	loss of key employees of the acquired companies.

      Failure to manage effectively our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

Risks Related to our Common Stock and the Warrants

The public sale of our common stock by existing stockholders, the exercise of options and warrants we have outstanding and the conversion of our various series of convertible preferred stock and our 9% senior convertible notes may result in significant dilution, which would depress the market price of our common stock.

      The market price of our common stock could decline as a result of market sales by our existing stockholders or the perception that these sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, holders of our series H and I convertible preferred stock, our 9% senior convertible notes and outstanding options and warrants may convert their shares or notes to common stock or exercise their options or warrants to purchase our common stock, which would increase the number of outstanding shares of common stock in the future. As of March 15, 2005 we had the following outstanding:

•	20 shares of series G convertible preferred stock, which automatically converted into an aggregate of 2,255,239 shares of our common stock on March 16, 2005;

•	294 shares of series H convertible preferred stock, which are convertible into an aggregate of 294,000 shares of our common stock;

•	384 shares of series I preferred stock, which are convertible into an aggregate of 12,800,256 shares of our common stock;

•	options to purchase an aggregate of 24,820,320 shares of our common stock;

•	warrants to purchase 27,124,357 shares of our common stock; and

•	9% senior convertible notes which are convertible into an aggregate of 69,000,000 shares of our common stock.

Our charter documents, Delaware law and specified change in control repurchase obligations provided for in the terms of our 9% senior convertible notes and other debt instruments may inhibit a takeover, which may cause a decline in the value of our stock.

      Provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if closing the transaction would be beneficial to our stockholders. Our board of directors’ authority to issue preferred stock and the lack of cumulative voting in our amended and restated certificate of incorporation may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price of our common stock. For more information, please see “Description of Capital Stock — Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Delaware Law.” In addition, under the terms of our 9% senior convertible notes, if there is a change in control, the holders of these notes have the right to require us to repurchase their notes. Also, under the terms of our mortgage loan with Citigroup Global Markets Realty Corp., a change in control could allow the lenders to demand repayment of the loan. Under the terms of the senior secured notes issued to the Falcon investors, if there is a change in control, the holders of these notes will have the right to require us to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest. Any of these events could have the effect of delaying, deferring or preventing a change in control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

The holders of our series H and I convertible preferred stock have payment rights that are senior to holders of our common stock.

      In the event of a liquidation, dissolution or winding up of Terremark, holders of our series H and I convertible preferred stock will have claims against our assets that are senior to any claims of the holders of our common stock. More specifically, the holders of our series H convertible preferred stock would be entitled to receive an amount equal to $1,700 per share of series H convertible preferred stock plus any accrued or declared and unpaid dividends thereon. The holders of our series I convertible preferred stock would be entitled to receive an amount equal to $25,000 per share of series I convertible preferred stock plus any accrued or declared and unpaid dividends thereon.

      For series H and I convertible preferred stock, a consolidation or merger of Terremark with or into any other corporation which results in the shareholders of Terremark owning less than 50% of the surviving entity, or a sale, conveyance or disposition of all or substantially all of the assets of Terremark, is deemed to be a liquidation, dissolution or winding up of Terremark. Under applicable Delaware law, these consolidations, mergers or sales, conveyances or dispositions of all or substantially all of our assets would require the approval of our board of directors.

The holders of our preferred stock, as a group, through their ownership of preferred stock and common stock, have the ability to influence the outcome of matters brought before our stockholders.

      The holders of our preferred stock, as a group, through their ownership of series H and I convertible preferred stock and common stock, have voting power with respect to matters brought before our stockholders and may have interests that are adverse to those of our common stockholders. This voting power includes the right to vote equally with holders of our common stock in all matters brought before our stockholders. As of March 15, 2005, the holders of series H and I convertible preferred stock, through their series H and I convertible preferred stock holdings, represented approximately 3.2% of our voting power.

Our common shares are thinly traded and, therefore, relatively illiquid.

      As of March 15, 2005, we had 414,945,621 common shares outstanding. While our common shares trade on the American Stock Exchange, our stock is thinly traded (less than 0.1% of our stock traded on an average daily basis during the three months ended December 31, 2004) and you may have difficulty in reselling your shares quickly. The low trading volume of our common stock is outside of our control, and we cannot guarantee that the trading volume will increase in the near future or that, even if it does increase in the future, it will be maintained. Without a higher trading volume, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, an investor may be unable to liquidate his investment in us.

Our stock price may be volatile, and you could lose all or part of your investment.

      The market for our equity securities has been extremely volatile. Our stock price could suffer in the future as a result of any failure to meet the expectations of public market analysts and investors about our results of operations from quarter to quarter. The following factors could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in our industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

      Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price.

You may not receive dividends on our common stock.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the agreements governing our indebtedness, including the terms of the mortgage loan and the senior secured notes restrict our ability to pay dividends on our common stock. Holders of the warrants will not have the right to receive any dividends so long as their warrants are unexercised.

The warrants may have no value in a bankruptcy.

      In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization.

No public market exists for the warrants.

      The warrants are new issues of securities with no established trading market and will not be listed on any securities exchange. Under the registration rights agreement applicable to the warrants we are required to use our commercially reasonable efforts to file and have declared effective a shelf-registration statement registering the warrants and the shares of common stock underlying the warrants. The registration statement of which this prospectus forms a part is intended to satisfy that requirement. However, an active trading market for the warrants may not develop.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders or the sale of the warrants by the selling warrantholders under this prospectus. We will, however, receive proceeds if the selling stockholders pay cash to exercise some or all of the warrants owned by them. These proceeds will be used for working capital and other general corporate purposes to support the growth of our business, which may include capital investment to build-out our existing facilities and potential acquisitions of complementary businesses. We estimate that our expenses in connection with this offering will be approximately $281,000.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED

STOCKHOLDER MATTERS

Common Stock and Preferred Stock Information

      Our common stock, par value $0.001 per share, is quoted under the symbol “TWW” on the American Stock Exchange. As of March 15, 2005, under our amended and restated certificate of incorporation, we had the authority to issue:

•	600,000,000 shares of common stock, par value $0.001 per share; and

•	10,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors, of which 20 shares are designated as series G convertible preferred stock, 5,882 shares are designated as series H convertible preferred stock and 600 shares are designated as series I convertible preferred stock.

      As of March 15, 2005:

•	414,945,621 shares of our common stock were outstanding;

•	20 shares of our series G convertible preferred stock were outstanding and held by Communication Investors Group, an entity in which Manuel Medina, our Chairman, President and Chief Executive Officer, owns a 50% interest. Our series G convertible preferred stock automatically converted into 2,255,239 shares of our common stock on March 16, 2005;

•	294 shares of our series H convertible preferred stock were outstanding and held by one holder of record. Each share of series H convertible preferred stock may be converted into 1,000 shares of our common stock; and

•	384 shares of our series I convertible preferred stock were outstanding. Each share of series I convertible preferred stock may be converted into 33,334 shares of our common stock.

      We believe that, as of March 15, 2005, there were at least 7,300 beneficial owners of our common stock and approximately 370 holders of record.

      The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock on the American Stock Exchange. Quotations are based on actual transactions and not bid prices.

	Prices
Fiscal Year 2005
Quarter Ended	High	Low

June 30, 2004	$1.09	$0.61
September 30, 2004	0.84	0.60
December 31, 2004	0.75	0.55
March 31, 2005	0.84	0.59

	Prices
Fiscal Year 2004
Quarter Ended	High	Low

June 30, 2003	$1.21	$0.33
September 30, 2003	1.00	0.53
December 31, 2003	0.78	0.52
March 31, 2004	0.94	0.60

	Prices
Fiscal Year 2003
Quarter Ended	High	Low

June 30, 2002	$0.73	$0.25
September 30, 2002	0.77	0.31
December 31, 2002	0.71	0.22
March 31, 2003	0.49	0.22

      We intend to propose to our stockholders a reverse stock split of our common stock. This stock split would cause the number of shares of our common stock which are outstanding to decrease by a proportion equal to the ratio our board of directors determines to use. The change in the price of our common stock after the split may not be directly proportional to the ratio of the split. If the split is approved, we do not intend to issue fractional shares. Instead, it is likely that fractional shares will be sold by our transfer agent on behalf of stockholders entitled to receive them. Our proposal and implementation of this reverse stock split will be dependent upon market conditions, the trading price and liquidity of our stock and the approval of our stockholders.

Dividend Policy

      Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under

Delaware law to pay dividends. Our mortgage loan with Citigroup and the terms of our senior secured notes limit our ability to pay dividends. We do not anticipate paying cash dividends on our common stock in the foreseeable future.

Recent Sales of Unregistered Securities

      On March 1, 2005, we issued warrants to purchase 100,000 shares of our common stock at an exercise price equal to $0.72 per share to Aperture Research, Inc. in connection with Aperture providing consulting services to us in the areas of network architecture and design, deployment and operation of service provider platforms, optical network architecture, network and system integration efforts, voice and multimedia networking, and security.

      On December 31, 2004, as part of the financing for our purchase of TECOTA, we issued and sold 3,060,444 shares of our common stock valued at $2.0 million to Falcon Mezzanine Partners, L.P. and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP, two funds affiliated with AlpInvest Partners. We refer to Falcon and its co-investors, collectively, as the Falcon investors. Also, in connection with these financings, we issued to Citigroup Global Markets Realty Corp., our senior lender, for no additional consideration, warrants to purchase an aggregate of five million shares of our common stock. These warrants expire on December 31, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.68, $0.74, $0.81 and $0.87, respectively. We also issued to the Falcon investors, for no additional consideration, warrants to purchase an aggregate of 15 million shares of our common stock. These warrants expire on December 30, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.69, $0.75, $0.82 and $0.88, respectively. We have granted to Citigroup and the Falcon investors registration rights in connection with the shares of common stock issued to the Falcon investors, the warrants issued to Citigroup and the Falcon investors and the shares of our common stock into which these warrants are exercisable, including the right to have these warrants and shares registered by June 29, 2005.

      On September 24, 2004, we entered into an agreement with Manuel D. Medina, our Chairman, President and Chief Executive Officer, regarding Mr. Medina’s repayment of an outstanding note in the principal amount of $5,000,000 owed by Mr. Medina to us which matured on September 30, 2004. Mr. Medina agreed to sell and transfer to us, on or prior to the note’s maturity date, 7,737,351 shares of our common stock at $0.65 per share and to apply such purchase price to the repayment of the outstanding principal and interest due on the note. The terms of the agreement were approved by our board of directors at a meeting held on September 28, 2004. On September 29, 2004, Mr. Medina completed the transfer of the shares to us.

      On June 14, 2004, we privately placed $86.25 million in aggregate principal amount of 9% senior convertible notes due June 15, 2009 at 100% of the face value of the notes. The initial purchaser was McMahan Securities Co. L.P. We used a portion of the net proceeds from this offering to pay all of our previously outstanding debt. The balance of the proceeds will be used for possible acquisitions and for general corporate purposes, including working capital and capital expenditures. The notes are convertible at the option of the holders into our common stock at $1.25 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for the impact of this transaction on our financial condition. We agreed to file a registration statement to cover resales of the notes and the common stock issuable upon conversion of the notes by September 12, 2004 and to have that registration statement declared effective by December 11, 2004. We filed a registration statement covering the notes and the common stock with the Securities and Exchange Commission on December 10, 2004, which was declared effective by the commission on December 21, 2004. As a result, we were required to pay liquidated damages to the noteholders equal to one-half of one percent (50 basis points) per annum per $1,000 principal amount of the notes. These damages stopped accruing on December 10, 2004, but resumed when the registration statement was not declared effective by December 11, 2004 and extended to December 21, 2004. Ultimately, we incurred and paid approximately $118,000 of damages due to the late filing of this registration statement. In connection with the offering, we paid McMahan Securities Co. L.P. approximately

$5.3 million in fees and commissions and delivered to it a warrant to purchase 1,815,790 shares of our common stock at $0.95 per share, which expires on June 14, 2007.

      In May 2004, we issued three senior secured promissory notes in favor of Veritas High Yield Arbitrage I Fund, LLC, Veritas High Yield Arbitrage II Fund, LLC, and Veritas High Yield Arbitrage Fund, (Bermuda) Ltd., whom we refer to as the Veritas lenders, for the aggregate amount of $5.2 million. The notes accrued interest at 12% per annum, were payable monthly based on original face amount, and were set to mature on October 29, 2004, with prepayment permitted without penalty after the first month. The notes were paid in full in June 2004. In connection with the issuance of these secured notes, we also issued warrants to purchase 200,000 shares of our common stock in favor of the Veritas lenders with a strike price of $0.01, which expire two years after the effective date of the registration statement for the underlying common stock. We agreed to file a registration statement covering the shares of common stock underlying the warrants and to use our best efforts to cause the registration statement to become effective by August 15, 2004. Since we had not filed this registration statement as of August 15, 2004, we were required by the terms of the warrants to place 200,000 registered shares of common stock in escrow. Prior to our being able to arrange this escrow, the Veritas lenders exercised their warrants. In order to comply with the warrant exercise, we asked Miguel Rosenfeld, one of our directors, to transfer 200,000 registered shares to the Veritas lenders in exchange for our agreement to issue to him 200,000 unregistered shares which we agreed to register in the future. We paid a finder’s fee of $130,000 to McMahan Securities Co. L.P. in connection with the issuance of notes and warrants to the Veritas lenders. There is certain common ownership between the Veritas lenders and McMahan Securities Co. L.P.

      On March 31, 2004, we issued 400 shares of series I convertible preferred stock for $7.3 million in cash and $2.7 million in promissory notes and other receivables, together with warrants to purchase 2.8 million shares of our common stock. We have collected all amounts due under the promissory notes. The series I preferred stock is convertible into shares of our common stock at $0.75 per share. In January 2007, the series I preferred stock dividend rate will increase to 10% per year until January 2009 when it increases to 12%. Dividends are payable quarterly, at our discretion, in shares of our common stock or cash. We have the right to redeem the series I preferred stock at $25,000 per share plus accrued dividends at any time after December 31, 2004. As of March 15, 2005, holders of an aggregate of 16 shares of the series I preferred stock have converted their shares into 333,340 shares of our common stock.

      On April 30, 2003, we issued 10% subordinated secured convertible debentures due April 30, 2006 for an aggregate principal amount of $25.0 million. The debentures were convertible into shares of our common stock at $0.50 per share. Interest is payable quarterly beginning July 31, 2003. The debentures were issued in exchange for $10.3 million in cash, $9.5 million in a promissory note due in full August 15, 2003 and $5.2 million of notes converted to the subordinated debentures. Included in the $5.2 million is $2.0 million of cash received in March 2003 in anticipation of the debenture transaction. As of June 1, 2004, all holders of the 10% debentures converted their debentures into shares of our common stock. See discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      During the quarter ended December 31, 2002, debt holders entered into irrevocable agreements to convert approximately $17.1 million of debt and accrued interest into our common stock at $0.75 per share. The debt holders included Miguel Rosenfeld and Joseph Wright, members of our board of directors, who each converted approximately $517,000 in debt. This transaction closed in January 2003 and resulted in a $4.9 million inducement charge. At closing, we issued 22.8 million shares of our common stock.

      In August 2002, we issued warrants to purchase 100,000 shares of our common stock in a private offering to accredited investors for an aggregate purchase price of $61,000 pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation D promulgated thereunder. The warrants were subsequently converted into 100,000 shares of our common stock.

      In June 2002, the NAP de las Americas — Madrid purchased 5 million shares of our common stock at $1.00 per share. The shares were sold pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation S promulgated thereunder. In the Share Purchase Agreement with the NAP de las Americas —

Madrid, we agreed that if prior to June 13, 2003 we issued any shares of common stock for a purchase price of less than $1.00 per share, the anti-dilution price, we would issue to the NAP de las Americas — Madrid that number of additional shares of common stock determined by dividing 5,000,000 by the anti-dilution price, and subtracting from the quotient thereof the number of shares previously issued to the NAP de las Americas — Madrid in respect of the Share Purchase Agreement. In August 2002, we sold approximately 17.6 million shares at $0.58 per share, and, as a result NAP de las Americas — Madrid had the right to invoke the anti-dilution provision of the Share Purchase Agreement and request that we issue additional shares to NAP de las Americas — Madrid in accordance with the anti-dilution adjustments described above. NAP de las Americas — Madrid did not request those shares until July 2003 and, as a result, we issued an additional 3,652,016 shares of common stock to the NAP de las Americas — Madrid.

      In April 2002, we received a binding commitment from a group, including Miguel Rosenfeld and Guillermo Amore, members of our board of directors, and Manuel D. Medina, our Chairman, President and Chief Executive Officer, for the purchase of $7.5 million of common stock at $0.75 per share. The shares were sold pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation D promulgated thereunder. In May 2002, we issued 10 million shares of our common stock for $3.6 million in cash and the conversion of $3.9 million in short term promissory notes to equity. Mr. Rosenfeld purchased 1,668,000 shares for $1,251,000, Mr. Amore purchased 1,501,502 shares for $1,126,127 and Mr. Medina purchased 1,134,667 shares for $851,000.

      In April 2002, we entered into a put and warrant purchase agreement with TD Global Finance, or TDGF. In July 2002, we exercised our right to sell to TDGF 17,648,842 common shares for $0.58 per share for a total of $10.2 million. During August 2002, we received $10.2 million in related cash. In conjunction with the sale, we issued three call warrants, each granting TDGF the right to purchase 1,176,588 shares of our common stock. The shares and the warrants were sold pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation D promulgated thereunder. The warrants expired without exercise on January 20, 2003.

      These offers and sales of our securities were exempt from the registration requirements of the Securities Act, as the securities were sold to accredited investors pursuant to Regulation D and to non-United States persons in offshore transactions pursuant to Regulation S.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following provides selected consolidated financial statement data as of and for each of the fiscal years in the five-year period ended March 31, 2004 and for each of the nine months ended December 31, 2003 and 2004. The financial statement data as of and for each of the fiscal years in the five-year period ended March 31, 2004 have been derived from our audited consolidated financial statements. The financial statement data for the nine months ended December 31, 2003 and December 31, 2004 have been derived from our unaudited consolidated financial statements included in this prospectus. In the opinion of management, such unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

						Nine Months Ended
	Twelve Months Ended March 31,					December 31,

	2000	2001	2002	2003	2004	2003	2004

	(dollars in thousands, except per share data)
Results of operations:
Data center	$—	$253	$3,216	$11,033 (1)	$17,034 (1)	$11,835	$33,346
Real estate services	15,390	39,894	12,656	3,661	1,179	520	1,329

Total revenue	15,390	40,147	15,872	14,694	18,213	12,355	34,675

Data center operations expenses	—	1,223	11,231	11,235	16,413	11,171	27,583
Construction contract expenses	555	20,347	7,398	2,968	918	338	1,129
Other expenses	20,868	39,950	54,615	41,718	23,373	17,875	9,103

Total expenses	21,423	61,520	73,244	55,921	40,704	29,384	37,815

Net income (loss)	(6,033)	(21,373)	(57,372)	(41,227)	(22,491)	(17,029)	(3,050)
Loss from discontinued operations	—	(82,627)	—	—	—	—	—
Non-cash preferred dividend	(160)	(160)	(160)	(160)	(1,158)	(120)	(722)

Net income (loss) attributable to common shareholders	$(6,193)	$(104,160)	$(57,532)	$(41,387)	$(23,649)	$(17,149)	$(3,772)

Income (loss) from continuing operations per common share	$(0.09)	$(0.11)	$(0.29)	$(0.18)	$(0.08)	$(0.06)	$(0.01)
Loss from discontinued operations per common share	—	(0.44)	—	—	—	—	—

Net income (loss) per common share	$(0.09)	$(0.55)	$(0.29)	$(0.18)	$(0.08)	$(0.06)	$(0.01)

						As of
	As of March 31,					December 31,

	2000	2001	2002	2003	2004	2003	2004

	(dollars in thousands)
Financial condition(2):
Property and equipment, net	1,011	$25,066	$61,089	$54,483	$53,898	$52,900	$121,800
Real estate inventory	11,797	—	—	—	—	—	—
Total assets	77,998	78,069	81,024	69,602	77,433	70,632	188,582
Long-term obligations(3)(4)	28,632	16,462	38,210	74,524	78,525	75,309	149,615
Stockholders’ equity (deficit)(5)	476	11,163	(49,276)	(46,461)	(22,720)	(27,880)	6,014

(1)	Amount includes contract termination fees for the years ended March 31, 2003 and 2004 of $1,095 and $422, respectively.

(2)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and pages F-1 to F-4 for pro forma financial information regarding subsequent events.

(3)	Long-term obligations include convertible debt less current portion, estimated fair value of derivatives embedded within convertible debt, deferred rent, deferred revenue, notes payable less current portion, redeemable preferred stock, and capital lease obligations less current portion.

(4)	Long-term obligations as of December 31, 2003 and 2004 and as of March 31, 2002, 2003 and 2004 include $500 in redeemable convertible preferred stock plus accrued dividends.

(5)	Stockholders’ equity as of March 31, 2000 includes approximately $4,777 in convertible preferred stock.

     The quarterly selected financial statement data set forth below have been derived from our unaudited condensed consolidated financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included in this prospectus.

      The “Restated” amounts set forth below for the three months ended June 30, 2004 reflect our November 2004 restatement of our June 30, 2004 financial statements which restate certain amounts associated with the valuation of our 9% senior convertible notes and the related derivative embedded within these notes.

Year ending March 31, 2005:

	Three Months Ended

	June 30,
	2004	September 30,	December 31,
	(Restated)	2004	2004

	(dollars in thousands, except per share data)
Data center	$7,111	$7,915	$18,319
Real estate services	785	303	243

Total revenue	7,896	8,218	18,562

Data center operations expense	5,737	6,464	15,381
Construction contract expense	705	243	180
Other (income) expenses	2,031	(1,303)	8,289

Total expenses	8,473	5,404	23,850

Net income (loss)	(577)	2,814	(5,288)
Non-cash preferred dividend	(242)	(245)	(235)

Net income (loss) attributable to common shareholders	$(819)	$2,569	$(5,523)

Net income (loss) per common share	$0.00	$0.01	$(0.02)

Year ended March 31, 2004:

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2004

	(dollars in thousands, except per share data)
Data center(1)	$3,302	$3,941	$4,592	$5,199
Real estate services	139	108	273	659

Total revenue	3,441	4,049	4,865	5,858

Data center operations expenses	2,556	3,950	4,664	5,243
Construction contract expenses	46	62	229	581
Other expenses (income)	(2,091)	10,844	9,124	5,496

Total expenses	511	14,856	14,017	11,320

Net (loss) income	2,930	(10,807)	(9,152)	(5,462)
Non-cash preferred dividend	(40)	(40)	(40)	(1,038)

Net (loss) income attributable to common shareholders	$2,890	$(10,847)	$(9,192)	$(6,500)

Net (loss) income per common share	$0.01	$(0.04)	$(0.03)	$(0.02)

Year ended March 31, 2003:

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2003

	(dollars in thousands, except per share data)
Data center(1)	$3,150	$2,424	$2,557	$2,902
Real estate services	2,033	1,268	276	84

Total revenue	5,183	3,692	2,833	2,986

Data center operations expenses	3,095	2,769	2,768	2,603
Construction contract expenses	1,834	938	134	62
Other (income) expenses	8,226	9,403	14,110	9,979

Total expenses	13,155	13,110	17,012	12,644

Net loss	(7,972)	(9,418)	(14,179)	(9,658)
Non-cash preferred dividend	(40)	(40)	(40)	(40)

Net loss attributable to common shareholders	$(8,012)	$(9,458)	$(14,219)	$(9,698)

Net loss per common share	$(0.04)	$(0.04)	$(0.06)	$(0.04)

(1)	Amount includes a one time contract termination fee of $1,095, $292 and $130 for the three months ended June 30, 2002, June 30, 2003, and December 31, 2003, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 based on our current expectations, assumptions, and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. All statements other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several important factors including, without limitation, a history of losses, competitive factors, uncertainties inherent in government contracting, concentration of business with a small number of clients, the ability to service debt, substantial leverage, material weaknesses in our internal controls and our disclosure controls, energy costs, the interest rate environment, one-time events and other factors more fully described in “Risk Factors” and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan and assume no obligation to publicly update or revise any forward-looking statements contained herein after the date of this prospectus, whether as a result of any new information, future events or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of results of operations and financial condition is based upon and should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.

Recent Events

      On March 14, 2005, we issued and sold 60,000,000 shares of our common stock at $0.73 per share through an underwritten public offering. We received net proceeds of approximately $40.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes to support the growth of our business, which may include capital investments to build-out our existing facilities and potential acquisitions of complementary businesses. The underwriters, led by SG Cowen & Co., LLC, have the right to purchase up to an additional 9,000,000 shares of our common stock from us at $0.73 per share, less underwriting discounts and commissions, to cover over-allotments, if any, until April 17, 2005. As of the date of this prospectus, the underwriters have not exercised their over-allotment option.

      From February 23, 2001 until December 31, 2004, we owned a 0.84% interest in Technology Center of the Americas, LLC, which we refer to as TECOTA, the entity that owns the building in which the NAP of the Americas is housed, which we refer to as the TECOTA building. In July 2004, we entered into an agreement under which we assumed the obligation to purchase the other outstanding equity interests in TECOTA. On December 31, 2004, we purchased the remaining 99.16% equity interests of TECOTA such that TECOTA became our wholly-owned subsidiary. In connection with this purchase, we paid approximately $40.0 million for the equity interests and repaid an approximately $35.0 million mortgage to which the TECOTA building was subject. We financed the purchase and payment of the mortgage from two sources. We obtained a $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., of which $4.0 million is restricted and can only be used to fund customer related improvements made to the NAP of the Americas in Miami. Simultaneously, we issued senior secured notes in an aggregate principal amount equal to $30.0 million and sold 3,060,444 shares of our common stock valued at $2.0 million to Falcon Mezzanine Partners, LP and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP, two funds affiliated with AlpInvest Partners. We refer to Falcon and its co-investors, collectively, as the Falcon investors. The $49.0 million loan by Citigroup is secured by a first mortgage on the TECOTA building and a security interest in all then existing building improvements that we have made to the building, certain of our deposit accounts and any cash flows generated from customers by virtue of their activity at the TECOTA building. The mortgage loan bears interest at a rate per annum equal to the greater of (a) 6.75% and (b) LIBOR plus 4.75% and matures in February 2009. The senior secured notes are secured by substantially all of our assets other than the TECOTA building, including the equity interests of our subsidiaries, bear cash interest at 9.875% per annum and “payment in kind” interest at 3.625% per annum subject to adjustment upon satisfaction of specified financial tests, and mature in March 2009. In connection with these financings, we issued to these lenders warrants to purchase an aggregate of 20 million shares of our common stock at an average exercise price equal to $0.78 per share. See pages F-1 to F-4 for pro forma financial information related to this transaction.

      In June 2002, we entered into an exclusive agreement with the Comunidad Autonoma de Madrid, which we refer to as the Comunidad, to develop and operate carrier-neutral Internet exchange points, or IXs, in Spain. As part of that agreement, the parties formed NAP de las Americas — Madrid S.A., which we refer to as NAP Madrid, to own and operate carrier-neutral IXs in Spain, modeled after the NAP of the Americas. The shareholders were the Comunidad through its Instituto Madrileno de Desarrollo, the Camara Oficial de Comercio e Industria de Madrid, Red Electrica Telecomunicaciones, S.A., Telvent Sistemas y Redes S.A., a subsidiary of Abengoa S.A., and Centro de Transportes de Coslada, S.A. At March 31, 2003, we owned 10% of NAP Madrid’s equity.

      In May 2004, we purchased the 20% interest in NAP Madrid owned by Telvent Sistemas y Redes S.A. for approximately $550,000. In June 2004, we purchased the 20% interest in this entity owned by Red

Electrica Telecomunicaciones, S.A. for approximately $634,000. In July 2004, we purchased the 30% interest in NAP Madrid owned by CTC and IMADE for approximately $1.4 million. As a result of these transactions, we own an 80% equity interest in NAP Madrid. Our accounts as of December 31, 2004, included the assets and liabilities of NAP Madrid, as well as the 20% minority interest. The assets of NAP Madrid include 8.7 million shares of Terremark common stock, which are accounted for as treasury stock at cost, and de minimus operating assets. The liabilities of NAP Madrid consist primarily of a bank loan with a balance of 3.4 million Euros ($4.6 million) at December 31, 2004. The results of NAP Madrid from July 1, 2004 have been included in our statement of operations.

      Because NAP Madrid had not commenced significant operations and had no customers or employees when the above transactions were consummated, we concluded that the assets acquired do not constitute a business. We allocated the purchase price based upon the fair value of assets acquired and liabilities assumed. The following is a final allocation of the purchase price:

Assets
Equipment	$204,040
Terremark stock	7,220,637

Liabilities
Notes payable, current	(3,708,705)
Accounts payable and accrued expenses	(677,444)
Minority interest	(167,466)

Net assets	$2,871,062
Previous equity ownership	(333,435)

Investment amount	$2,537,627

Critical Accounting Policies and Estimates

      Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Management believes the following significant accounting policies, among others, affect its judgments and estimates used in the preparation of its consolidated financial statements:

•	revenue recognition and allowance for bad debt;

•	accounting for income taxes;

•	impairment of long-lived assets; and

•	goodwill.

     Revenue Recognition and Allowance for Bad Debts

      Currently, we derive our revenues from monthly recurring fees for colocation and exchange point services and managed services. We also receive non-recurring installation fees for colocation and exchange point services and for construction activities. Revenues from colocation, exchange point services and managed services are billed monthly and recognized ratably over the term of the contract. Installation fees are generally billed in the period in which the installation is performed but deferred and recognized ratably over the term of the related contract. Managed services fees are billed and recognized in the period in which the services are provided. From time to time, we enter into outright sales or sales-type lease contracts for technology infrastructure build-outs that include procurement, installation and configuration of specialized equipment. Due to the typically short-term nature of these types of services, we record revenues under the completed contract method, whereby costs and related amounts are deferred in the balance sheet until services are delivered and accepted by the customer. Contract costs deferred are costs incurred for assets, such as costs for the purchase of materials and production equipment, under fixed-price contracts. For these types of services, labor and other general and administrative costs are not significant and are included as period charges.

      Pursuant to an outright sale contract, all rights and title to the equipment and infrastructure are purchased. In connection with an outright sale, we recognize the sale amount as revenue and the cost basis of the equipment and infrastructure is charged to cost of infrastructure build-outs.

      Lease contracts qualifying for capital lease treatment are accounted for as sales-type leases. For sales-type lease transactions, we recognize as revenue the net present value of the future minimum lease payments. The cost basis of the equipment and infrastructure is charged to cost of infrastructure build-outs. During the life of the lease, we recognize as other income in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction of capital lease receivable.

      Revenue is recognized as service is provided when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. We assess collection based on a number of factors, including transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from customers. If we determine that collection is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. We account for data center revenues in accordance with Emerging Issues Task Force Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” which provides guidance on separating multiple element revenue arrangements into separate units of accounting. As of March 31, 2004 and 2003, our accounts receivable amounted to $3,214,101 and $494,736, respectively, and were net of allowance for doubtful accounts of approximately $200,000 and $120,340, respectively.

      Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. This method is used because management considers costs incurred to be the best measure of progress on these contracts. The duration of a construction contract generally exceeds one year. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as other liabilities and represent billings in excess of revenues recognized. Construction contract expense costs include all direct material and labor costs and indirect costs related to contract performance such as indirect labor, supplies, tools, repairs, bad debt and depreciation. Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions can be reasonably estimated. Accordingly, it is possible that our current estimates relating to completion cost and profitability of our uncompleted contracts will vary from actual results. Excluding depreciation, profit margins (construction contract revenue less construction contract expenses) on construction contracts for the years ended March 31, 2004, 2003 and 2002 were $22,432, $315,658 and $857,163, respectively.

      We analyze current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of our allowance for bad debts.

     Derivatives

      We do not hold or issue derivative instruments for trading purposes. However, our 9% senior convertible notes due June 15, 2009 contain embedded derivatives that require separate valuation from the notes. We recognize these derivatives as liabilities on our balance sheet and measure them at their estimated fair value, and recognize changes in their estimated fair value in earnings in the period of change. We estimated that the embedded derivatives had an initial estimated fair value of approximately $35,480,000 and as of December 31, 2004 estimated fair value of approximately $21,139,875. The embedded derivatives derive their value primarily based on changes in the price and volatility of our common stock. The closing price of our common stock decreased to $0.64 as of December 31, 2004 from $0.93 per share as of the initial valuation date. As a result, during the nine months ended December 31, 2004, we recognized a $14.3 million change in estimated fair value of the embedded derivatives.

      With the assistance of a third party, Gifford Fong Associates, we estimate the fair value of our embedded derivatives using available market information and appropriate valuation methodologies. These embedded derivatives derive their value primarily based on changes in the price and volatility of our common stock. Over the life of the notes, given the historical volatility of our common stock, changes in the estimated fair value of the embedded derivatives are expected to have a material effect on our results of operations. Furthermore, we have estimated the fair value of these embedded derivatives using a theoretical model based on the historical volatility of our common stock of 80% as of September 30, 2004 and 75% as of December 31, 2004. If an active trading market develops for the notes or we are able to find comparable market data, we may in the future be able to use actual market data to adjust the estimated fair value of these embedded derivatives. Such adjustment could be significant and would be accounted for prospectively.

     Accounting for Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

      Our accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. To support our conclusion that a 100% valuation allowance was required, we primarily considered such factors as our history of operating losses, the nature of our deferred tax assets and the absence of taxable income in prior carryback years. Although our operating plans assume taxable and operating income in future periods, our evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans are not considered sufficient to overcome the available negative evidence.

      Our federal and state net operating loss carryforwards, amounting to approximately $137 million, begin to expire in 2011. Utilization of the net operating losses generated prior to the AmTec merger may be limited by the Internal Revenue Code. Should we determine that we would be able to realize our deferred tax assets in the foreseeable future, an adjustment to the deferred tax assets would increase income in the period such determination is made.

     Impairment of Long-Lived Assets

      We account for impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which we adopted in fiscal 2003. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events and circumstances include, but are not limited to, prolonged industry downturns, significant decline in our market value and significant reductions in our projected cash flows. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows, including long-term forecasts of the number of additional customer contracts, profit margins, terminal growth rates and discounted rates. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Prior to adoption of SFAS No. 144, we accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.”

      As of March 31, 2004 and 2003, our long-lived assets, including property and equipment, net and identifiable intangible assets and goodwill, totaled $63,897,586 and $64,482,834, respectively. For the years ended March 31, 2004, 2003 and 2002, we recognized impairment charges amounting to $0, $4,020,300, and $18,973,670, respectively.

Goodwill

      We account for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets that have indefinite lives are not amortized but rather are tested at least annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The goodwill impairment test involves a two-step approach. Initially the fair value of the reporting units are compared with their carrying amount, including goodwill, to identify potential impairment. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for the excess, if any, of the carrying value of goodwill over the implied fair value of goodwill. Intangible assets that have finite useful lives continue to be amortized over their useful lives.

      Prior to the adoption of SFAS 142, intangible assets were generally amortized on the straight-line method over five years. In accordance with SFAS 142, we ceased amortization of our intangible assets with indefinite lives and completed an initial impairment test of intangible assets as of April 1, 2002. Management determined in the initial impairment test that these assets were not impaired based on their fair values. Fair value was estimated using the expected present value of future cash flows and the assumed market capitalization at the reporting unit level.

      During the three months ended March 31, 2004, we performed our annual test for impairment and concluded that there were no impairments.

Results of Operations

Overview

      For the nine months ended December 31, 2004, approximately 96% of our total revenues were generated from data center operations. The remainder was substantially related to construction work. For the year ended March 31, 2004, approximately 94% of our total revenues were generated from data center operations. The remainder was substantially related to construction work. For the year ended March 31, 2003, approximately 75% of our total revenues were generated from data center operations. The remainder was substantially related to construction work. For the year ended March 31, 2002, approximately 20% of our total revenues were generated from data center operations, approximately 52% were from real estate projects and construction work, and approximately 28% were from property and construction management. During the past three years, our results of operations have been significantly impacted by:

•	our shift in focus to the housing and management of Internet infrastructure after the NAP of the Americas became operational in July 2001;

•	the sale of our telecom facilities management operations in February 2001; and

•	our exit from non-core real estate activities by March 31, 2002. Non-core real estate activities included real estate development, property management, financing and other ancillary businesses that comple-

mented the development operations. Our real estate activities currently include construction work and management of the property where the NAP of the Americas is located.

Results of Operations for the Nine Months Ended December 31, 2004 as Compared to the Nine Months Ended December 31, 2003.

      Revenue. The following charts provide certain information with respect to our revenues:

	For the Nine
	Months Ended
	December 31,

	2004	2003

Revenues:
U.S.	99%	97%
Outside U.S.	1%	3%

	100%	100%

Data Center	96%	96%
Construction Work	3%	3%
Property and Construction Management	1%	1%

	100%	100%

      Data center revenues consist of:

	For the Nine Months Ended December 31,

	2004		2003

Colocation	$14,932,363	45%	$7,235,913	61%
Technology infrastructure build-outs	9,393,896	28%	—	0%
Exchange point services	3,241,760	10%	1,939,820	16%
Managed and professional services	5,776,689	17%	2,237,321	19%
Contract termination fee	918	0%	421,766	4%

Data center revenues	$33,345,626	100%	$11,834,820	100%

      The increase in data center revenues was mainly attributable to an increase in our deployed customer base and the completion of two technology infrastructure build-outs. The increase in revenues from colocation and managed and professional services was primarily the result of growth in our deployed customer base from 133 customers as of December 31, 2003 to 169 customers as of December 31, 2004. Data center revenues consist of:

•	colocation services, such as leasing of space and provisioning of power;

•	exchange point services, such as peering and cross connects;

•	managed and professional services, such as network management, network monitoring, procurement and installation of equipment and procurement of connectivity, managed router services, technical support and consulting; other network operating center (NOC) services; and

•	technology infrastructure build-outs.

      During the quarter ended December 31, 2004, we completed two technology infrastructure build-outs under U.S. federal government contracts that included the procurement, installation and configuration of specialized equipment at the NAP of the Americas facility in Miami. Under the completed contract method, we recognized approximately $9.4 million as technology infrastructure build-outs revenue upon delivery to, and formal acceptance by, the customer. As a result, the percentage of data center revenues derived from the U.S. federal government increased to 64% for the quarter ended December 31, 2004 from 19% for the quarter ended December 31, 2003.

      We have also procured and installed additional specialized equipment as part of a $2.4 million technology infrastructure build-out which we anticipate delivery to the customer in the quarter ending March 31, 2005.

      Our utilization of total net colocation space increased to 7.7% as of December 31, 2004 from 3.9% as of December 31, 2003. Our utilization of total net colocation space represents the percentage of space billed versus total space available for customers. On December 31, 2004, we purchased TECOTA, the entity that owns the 750,000 square feet building in which the NAP of the Americas is housed. Prior to this acquisition, we leased 240,000 square feet of the building. For comparative purposes, total space available to customers includes our estimate of available space to customers in the entire building for both December 31, 2004 and 2003.

      The increase in exchange point services is mainly due to an increase in cross-connects billed to customers. Cross-connects billed to customers increased to 1,935 as of December 31, 2004 from 989 as of December 31, 2003. Data center — contract termination fee represents amounts received from customers for the termination of their contracted services. Contract termination fees are recognized upon contract termination when there are no remaining contingencies or obligations on our part.

      We anticipate an increase in revenue from colocation exchange point and managed services as we add more customers to our network of NAPs, sell additional services to existing customers and introduce new products and services. We anticipate that the percentage of revenue derived from the public sector customers will fluctuate depending on the timing of exercise of expansion options under existing contracts and the rate at which we sell services to the public sector.

      Property and Construction Management Revenues. Development, commission and construction fees were $0 and $41,081 for the nine months ended December 31, 2004 and 2003, respectively. We do not expect any revenues from development, commission and construction fees in the foreseeable future.

      Management Fees. Management fees decreased $6,000 to $145,000 for the nine months ended December 31, 2004 from $151,000 for the nine months ended December 31, 2003. The only facility we managed during these periods was the TECOTA building, the property in which the NAP of the Americas is located. We collected a monthly management fee from TECOTA equal to the greater of approximately $8,000 or 3% of cash collected by TECOTA. On December 31, 2004, we purchased TECOTA. Accordingly, we do not expect any additional revenue from management fees in future periods.

      Construction Contract Revenue. Construction contract revenue increased $856,000 to $1.2 million for the nine months ended December 31, 2004 from $328,000 for the nine months ended December 31, 2003. We completed one construction contract in the quarter ended December 31, 2004, and as of that date, we have no construction contracts in process. Due to our opportunistic approach to our construction business, we expect revenues from construction contracts to significantly fluctuate from quarter to quarter.

      Data Center Operations Expenses. Data center operations expenses increased $16.4 million, to $27.6 million for the nine months ended December 31, 2004 from $11.2 million for the nine months ended December 31, 2003. Data center operations expenses consist mainly of procurement of equipment, rent, operations personnel, property taxes, electricity, chilled water and connectivity and security services. The increase in total data center operations expenses is mainly due to increases of approximately $7.4 million related to technology infrastructure build-outs, $3.1 million in rent, $3.2 million in personnel costs, and $1.9 million in bandwidth and procurement of connectivity.

      In connection with the two completed technology infrastructure build-outs, we incurred $7.4 million in direct costs, including the purchase of specialized equipment. Under the completed contract method, these contract costs, under fixed-priced contracts, were deferred until our delivery to, and acceptance by, the customer in the quarter ended December 31, 2004.

      The increase in rent expense is mainly due to the July 2003 opening of our NAP-West facility in Santa Clara, California, and the leasing of an additional 120,000 square feet of space in the third floor of the TECOTA building, which commenced in November 2003. Although we have been paying rent for our NAP-West facility since January 2001, before we opened these facilities in July 2003 related expenses were recorded as impairment charges. Our base rent expenses increased approximately $2.1 million and $900,000 for the third floor of the TECOTA building and our NAP-West facility, respectively, during the nine months ended December 31, 2004. As a result of our acquisition of TECOTA, we will no longer have rent expense related to the second and third floor of the TECOTA building, which amounted to approximately $2,100,000 for the three months ended December 31, 2004.

      The increase in personnel costs is mainly due to an increase in operations and engineering staff levels. Our staff levels increased to 118 employees as of December 31, 2004 from 58 as of December 31, 2003, which resulted in a $2.9 million increase in base payroll and relocation expenses of $187,000. The increase in employees is mainly attributable to the hiring of personnel with the required security clearances to work under existing and anticipated government contracts. We also paid incentive bonuses to eligible employees totaling approximately $238,000.

      The increase in the procurement of connectivity is due to an increase in services provided to the U.S. federal government. We anticipate that some data center expenses, principally electricity, chilled water, and costs related to managed services will increase as we provide additional services to existing customers and introduce new products and services. Payroll will also increase as we continue to increase our team of employees with government security clearances in anticipation of additional U.S. federal government contracts.

      Construction Contract Expenses. Construction contract expenses increased $762,000 to $1.1 million for the nine months ended December 31, 2004 from $338,000 for the nine months ended December 31, 2003. The increase is consistent with the increase in construction contracts revenues discussed above.

      General and Administrative Expenses. Excluding non-cash stock based compensation charges of $1.8 million in the nine months ended December 31, 2003, general and administrative expenses increased $2.0 million or 24%, to $10.5 million for the nine months ended December 31, 2004 from $8.5 million for the nine months ended December 31, 2003. The increase was due to an additional $1.3 million in professional services and $531,000 in travel expenses. Professional services include $1,056,000 in consulting and accounting fees and $208,000 in recruiting fees. The increase in consultant and accounting fees is mainly due to additional SEC reporting and Sarbanes-Oxley compliance work. The increase in recruiting fees resulted from hiring additional employees for data center services. Travel expenses increased by $531,000 due to increased travel to our facilities in Madrid and Sao Paulo.

      We recognized a non-cash, stock-based compensation charge of $1.8 million in the nine months ended December 31, 2003 in connection with the change in our employment relationship with Brian K. Goodkind, our former Executive Vice President and Chief Operating Officer and strategic advisor to our Chief Executive Officer until June 2004.

      We anticipate that general and administrative expenses will continue to increase as a result of our Sarbanes-Oxley compliance efforts.

      Sales and Marketing Expenses. Sales and marketing expenses increased $1.1 million to $3.4 million for the nine months ended December 31, 2004 from $2.3 million for the nine months ended December 31, 2003. The most significant components of sales and marketing expenses are payroll, sales commissions and related benefits. The increase in sales and marketing expenses is principally due to increases in payroll, sales commissions and travel. Payroll increased $809,000 mainly due to increases in staff levels and the grant of incentive bonuses totaling $47,000 to eligible employees whose salaries are included in sales and marketing expenses. Our staff levels increased to 27 employees as of December 31, 2004 from 19 as of December 31, 2003. Commission and travel expenses also increased by $140,000 and $82,000, respectively, consistent with our increase in staff levels and revenues.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased $300,000 to $3.9 million for the nine months ended December 31, 2004 from $3.6 million for the nine months ended December 31, 2003. The increase was due to additions to property and equipment.

      Change in Fair Value of Derivatives Embedded within Convertible Debt. Our 9% senior convertible notes due June 15, 2009 contain embedded derivatives that require separate valuation from the senior convertible notes. We recognize these embedded derivatives as a liability in our balance sheet, measure them at their estimated fair value and recognize changes in the estimated fair value of the derivative instruments in earnings. We estimated that the embedded derivatives had an initial estimated fair value of approximately $35,480,000 and at December 31, 2004 an estimated fair value of approximately $21,140,000. The embedded derivatives derive their value primarily based on changes in the price and volatility of our common stock. The closing price of our common stock decreased to $0.64 on December 31, 2004 from $0.93 per share as of the initial valuation date. As a result, during the nine months ended December 31, 2004, we recognized a $14.3 million change in estimated fair value of the embedded derivatives. Over the life of the senior convertible notes, given the historical volatility of our common stock, changes in the estimated fair value of the embedded derivatives are expected to have a material effect on our results of operations. The estimated fair value of the embedded derivatives increases as the price of our common stock increases. See “Quantitative and Qualitative Disclosures about Market Risk.” Furthermore, we have estimated the fair value of these embedded derivatives using a theoretical model based on the historical volatility of our common stock of (75% as of December 31, 2004) over the past year. If a market develops for our senior convertible notes or we are able to find comparable market data, we may be able to use in the future market data to adjust our historical volatility by other factors such as trading volume and our estimated fair value of these embedded derivatives could be significantly different. Any such adjustment would be made prospectively. During the nine months ended December 31, 2003, we did not have any embedded derivatives.

      Gain on Debt Restructuring and Conversion. During the nine months ended December 31, 2004, as a result of the extinguishment of notes payable and convertible debentures, we recognized a gain totaling $3.4 million, representing the recognition of the unamortized balance of a debt restructuring deferred gain and the write off of debt issuance costs, net of an early redemption premium payment. During the nine months ended December 31, 2003, we recognized a non-cash gain of $8.5 million related to financing transactions whereby $21.6 million of our construction payables plus $1.0 million in accrued interest was converted to 30.1 million shares of our common stock with a $14.1 million market value upon conversion.

      Interest Expense. Excluding amortization of debt issuance costs and the accretion of debt discount of $2.7 million in the nine months ended December 31, 2004, interest expense decreased $3.7 million from $10.4 million for the nine months ended December 31, 2003 to $6.7 million for the nine months ended December 31, 2004. This decrease was due to the repayment of outstanding debt at interest rates ranging from 10% to 15% and the addition of new debt at an interest rate of 9%. Accretion of debt discount relates to the discount recorded as the difference between the face value of the senior secured notes and its carrying value.

      As a result of incurring additional debt for the acquisition of TECOTA, we anticipate an increase in interest expense. On a quarterly basis, we estimate an increase in interest expense of $2.5 million, including $400,000 from the accretion of the difference between the face value of the additional debt and their carrying value and from amortization of debt issuance costs.

      Net Loss. Net loss for our reportable segments was as follows:

	For the Nine Months Ended
	December 31,

	2004	2003

Data Center Operations(1)	$(3,001,125)	$(16,701,680)
Real Estate Services	(49,430)	(327,649)

	$(3,050,555)	$(17,029,329)

(1)	Amount includes a gain on debt restructuring and extinguishment of $3.4 million and $8.5 million for the nine months ended December 31, 2004 and 2003, respectively, and the change in the estimated fair value of the embedded derivative of $14.3 million for the nine months ended December 31, 2004.

      Excluding the gain on debt restructuring and extinguishment and the change in the estimated fair value of the embedded derivatives, net loss from data center operations totaled approximately $20.8 million and $25.2 million for the nine months ended December 31, 2004 and 2003, respectively. The net loss from data center operations is primarily the result of insufficient revenues to cover our operating and interest expenses. We expect to generate net losses until we reach required levels of monthly revenues.

Results of Operations for the Three Months ended December 31, 2004 as Compared to the Three Months ended December 31, 2003.

      Revenue. The following charts provide certain information with respect to our revenues:

	For the Three
	Months Ended
	December 31,

	2004	2003

Revenues:
U.S.	99%	99%
Outside U.S.	1%	1%

	100%	100%

Data center	99%	94%
Construction work	1%	6%
Property and construction management	0%	0%

	100%	100%

      Data center revenues consist of:

	For the Three Months Ended December 31,

	2004		2003

Colocation	$5,186,135	28%	$2,871,041	62%
Technology infrastructure build-outs	9,393,896	52%	—	0%
Exchange point services	1,115,918	6%	685,930	15%
Managed and professional services	2,623,762	14%	904,795	20%
Contract termination fee	—	0%	130,230	3%

Data center revenues	$18,319,711	100%	$4,591,996	100%

      The increase in data center revenues is mainly due to the completion of two technology infrastructure build-outs and an increase in our deployed customer base. The increase in revenue from colocation and management and professional services was primarily the result of growth in our deployed customer base from 133 customers as of December 31, 2003 to 169 customers as of December 31, 2004. Data center revenues consist of:

•	colocation services, such as leasing of space and provisioning of power;

•	exchange point services, such as peering and cross connects;

•	managed and professional services, such as network management, outsourced Network operating center (NOC) services, network monitoring, procurement and installation of equipment and procurement of connectivity, managed router services, technical support and consulting; and

•	technology infrastructure build-outs.

      During the quarter ended December 31, 2004, we completed two technology infrastructure build-outs under government contracts that included the procurement, installation and configuration of specialized equipment at our facility in Miami. Under the completed contract method, we recognized approximately $9.4 million as technology infrastructure build-out revenue upon our delivery to, and formal acceptance by, the customer. As a result, the percentage of data center revenues derived from the U.S. federal government increased to 64% for the quarter ended December 31, 2004 from 22% for the quarter ended December 31, 2003. We have also procured and installed additional specialized equipment as part of a $2.4 million technology infrastructure build-out which we anticipate delivery to the customer in the quarter ending March 31, 2005.

      Our utilization of total net colocation space increased to 7.7% as of December 31, 2004 from 3.9% as of December 31, 2003. Our utilization of total net colocation space represents the percentage of space billed versus total space available for customers. On December 31, 2004, we purchased TECOTA, the entity that owns the 750,000 square feet building in which the NAP of the Americas is housed. Prior to this acquisition, we leased 240,000 square feet of the building. For comparative purposes, total space available to customers includes our estimate of available space to customers in the entire building for both December 31, 2004 and 2003.

      The increase in exchange point services is mainly due to an increase in cross-connects billed to customers. Cross-connects billed to customers increased to 1,935 as of December 31, 2004 from 989 as of December 31, 2003. Data center — contract termination fee represents amounts received from customers for the termination of their contracted services. Contract termination fees are recognized upon contract termination when there are no remaining contingencies or obligations on our part.

      We anticipate an increase in revenue from colocation, exchange point and managed services as we add more customers to our network of NAPs, sell additional services to existing customers and introduce new products and services. We anticipate that the percentage of revenue derived from the public sector customers will fluctuate depending on the timing of exercise of expansion options under existing contracts and the rate at which we sell services to the public sector.

      Management Fees. Management fees increased $10,000 to $54,000 for the three months ended December 31, 2004 from $44,000 for the three months ended December 31, 2003. The only facility we managed during these periods was the TECOTA building, the building in which the NAP of the Americas is located. We collected a monthly management fee from TECOTA equal to the greater of approximately $8,000 or 3% of cash collected by TECOTA. On December 31, 2004, we purchased TECOTA. Accordingly, we do not expect any revenue from management fees in future periods.

      Construction Contract Revenue. Construction contract revenue decreased $41,000 to $188,000 for the three months ended December 31, 2004 from $229,000 for the three months ended December 31, 2003. We completed one construction contract in the quarter ended December 31, 2004, and as of that date, we have no construction contracts in process. Due to our opportunistic approach to our construction business, we expect revenues from construction contracts to significantly fluctuate from quarter to quarter.

      Data Center Operations Expenses. Data center expenses increased $10.7 million to $15.4 million for the three months ended December 31, 2004 from $4.7 million for the three months ended December 31, 2003. Data center operations expenses consist mainly of operations personnel, rent, insurance and property taxes, electricity, chilled water, procurement of equipment and connectivity, and security services. The increase in total data center operations expenses is mainly due to increases of approximately $7.4 million related to technology infrastructure build-outs, $1.6 million in personnel costs, $757,000 in costs related to the procurement of connectivity, and an increase of approximately $413,000 in rent expense.

      In connection with the two completed technology infrastructure build-outs under government contracts, we incurred $7.4  million in direct costs, including the purchase of specialized equipment. Under the completed contract method, these contract costs, under fixed price contracts, were deferred in the balance sheet until our delivery to, and acceptance by, the customer in the quarter ended December 31, 2004.

      The increase in rent expense is mainly due to the leasing of an additional 120,000 square feet of space in the third floor of the TECOTA building, which commenced in November 2003. Our monthly base rent expense was approximately $303,000 for the third floor of the TECOTA building. We were also responsible for certain common area maintenance costs and property taxes. As a result of our acquisition of TECOTA, we will no longer have rent expense related to the second and third floor of the TECOTA building, which amounted to $2,100,000 for the three months ended December 31, 2004.

      The increase in personnel costs is mainly due to an increase in operations and engineering staff levels. Our staff levels increased to 118 employees as of December 31, 2004 from 60 as of December 31, 2003, which resulted in a $1,383,000 increase in base payroll and a $225,000 increase in employer taxes and employee benefits.

      The increase in procurement of connectivity is due to an increase in services provided to the U.S. federal government. We anticipate that some data center expenses, principally electricity, chilled water, and costs related to managed services will increase as we provide additional services to existing customers and introduce new services. Payroll will also increase as we continue to increase our team of employees with government security clearances in anticipation of additional government contracts.

      Construction Contract Expenses. Construction contract expenses decreased $49,000 to $180,000 for the three months ended December 31, 2004 from $229,000 for the three months ended December 31, 2003.

      General and Administrative Expenses. General and administrative expenses increased $600,000 to $3.5 million for the three months ended December 31, 2004 from $2.9 million for the three months ended December 31, 2003. General and administrative expenses consist primarily of professional service fees, payroll and related expenses, travel, and other general corporate expenses. This increase was due to increases of $443,000 in professional services and $235,000 in travel. Increase in professional services is mainly due to additional SEC reporting and Sarbanes-Oxley compliance work. The increase in travel is mainly due to increased travel to our facilities in Madrid and Sao Paulo. We anticipate an increase in general and administrative expenses as a result of our Sarbanes-Oxley compliance efforts.

      Sales and Marketing Expenses. Sales and marketing expenses increased $554,000 to $1.4 million for the three months ended December 31, 2004 from $816,000 for the three months ended December 31, 2003. The most significant components of sales and marketing are payroll, sales commissions and related benefits. The increase in sales and marketing expenses is mainly due to increases in payroll, sales commissions and travel. Payroll increased $425,000 mainly due to increased staff levels. Our sales and marketing staff levels increased to 27 employees as of December 31, 2004 from 19 as of December 31, 2003. Commissions also increased by $95,000 consistent with our increase in revenues.

      Depreciation and Amortization Expenses. Depreciation and amortization expense increased $100,000 to $1.3 million for the three months ended December 31, 2004 from $1.2 million for the three months ended December 31, 2003. The increase was due to additions to property and equipment.

      Change in Fair Value of Derivatives Embedded within Convertible Debt. Our 9% senior convertible notes due June 15, 2009 contain embedded derivatives that require separate valuation from the senior convertible notes. We recognize these embedded derivatives as a liability in our balance sheet, measure them at their estimated fair value and recognize changes in the estimated fair value of the derivative instruments in earnings. We estimated that the embedded derivatives had a September 30, 2004 estimated fair value of approximately $21.8 million and a December 31, 2004 estimated fair value of approximately $21.1 million. The embedded derivatives derive their value primarily based on changes in the price and volatility of our common stock. The price of our common stock was the same as of September 30, 2004 and as of December 31, 2004. However, our estimated volatility decreased from 80% as of the September 30, 2004 valuation date to 75% as of December 31, 2004. As a result, during the three months ended December 30, 2004, we recognized a $664,000 change in estimated fair value of the embedded derivatives. Over the life of the senior convertible notes, given the historical volatility of our common stock, changes in the estimated fair value of the embedded derivatives are expected to have a material effect on our results of operations. The estimated fair value of the embedded derivatives increases as the price of our common stock increases. See “Quantitative and Qualitative Disclosures about Market Risk.” Furthermore, we have estimated the fair value of these embedded derivatives using a theoretical model based on the historical volatility of our common stock over the past year. If a market develops for our senior convertible notes or we are able to find comparable market data, we may be able to use in the future market data to adjust our historical volatility by other factors such as trading volume and our estimated fair value of these embedded derivatives could be significantly different. Any such adjustment would be made prospectively. During the three months ended December 31, 2003, we did not have any embedded derivatives.

      Interest Expense. Excluding amortization of debt issuance costs and the accretion of debt discount of $1.0 million in the three months ended December 31, 2004, interest expense decreased $2.5 million from $4.2 million for the three months ended December 31, 2003 to $1.7 million as of December 31, 2004. This decrease was due to the payoff of old debt at interest rates ranging from 10% to 15% and the addition of new debt at an interest rate of 9%. Accretion of debt discount relates to the discount recorded as the difference between the face value of the 9% senior convertible notes and their carrying value and from the amortization of debt issuance costs.

      As a result of incurring additional debt for the acquisition of TECOTA, we anticipate an increase in interest expense. On a quarterly basis, we estimate an increase in interest expense of $2.5 million, including $400,000 from the accretion of the difference between the face value of the additional debt and its carrying value and from amortization of debt issuance costs.

      Net Loss. Net loss for our reportable segments was as follows:

	For the Three Months Ended
	December,

	2004	2003

Data Center Operations	$(5,299,643)	$(9,084,116)
Real Estate Services	11,526	(67,624)

	$(5,288,117)	$(9,151,740)

      The net loss from data center operations is primarily the result of insufficient revenues to cover our operating and interest expenses. We expect to generate net losses until we reach required levels of monthly revenues.

Results of Operations for the Year Ended March 31, 2004 as Compared to the Year Ended March 31, 2003

      Revenue. The following charts provide certain information with respect to our revenues:

	For the Twelve
	Months Ended
	March 31,

	2004	2003

Revenue
U.S.	99%	98%
Outside U.S.	1%	2%

	100%	100%

Data Center	94%	75%
Construction Work	5%	22%
Property and Construction Management	1%	3%

	100%	100%

      Data center revenues consist of:

	For the Twelve Months Ended March 31,

	2004		2003

Colocation	$9,861,638	58%	$6,020,779	55%
Exchange point services	3,571,709	21%	2,125,370	19%
Managed and professional services	3,179,264	19%	1,791,750	16%
Contract termination fee	421,766	2%	1,095,086	10%

Data center revenue	$17,034,377	100%	$11,032,985	100%

      The increase in data center revenues was primarily the result of growth in our deployed customer base from 86 customers as of March 31, 2003 to 152 customers as of March 31, 2004. Data center revenues consist of:

•	colocation services, such as leasing of space and provisioning of power;

•	exchange point services, such as peering and cross connects; and

•	managed and professional services, such as network management, network monitoring, procurement and installation of equipment and procurement of connectivity, managed router services, technical support and consulting.

      Our utilization of total net colocation space increased to 13.2% as of March 31, 2004 from 6.3% as of March 31, 2003. Our utilization of total net colocation space represents the percentage of space billed versus total space available for customers. For comparative purposes total space available for customers includes third floor space in the TECOTA building for both March 31, 2004 and 2003. Cross connects billed to customers increased to 1,417 as of March 31, 2004 from 662 as of March 31, 2003. Data center — contract termination fee represents amounts received from two customers for the termination of their contracted services with the NAP of the Americas. As a result of these contract terminations, we experienced a decrease in monthly recurring revenues of approximately $14,000. Contract termination fees are recognized upon contract termination when there are no remaining contingencies or obligations on our part.

      We anticipate an increase in revenue from colocation, exchange point and managed services as we add more customers to our network of IXs, sell additional services to existing customers and introduce new products and services. We also expect managed and professional services to become an important source of revenue and increase as a proportion of data center-services.

      Development, commission and construction fees decreased $156,000 to $41,000 for the twelve months ended March 31, 2004 from $197,000 for the twelve months ended March 31, 2003. We do not expect any revenues from development, commission and construction fees in the foreseeable future.

      Management fees increased $18,000 to $198,000 for the twelve months ended March 31, 2004 from $180,000 for the twelve months ended March 31, 2003. The only facility we currently manage is the TECOTA building, the property in which the NAP of the Americas is located. We collect a monthly management fee from TECOTA equal to the greater of approximately $8,000 or 3% of cash collected by TECOTA. Although in the future, we may manage properties where our centers are located including the TECOTA building, we anticipate that management fees will not be a significant source of revenue in the foreseeable future.

      Construction contract revenue decreased $2.4 million to $940,000 for the twelve months ended March 31, 2004 from $3.3 million for the twelve months ended March 31, 2003. During the twelve months ended March 31, 2004 and 2003, we completed three and eleven construction contracts, respectively. As of March 31, 2004, we have one construction contract in process. Due to our opportunistic approach to our construction business, we expect revenues from construction contracts to significantly fluctuate from quarter to quarter. We anticipate focusing our efforts on obtaining construction contracts for projects related to technology infrastructure.

      Data Center Operations Expenses. Data center operations expenses increased $5.2 million, or 46.4%, to $16.4 million for the twelve months ended March 31, 2004 from $11.2 million for the twelve months ended March 31, 2003. Data center operations expenses consist mainly of rent, operations personnel, property taxes, electricity, chilled water, procurement of equipment and connectivity and security services. The increase in total data center operations expenses is due to an increase of $3.1 million in rent, an increase of $376,000 in electricity and chilled water, an increase of $526,000 in personnel costs and an increase of $745,000 in costs related to the procurement of equipment and connectivity under a U.S. federal government contract. The increase in rent expense is due to the July 2003 opening of our NAP-West facilities in Santa Clara, California and the leasing of an additional 120,000 square feet of space in the third floor of the TECOTA building, which commenced in November 2003. We have been paying rent for our NAP-West facilities since January 2001 but before we opened these facilities in July 2003, related expenses were recorded as impairment charges. The increase in personnel costs is mainly attributable to staff increase from 60 operations employees in fiscal year 2003 to 75 for fiscal year 2004. We anticipate that some data center expenses, principally electricity, chilled water, payroll and costs related to managed services, will increase as we provide additional services to existing customers and introduce new products and services.

      Contract Construction Expenses. Contract construction expenses decreased approximately $2.0 million to $918,000 for the twelve months ended March 31, 2004 from $3.0 million for the twelve months ended March 31, 2003. This decrease is a result of the decrease in number of construction contracts and average dollar amount of those contracts as discussed above in “construction contract revenue.” We do not currently anticipate losses on any of the individual construction contracts.

      General and Administrative Expense. Excluding non-cash charges of $2.2 million for stock-based compensation, general and administrative expenses decreased $1.4 million, or 10.4%, to $11.1 million for the twelve months ended March 31, 2004 from $12.5 million for the twelve months ended March 31, 2003. General and administrative expenses consist primarily of salaries and related expenses, professional service fees, rent and other general corporate expenses. The decrease in general and administrative expenses is due to a decrease in payroll of $709,000. In connection with the modification to our employment relationship with three employees, we accelerated the vesting on their outstanding stock options, awarded new stock options and/or extended the life of their outstanding stock options. As a result, we recognized a non-cash, stock-based compensation charge of approximately $2.2 million in the year ended March 31, 2004. The decrease in payroll is mainly due to a reduction in staff levels. The average number of employees whose salaries are included in general and administrative expenses decreased from 60 for the twelve months ended March 31, 2003 to 50 for the twelve months ended March 31, 2004.

      Sales and Marketing Expenses. Sales and marketing expenses decreased $800,000, or 19.0%, to $3.4 million for the twelve months ended March 31, 2004 from $4.2 million for the twelve months ended March 31, 2003. The significant components of sales and marketing expenses are payroll and benefits. The decrease in sales and marketing expenses is due to decreases in investor relations of $442,000, in travel and entertainment of $172,000, and in payroll and benefits of $89,000. During the twelve months ended March 31, 2003, we issued warrants valued at $442,000 to Strategic Growth International for investor relations services. The decrease in payroll is mainly due to staff level reductions. The number of employees whose salaries are included in sales and marketing expenses were 20 and 21 as of March 31, 2004 and 2003, respectively. The decrease in travel and entertainment is the result of overall reduction in spending due to cost containment efforts.

      Depreciation and Amortization Expense. Depreciation and amortization expense decreased $400,000 to $4.7 million for the twelve months ended March 31, 2004 from $5.1 million for the twelve months ended March 31, 2003. The decrease was due to reductions in property and equipment resulting primarily from impairment charges recorded during the year ended March 31, 2003, which in turn decreased depreciation expense.

      Impairment of Long-Lived Assets and Goodwill. During the three months ended March 31, 2004, we performed our annual test for impairment and concluded that these assets were not impaired.

      Debt Restructuring. During the twelve months ended March 31, 2004, we incurred a non-cash gain of $8.5 million related to financing transactions whereby $21.6 million of our construction payables plus $1.0 million in accrued interest was converted to 30.1 million shares of our common stock with a $14.1 million market value upon conversion.

      Interest Expense. Excluding non-cash charges, interest expense decreased to $7.1 million from $11.0 million for the years ended March 31, 2004 and 2003, respectively. We reduced the interest expense as a result of a reduction in the principal balance outstanding and a reduction in the interest rates. Due to the conversion of some of our debt and construction payables to equity which was partially offset by the issuance of new debt, our principal balance outstanding decreased to $77.7 million from $95.1 million as of March 31, 2004 and 2003, respectively. In addition our average interest rate on our debt decreased to 8.1% from 9.8% for the years ended March 31, 2004 and 2003, respectively. Net non-cash charges of approximately $7.5 million represent the amortization of a beneficial conversion feature as additional interest expense partially offset by the amortization of a debt restructuring gain as reductions to interest expense.

      Other income (expenses). On November 10, 2003, a developer agreed to pay us a $3.8 million non-refundable fee to develop a facility in Australia. The developer paid us $500,000 upon execution of the agreement and the remaining balance of $3.3 million on December 10, 2003. On February 11, 2004, the developer notified us it did not wish to proceed with negotiations regarding the construction of a TerreNAP Center in Australia. On February 19, 2004, we acknowledged receipt of the developer’s notification, and terminated the agreement with the developer. As required by the agreement, we did not conduct any business related to the operation or management of data centers in Australia until the agreement was terminated. We have no further obligations in connection with the agreement with the developer and as a result recognized the $3.8 million non-refundable fee in the quarter ended March 31, 2004.

      Net Loss. Net loss for our reportable segments was as follows:

	For the Twelve Months
	Ended March 31,

	2004	2003

Data center operations	$(22,152,261)	$(37,565,136)
Real estate services	(338,316)	(3,662,169)

	$(22,490,577)	$(41,227,305)

      The net loss from data center operations is primarily the result of insufficient revenues to cover our operating and interest expenses. We expect to generate net losses until we reach required levels of monthly revenues. Although we had a net operating loss for the current period, we anticipate that our real estate activities will generate sufficient revenues to cover their operating expenses and we do not expect to fund more than $200,000 per year of operating losses from our real estate activities in the foreseeable future.

Results of Operations for the Year Ended March 31, 2003 as Compared to the Year Ended March 31, 2002

      Revenue. Total revenue decreased $1.2 million, or 7.5%, to $14.7 million for the year ended March 31, 2003 from $15.9 million for the year ended March 31, 2002. The decrease is due to a reduction in our development, management and construction contracts revenue of approximately $9.0 million partially offset by an increase in data center revenue, including contract termination fee, of approximately $7.8 million.

      Data center revenue increased $6.7 million to $9.9 million for the year ended March 31, 2003 from $3.2 million for the year ended March 31, 2002. Revenues consisted of recurring revenues of $8.4 million and $2.9 million respectively, for the years ended March 31, 2003 and 2002, primarily from charges for colocation, power, peering and some managed services. Non-recurring revenues were $1.6 million and $355,000, respectively, for the years ended March 31, 2003 and 2002, primarily related to managed services and the recognized portion of deferred installation revenue. Installation fees are recognized ratably over the term of the contract. The increase in revenues was primarily the result of an increase in orders from existing customers and growth in our deployed customer base from 40 customers as of March 31, 2002 to 86 customers as of March 31, 2003. We anticipate an increase in revenues from colocation, power and peering and revenues from managed services as we add more customers to the NAP of the Americas, sell additional services to existing customers and introduce new products and services.

      Data center services revenues consist of colocation services, such as leasing of space and provisioning of power; exchange point services, such as peering and interconnection; and managed and professional services, such as network management, procurement and installation of equipment and procurement of connectivity, managed router services, technical support and consulting. We anticipate an increase in revenue from colocation and exchange point services as we add more customers to our network of IXs, sell additional services to existing customers and introduce new products and services. We also expect managed and professional services to become an important source of revenue and increase as a percentage of data center-services. For the years ended March 31, 2003 and 2002, data center services revenues consisted of the following:

	2003		2002

Colocation and exchange point services	$8,146,149	82%	$2,967,207	92%
Managed and professional services	1,791,750	18%	248,690	8%

	$9,937,899	100%	$3,215,897	100%

      Data center — contract termination fee was $1.1 million for the year ended March 31, 2003 and represents amounts received from two customers for the termination of their contracted services with the NAP of the Americas. No fees were received during the year ended March 31, 2002. Contract termination fees are recognized upon contract termination when there are no remaining contingencies or obligations on our part.

      Development, commission and construction fees decreased $3.0 million, or 93.8%, to $197,000 for the year ended March 31, 2003 from $3.2 million for the year ended March 31, 2002. The decrease in development, commission and construction fees is primarily the result of our exiting of the underlying non-core real estate activities. We do not expect any significant amount of revenues from development, commission and construction fees.

      Management fees decreased $1.0 million, or 83.3%, to $200,000 for the year ended March 31, 2003 from $1.2 million for the year ended March 31, 2002. The decrease is a result of our exiting the management of commercial and residential properties. The only facility we currently manage is the TECOTA building, the property in which the NAP of the Americas is located. During the fiscal year ended March 31, 2002, we managed approximately 10 properties. Because we do not plan to manage properties other than the TECOTA building, we anticipate that management fees will not be a significant source of revenues in the future.

      Construction contract revenue decreased $5.0 million, or 60.2%, to $3.3 million for the year ended March 31, 2003 from $8.3 million for the year ended March 31, 2002. During the year ended March 31, 2003 we completed eleven contracts and, as of March 31, 2003, had two construction contracts in process. During the year ended March 31, 2002, we completed two contracts and, as of March 31, 2002, we had five construction contracts in process. The decrease in revenues from construction contracts is due to a decrease in the average revenue per contract, which went from average revenue per contract of $3.6 million in fiscal year 2002 to average revenue per contract of $500,000 in fiscal year 2003. Due to our opportunistic approach to our construction business, we expect revenues from construction contracts to significantly fluctuate from quarter to quarter. We anticipate focusing our efforts on obtaining construction contracts for projects related to technology infrastructure.

      Data Center Operations Expenses. Excluding depreciation, data center operations expenses remained constant at $11.2 million for the years ended March 31, 2003 and 2002. Data center operations consist mainly of rent, operations personnel, electricity, chilled water and security services. With the exception of electricity and chilled water, the majority of these expenses are fixed in nature. However, commencing in fiscal year 2004, we anticipate that certain data center expenses, principally costs related to managed services, will increase as we provide additional services to existing customers and introduce into the market new products and services. We also expect that our costs of electricity and chilled water costs will increase in the future as we add more customers to the NAP of the Americas. The number of employees whose salaries are included in data center operations remained constant at 60 during the years ended March 31, 2003 and 2002.

      Contract Construction Expenses. Contract construction expenses decreased $4.4 million, or 59.5%, to $3.0 million for the year ended March 31, 2003 from $7.4 million for the year ended March 31, 2002. This decrease is a result of the decrease in number of contracts and dollar amount of those projects as discussed above in “revenues from construction contracts.” We do not currently anticipate losses on any of the individual contracts.

      Start-up Costs — Data Centers. There were no start-up costs for the year ended March 31, 2003. Start-up costs for the year ended March 31, 2002 primarily relate to the NAP of the Americas in Miami, Florida, and were approximately $3.4 million.

      General and Administrative Expenses. General and administrative expenses decreased $3.1 million, or 19.9%, to $12.5 million for the year ended March 31, 2003 from $15.6 million for the year ended March 31, 2002. General and administrative expenses consist primarily of salaries and related expenses, professional service fees, rent and other general corporate expenses. The decrease in general and administrative expenses is mainly due to decreases in rent of $1.9 million and payroll of $1.0 million.

      Carrying costs, including rent, for our Corvin facility in Santa Clara, California for the year ended March 31, 2003 were reflected in the facility’s impairment charge in the previous year. In accordance with SFAS No. 121, we recognized as of March 31, 2002 an impairment charge of $5.5 million, including $1.5 million in expected lease carrying costs for the period of time until the facility could be sublet. During the second quarter ended September 30, 2002, an additional $350,000 in expected lease carrying costs were recognized and included as part of impairment of long-lived assets. During the year ended March 31, 2002, the rent for the Corvin facility for that year was included in general and administrative expenses.

      The decrease in payroll is mainly attributable to staff reductions. The number of employees whose salaries are included in general and administrative expenses decreased from 63 for the year ended March 31, 2002 to 50 for the year ended March 31, 2003.

      The remaining period over period decrease in general and administrative expenses is mainly attributable to a decrease in general corporate overhead resulting from our exit of non-core real estate activities in the year ended March 31, 2002.

      Sales and Marketing Expenses. Sales and marketing expenses increased $600,000, or 16.7%, to $4.2 million for the year ended March 31, 2003 from $3.6 million for the year ended March 31, 2002. The significant components of sales and marketing expenses are salaries, commissions, provision for bad debt expenses and marketing. The increase in sales and marketing expenses was mainly attributable to an increase in investor relations expense of $442,000 and an increase in provision for bad debt expenses of approximately $265,000. We issued warrants valued at approximately $442,000 to a third party for investor relations services. Provision for bad debt expense consists of full provisions related to eight customers. We have commenced legal action against many of these customers. The number of employees whose salaries are included in sales and marketing expenses increased slightly from 21 as of March 31, 2002 to 22 as of March 31, 2003.

      Depreciation and Amortization Expense. Depreciation and amortization expense decreased $2.2 million, or 30.1%, to $5.1 million for the year ended March 31, 2003 from $7.3 million for the year ended March 31, 2002. This decrease in depreciation and amortization expense was mainly due to the cessation of $3.5 million in amortization of goodwill and intangible assets in accordance with current accounting standards and a decrease in depreciation of approximately $0.4 million related to our colocation facility in Santa Clara, California and non core assets. The decrease was partially offset by an increase in depreciation of approximately $1.7 million primarily from assets of the NAP of the Americas that were put in service during fiscal year 2002 and had a full year of depreciation in fiscal year 2003.

      Impairment of Long-Lived Assets. Due principally to the decline and uncertainty of the telecommunications and Internet infrastructure markets, we recognized the following impairment charges:

	Fiscal year ended March 31,

Asset	2003	2002

Facility in Santa Clara, California	$350,000	$11,983,670
Post Shell goodwill	2,315,336	3,190,000
TECOTA promote interest	904,964	3,800,000
Equipment	450,000	—

	$4,020,300	$18,973,670

      As a result of impairment charges in the years ended March 31, 2003 and 2002, the long-lived assets described in the table above became fully impaired.

      Due to our unsuccessful efforts to lease space at our colocation facility in Santa Clara, California, during the quarter ended September 30, 2001, we granted an option to one of our vendors (a contractor involved with the facility’s build-out) to purchase the leasehold improvements and assume the existing lease for approximately $4.0 million. Based on this option, we recorded a $6.5 million impairment charge in the quarter ended September 30, 2001 to write the improvements down to the option amount. Subsequently, we continued to search for alternatives, which included subleasing or selling our leasehold improvements. In the quarter ended March 31, 2002, upon expiration of the option, we listed our leasehold improvements for sale, indicating a definite change in the strategy. We were actively looking for a buyer to assume the existing lease or sublease all or a substantial portion of the space. The existing lease is $118,000 per month, with scheduled annual increases, for a twenty-year term ending in 2020. We believed that the most likely outcome was that the property would be subleased or leased from the landlord to a third party and that we would receive no consideration for the leasehold improvements. Based on this most likely scenario, in the quarter ended March 31, 2002, we recorded an additional $5.5 million impairment, resulting in the asset being fully reserved. We also established as of March 31, 2002 reserves for leasehold carrying costs, consisting primarily of monthly rent. As of March 31, 2003, we had approximately $1.4 million in related reserves which we anticipated would carry the facility through March 2004.

      The decline in the telecommunications industry and resulting decline in related real estate construction and leasing activities caused us to perform, during the years ended March 31, 2003 and 2002, impairment analyses of our promote interests in TECOTA acquired in the telecom facilities management operations and the goodwill related to the Post Shell acquisition. Our analyses were based on estimated fair value determined by the discounted future expected cash flows method. The analyses anticipated obtaining additional construction contracts for Post Shell and additional tenants for the TECOTA building. We determined that the assets, which are included in our telecom facilities management and real estate services segments, were impaired as of March 31, 2002 by approximately $3.8 million and $3.2 million, respectively. During the year ended March 31, 2003, no significant contracts were awarded to Post Shell and no tenants were added to the TECOTA building. As a result, we impaired the remaining $905,000 in TECOTA promote interests and $2.3 million in Post Shell goodwill.

      During the fiscal year ended March 31, 2003, we wrote off $450,000 related to equipment that has been held for installation for more than one year and is considered obsolete.

      On October 15, 2002, we entered into a joint venture agreement to develop and operate a HIPAA compliant network access point at the NAP of the Americas in Miami, Florida. We acquired a 10% interest in the joint venture company by issuing a $1.0 million promissory note. As the joint venture was not fully funded by December 31, 2002, we determined that our joint venture interest was impaired. Therefore, we recognized a $1.0 million impairment as of December 31, 2002. Effective March 31, 2003, we and the other joint venture partner entered into an agreement to declare void all the then current agreements and contracts, including the joint venture agreement. As a result, we were no longer obligated under the promissory note. The results of operations present, on a net basis, the effects of the formation and the dissolution of the joint venture and accordingly no gain or loss was recognized as a result of these transactions.

      Interest Income. Interest income increased $39,000, or 40.2%, to $136,000 for the year ended March 31, 2003 from $97,000 for the year ended March 31, 2002. The increase was due to the recording of interest income on a $5.0 million note receivable from our Chief Executive Officer which began accruing interest in September 2002.

      Inducement on Debt Conversion. During the year ended March 31, 2003, we incurred a non-cash expense of $5.0 million related to the $15.8 million of our convertible debt that was converted into 22.0 million shares of our common stock. The debt was converted at $0.75 per share, which was approximately 50% below the stated conversion price. This expense represents the fair value of the additional common shares issued by us as a result of the lower conversion price.

      Interest Expense. Interest expense increased $1.2 million, or 12.2%, to $11.0 million for the year ended March 31, 2003 from $9.8 million for year ended March 31, 2002. The increase was due to an increase of $33.0 million in the average debt balance outstanding. The increase was offset by the conversion of $15.8 million in convertible debt during the quarter ended December 31, 2002 and reduction in the interest rate of the Ocean Bank loan from 9.25% to 7.50%. Based on the April 30, 2003 transactions, we expect cash interest payments to be reduced by approximately $900,000 for the year ended March 31, 2004.

      Gain On the Sale of Real Estate Held for Sale. In July 2001, we sold Fortune House II for $17.2 million and recorded a gain of approximately $3.9 million. During the year ended March 31, 2002, we also sold six condominium units and recorded a net gain of $0.3 million. The last condominium unit was sold in the quarter ended March 31, 2002.

      Net Loss. Net loss (income) for our reportable segments was as follows:

	For the Year Ended March 31,

	2003	2002

Data center operations	$37,565,136	$34,971,359
Telecom facilities management	—	16,682,059
Real estate services	3,662,169	5,718,797

	$41,227,305	$57,372,215

      The net loss for the year ended March 31, 2003 is mainly due to non-cash items, including impairment charges of long-lived assets of approximately $4.0 million and depreciation and amortization expense of approximately $5.1 million, interest expense of approximately $11.0 million, and approximately $11.2 million of expenses generated from the operations of the NAP of the Americas. The net loss for our data center operations segment is primarily the result of insufficient revenues at the NAP of the Americas to cover our operating and interest expenses. We expect to continue generating net losses from the data center operations segment until we reach required levels of monthly revenues. The net loss from our telecom facilities management segment for the year ended March 31, 2002 resulted primarily from impairment, interest and general expenses from our collocation facility in Santa Clara, California. There were no revenues generated from the facility during the period. For the year ended March 31, 2003, the losses related to the facility were insignificant and included in data center operations. The net loss from real estate activities for the years ended March 31, 2003 and 2002 resulted from insufficient revenues to support general and interest costs and impairments. Due to our exit of real estate activities not related to our strategy, we anticipate that the significance of the real estate activities to our overall operations will decrease.

Liquidity and Capital Resources

          Liquidity and Recent Developments

      On March 14, 2005, we issued and sold 60,000,000 shares of our common stock at $0.73 per share through an underwritten public offering. We received net proceeds of approximately $40.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes to support the growth of our business, which may include capital investments to build-out our existing facilities and potential acquisitions of complementary businesses. The underwriters, led by SG Cowen & Co., LLC, have the right to purchase up to an additional 9,000,000 shares of our common stock from us at $0.73 per share, less underwriting discounts and commissions, to cover over-allotments, if any, until April 7, 2005. As of the date of this prospectus, the underwriters have not exercised their over-allotment option.

      On December 31, 2004, we purchased the 99.16% equity interests of TECOTA that were not owned by us such that TECOTA became our wholly-owned subsidiary. In connection with this purchase, we paid approximately $40.0 million for the equity interests and repaid an approximately $35.0 million mortgage to which the TECOTA building was subject. We financed the purchase and repayment of the mortgage from two sources. We obtained a $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., $4.0 million of the proceeds of which are restricted and can only be used to fund customer related improvements made to the NAP of the Americas in Miami. Simultaneously, we issued senior secured notes in an aggregate principal amount equal to $30.0 million and sold 3,060,444 shares of our common stock valued at $2.0 million to the Falcon investors. The $49.0 million loan by Citigroup is secured by a first mortgage on the TECOTA building and a security interest in all then existing building improvements that we have made to the building, certain of our deposit accounts and any cash flows generated from customers by virtue of their activity at the TECOTA building. The mortgage loan matures in February 2009 and bears interest at a rate per annum equal to the greater of (a) 6.75% and (b) LIBOR plus 4.75%. In addition, if an event of default occurs under the mortgage loan agreement, we must pay interest at a default rate equal to 5% per annum in excess of the rate otherwise applicable under the mortgage loan agreement on any amount we owe to the lenders but have not paid when due until that amount is paid in full. The terms of the mortgage loan agreement require us to pay annual rent of $5,668,992 to TECOTA until May 31, 2006 at which time we will be required to pay annual rent to TECOTA at previously agreed upon rental rates for the remaining term of the lease. The senior secured notes are secured by substantially all of our assets other than the TECOTA building, including the equity interests in our subsidiaries, bear cash interest at 9.875% per annum and “payment in kind” interest at 3.625% per annum, and mature in March 2009. In the event we achieve specified leverage ratios, the interest rate applicable to the senior secured notes will be reduced to 12.5% but will be payable in cash only. Overdue payments under the senior secured notes bear interest at a default rate equal to 2% per annum in excess of the rate of interest then borne by the senior secured notes. Our obligations under the senior secured notes are guaranteed by substantially all of our subsidiaries. In connection with these financings, we issued to Citigroup Global Markets Realty Corp., for no additional consideration, warrants to purchase an aggregate of 5 million shares of our common stock. These warrants expire on December 31, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.68, $0.74, $0.81 and $0.87, respectively. We also issued to the Falcon investors, for no additional consideration, warrants to purchase an aggregate of 15 million shares of our common stock. These warrants expire on December 30, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.69, $0.75, $0.82 and $0.88, respectively.

      We may redeem some or all of the senior secured notes for cash at any time after December 31, 2005. If we redeem the notes during the twelve month period commencing on December 31, 2005 or the six month period commencing on December 31, 2006, June 30, 2007, or December 31, 2007, the redemption price equals 115.0%, 107.5%, 105.0%, and 102.3%, respectively, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. After June 30, 2008, the redemption price equals 100% of their principal amounts. Also, if there is a change in control, the holders of these notes will have the right to require us to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest.

      Our new mortgage loan and our senior secured notes include numerous covenants imposing significant financial and operating restrictions on our business. The covenants place restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make acquisitions or investments;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	extend credit.

      Also, a change in control without the prior consent of the lenders could allow the lenders to demand repayment of the loan. Our ability to comply with these and other provisions of the new mortgage loan and the senior secured notes can be affected by events beyond our control. Our failure to comply with the obligations in the new mortgage loan and the senior secured notes could result in an event of default under the new mortgage loan and the senior secured notes, which, if not cured or waived, could permit acceleration of the indebtedness or other indebtedness which could have a material adverse effect on us.

      We also have a bank loan with an outstanding balance of 3.4 million Euros ($4.6 million) at December 31, 2004. On December 23, 2004, the maturity date of the loan was extended through June 2005. In connection with the extension, we deposited 1,250,000 Euros ($1,681,400 at the December 31, 2004 exchange rate) with the lender as additional security for the loan.

      In June 2004, we privately placed $86.25 million in aggregate principal amount of 9% senior convertible notes due June 15, 2009 to qualified institutional buyers. The notes bear interest at a rate of 9% per annum, payable semi-annually, on each December 15 and June 15 and are convertible at the option of the holders at $1.25 per share. We utilized net proceeds of $81.0 million to pay approximately $46.3 million of outstanding loans and convertible debt. The balance of the proceeds will be used for possible acquisitions and for general corporate purposes, including working capital and capital expenditures.

      The notes rank pari passu with all existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all existing and future subordinated indebtedness, and rank junior to any future secured indebtedness.

      If there is a change in control, the holders of the 9% senior convertible notes have the right to require us to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest. If a change of control occurs and at least 50% of the consideration for our common stock consists of cash, the holders of the 9% senior convertible notes may elect to receive the greater of the repurchase price described above or the total redemption amount. The total redemption amount will be equal to the product of (x) the average closing prices of our common stock for the five trading days prior to the announcement of the change of control and (y) the quotient of $1,000 divided by the applicable conversion price of the 9% senior convertible notes, plus a make-whole premium of $225 per $1,000 of principal if the change of control takes place before June 16, 2005, reducing to $45 per $1,000 of principal if the change of control takes place between June 16, 2008 and December 15, 2008. If we issue a cash dividend on our common stock, we will pay contingent interest to the holders equal to the product of the per share cash dividend and the number of shares of common stock issuable upon conversion of each holder’s note.

      We may redeem some or all of the 9% senior convertible notes for cash at any time on or after June 15, 2007 if the closing price of our common shares has exceeded 200% of the applicable conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we mail the redemption notice. If we redeem the 9% senior convertible notes during the twelve month period commencing on June 15, 2007 or 2008, the redemption price equals 104.5% or 102.25%, respectively, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus an amount equal to 50% of all remaining scheduled interest payments on the 9% senior convertible notes from, and including, the redemption date through the maturity date.

      The 9% senior convertible notes contain an early conversion incentive for holders to convert their notes into shares of common stock before June 15, 2007. If exercised, the holders will receive the number of shares of our common stock to which they are entitled and an early conversion incentive payment in cash or stock, at our option, equal to one-half the aggregate amount of interest payable through July 15, 2007.

      On May 17, 2004, we provided certain debenture holders with notice of our intent to redeem $25.0 million of our 10% convertible debentures and $2.8 million of our 13.125% convertible debentures, effective May 31, 2004. As of May 31, 2004, all of the holders of our 10% convertible debentures and $2.5 million in principal of our 13.125% convertible debentures opted to convert their debentures into an aggregate of 54,899,274 shares of our common stock. In June 2004, the remaining holders of our 13.125% convertible debentures redeemed their debentures for cash. In addition, in June and July 2004, the remaining holders of our 13% convertible debentures redeemed their debentures for an aggregate of $10.3 million.

      Historically, we have financed our operations and capital requirements primarily through credit facilities, the issuance of debt instruments, the private sale of common and preferred stock and vendor financing, including construction payables and capital lease obligations. As of December 31, 2004, our total liabilities were approximately $182.5 million.

      We have incurred losses from operations in each quarter and annual period since our merger with AmTec, Inc. Our cash flows from operations for the nine months ended December 31, 2004 and 2003 were negative. Due to the issuance of additional debt and equity, our working capital increased from a $10.3 million deficit, as of March 31, 2004, to a $2.0 million surplus, as of December 31, 2004.

      As of December 31, 2004, our principal source of liquidity was our $15.8 million in cash and cash equivalents, and the current portion of our restricted cash amounting to $11.6 million reserved to satisfy certain amounts recorded within current liabilities. We anticipate that this cash, coupled with our anticipated cash flows generated from operations, will be sufficient to meet our capital expenditures, working capital, debt service and corporate overhead requirements in connection with our currently identified business objectives. Based on customer contracts signed as of December 31, 2004, expected expansions of customers under contract and anticipated future contracts from potential customers in the sales pipeline, we anticipate that our cash flow from operations will be positive for the quarter ending June 30, 2005. Our projected revenues and cash flows depend on several factors, some of which are beyond our control, including the rate at which we provide services, the timing of exercise of expansion options by customers under existing contracts, the rate at which new services are sold to the government sector and the commercial sector, the ability to retain the customer base, the willingness and timing of potential customers in outsourcing the housing and management of their technology infrastructure to us, the reliability and cost-effectiveness of our services and our ability to market our services. Although our real estate activities had a net loss of approximately $49,000 for the nine months ended December 31, 2004, we anticipate that these activities will generate enough revenues to cover operating expenses. If revenues for real estate activities are below amounts anticipated, cash needs are not expected to exceed $200,000 for the next twelve months.

Sources and Uses of Cash

      Cash used in operations for the nine months ended December 31, 2004 was approximately $13.5 million compared to cash used in operations of $12.9 million for the nine months ended December 31, 2003, an increase of approximately $0.6 million. We used cash primarily to fund our losses from operations and to pay interest on our 9% senior convertible notes.

      Cash used in investing activities for the nine months ended December 31, 2004 was $87.2 million compared to cash used in investing activities of $1.8 million for the nine months ended December 31, 2003, an increase of $85.4 million. This increase is primarily due to the acquisitions of TECOTA and NAP Madrid and purchases of property and equipment.

      Cash provided by financing activities for the nine months ended December 31, 2004 was $112.2 million compared to cash provided by financing activities of $16.3 million for the nine months ended December 31, 2003, an increase of $95.9 million. For the nine months ended December 31, 2004, cash provided by financing activities includes proceeds aggregating $165.0 million from our new mortgage loan, our senior secured notes and our senior convertible notes, partially offset by $46.6 million in payments for loans and convertible debt. For the nine months ended December 31, 2003, cash provided by financing activities included $20.9 million of new borrowings, partially offset by $4.6 million in payments of debt.

Guarantees and Commitments

      Terremark Worldwide, Inc. has guaranteed TECOTA’s obligation, as borrower, to make payments of principal and interest under the mortgage loan with Citigroup Global Markets Realty Group to the extent any of the following events shall occur:

•	TECOTA files for bankruptcy or a petition in bankruptcy is filed against TECOTA with TECOTA’s or Terremark’s consent;

•	Terremark pays a cash dividend or makes any other cash distribution on its capital stock (except with respect to its outstanding preferred stock);

•	Terremark makes any repayments of its outstanding debt other than the scheduled payments provided in the terms of the debt;

•	Terremark pledges the collateral it has pledged to the lenders or pledges any of its existing cash balances as of December 31, 2004 as collateral for another loan; or

•	Terremark repurchases any of its common stock.

      In addition Terremark has agreed to assume liability for any losses incurred by the lenders under the credit facility related to or arising from:

•	any fraud, misappropriation or misapplication of funds;

•	any transfers of the collateral held by the lenders in violation of the Citigroup credit agreement;

•	failure to maintain TECOTA as a “single purpose entity;”

•	TECOTA obtaining additional financing in violation of the terms of the Citigroup credit agreement;

•	intentional physical waste of TECOTA’s assets that have been pledged to the lenders;

•	breach of any representation, warranty or covenant provided by or applicable to TECOTA and Terremark which relates to environmental liability;

•	improper application and use of security deposits received by TECOTA from tenants;

•	forfeiture of the collateral pledged to the lenders as a result of criminal activity by TECOTA;

•	attachment of liens on the collateral in violation of the terms of the Citigroup credit agreement;

•	TECOTA’s contesting or interfering with any foreclosure action or other action commenced by lenders to protect their rights under the credit facility (except to the extent TECOTA is successful in these efforts);

•	any costs incurred by the lenders to enforce their rights under the credit facility; or

•	failure to pay assessments made against or to adequately insure the assets pledged to the lenders.

      We lease space for our operations, office equipment and furniture under non-cancelable operating leases. Some equipment is also leased under capital leases, which are included in leasehold improvements, furniture and equipment.

      The following table represents the minimum future operating and capital lease payments for these commitments, as well as the combined aggregate maturities for the following obligations for each of the twelve months ended:

	Capital
	Lease	Operating	Convertible	Mortgage
	Obligations	Leases	Debt	Payable	Notes Payable	Total

2005	$1,051,239	$2,912,242	$—	$680,303	$4,775,400	$9,419,184
2006	107,481	3,210,676	—	731,440	—	4,049,597
2007	29,880	3,173,828	—	786,420	—	3,990,128
2008	—	3,132,513	—	835,715	—	3,968,228
2009	—	3,218,954	86,257,312	45,966,122	30,000,000	165,442,338
Thereafter	—	31,992,447	—	—	—	31,992,447

	$1,188,600	$47,640,660	$86,257,312	$49,000,000	$34,775,400	$218,861,972

New Accounting Pronouncements

      In May 2003, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. In November 2003, the FASB issued FASB Staff Position No. 150-3 which deferred the measurement provisions of SFAS No. 150 indefinitely for certain mandatorily redeemable non-controlling interests that were issued before November 5, 2003. The FASB plans to reconsider implementation issues and, perhaps, classification or measurement guidance for those non-controlling interests during the deferral period. In 2003, we applied certain disclosure requirements of SFAS No. 150. To date, the impact of the effective provisions of SFAS No. 150 has been the presentation of the Series H redeemable preferred stock as a liability. While the effective date of certain elements of SFAS No. 150 has been deferred, the adoption of SFAS No. 150 when finalized is not expected to have a material impact on our financial position, results of operations or cash flows.

      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This Statement revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement is effective as of the first reporting period that begins after June 15, 2005. Accordingly, we will adopt SFAS 123(R) in the second quarter of our fiscal year ending March 31, 2006. We are currently evaluating the provisions of SFAS 123(R) and have not yet determined the impact that this Statement will have on our results of operations or financial position; however, it may have a significant impact on our consolidated statement of operations as we will be required to expense the fair value of stock option grants and stock purchases under employee stock option plans.

      In April 2004, the Emerging Issues Task Force, or EITF, of the FASB approved EITF Issue 03-6 “Participating Securities and the Two-Class Method under FAS 128.” EITF Issue 03-6 supersedes the guidance in Topic No. D-95, “Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share,” and requires the use of the two-class method for participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF Issue 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of APB

Opinion No. 25 and SFAS No. 123. EITF Issue 03-6 is effective for reporting periods beginning after March 31, 2004 and should be applied by restating previously reported earnings per share. The adoption of EITF Issue 03-6 did not have an impact on our financial position or results of operations for the nine months ended December 31, 2004.

      Our 9% senior convertible notes contain contingent interest provisions which allow the holders of the senior convertible notes to participate in any dividends declared on our common stock. Further, our Series H and I preferred stock contain participation rights which entitle the holders to receive dividends in the event we declare dividends on our common stock. Accordingly, our senior convertible notes and the Series H and I preferred stock are considered participating securities under EITF Issue 03-6. As a result of the number of shares of our common stock currently outstanding, these participating securities are not currently anticipated to have a significant impact on the calculation of earnings per share. Furthermore, these participating securities can only impact the calculation of earnings per share in periods when we present net income.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We have not entered into any financial instruments for trading purposes. However, the estimated fair value of the derivatives embedded within our 9% senior convertible notes creates a market risk exposure resulting from changes in the price of our common stock. These embedded derivatives derive their value primarily based on the price and volatility of our common stock; however, we do not expect significant changes in the near term in the one-year historical volatility of our common stock used to calculate the estimated fair value of the embedded derivatives. Other factors being equal, as of December 31, 2004, the table below provides information about the estimated fair value of the derivatives embedded within our senior convertible notes and the effect that changes in the price of our common stock are expected to have on the estimated fair value of the embedded derivatives:

Estimated Fair Value
Price Per Share of Common Stock	of Embedded Derivatives

$0.44	$13,073,253
$0.64	$21,139,875
$0.84	$29,150,199
$1.04	$36,881,800
$1.24	$43,968,883

      Our exposure to market risk resulting from changes in interest rates results from the variable rate of our mortgage loan, as an increase in interest rates would result in lower earnings and increased cash outflows. The interest rate on our mortgage loan is payable at variable rates indexed to LIBOR. The effect of each 1% increase in the LIBOR rate on our mortgage loan (2.42% at December 31, 2004) would result in an annual increase in interest expense of approximately $475,000. Based on the U.S. yield curve as of December 31, 2004 and other available information, we project interest expense on our variable rate debt to increase approximately $300,000, $400,000, $500,000 and $600,000 for the years ended March 31, 2006, 2007, 2008 and 2009, respectively. To partially mitigate the interest rate risk on our mortgage loan, we paid $100,000 on December 31, 2004 to enter into a rate cap protection agreement. The rate cap protection agreement locked in the following LIBOR rates on $49.0 million of debt for the four-year period for which the rate cap protection agreement is in effect:

•	5.0% per annum, starting January 4, 2005;

•	5.75% per annum, starting August 11, 2005;

•	6.5% per annum, starting February 11, 2006;

•	7.25% per annum, starting August 11, 2006; and

•	7.72% per annum, starting February 11, 2007 until the termination date of the rate cap protection agreement.

      We have designated this interest rate cap agreement as a cash flow hedge. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in Accumulated Other Comprehensive Loss, a separate component of Stockholders’ Equity, and reclassified into earnings in the period during which the hedge transaction affects earnings. At least quarterly, management will assess whether the derivative item is effective in offsetting the changes in fair value or cash flows. Any change in fair value resulting from ineffectiveness as defined by SFAS No. 133, is recognized in current period endings.

      Our 9% senior convertible notes and our senior secured notes have fixed interest rates and, accordingly, are not as subject to exposure market risk resulting from changes in interest rates. However, the fair market value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. These interest rate changes may affect the fair market value of the fixed interest rate debt but do not impact our earnings or cash flows.

      Our carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable approximations of their fair value.

      As noted above, the estimated fair value of the embedded derivatives increases as the price of our common stock increases. These changes in estimated fair value will affect our results of operations but will not impact our cash flows.

      To date, over 99% of our recognized revenue has been denominated in U.S. dollars, generated mostly from customers in the U.S., and our exposure to foreign currency exchange rate fluctuations has been minimal. In the future, a larger portion of our revenues may be derived from operations outside of the U.S. and may be denominated in foreign currency. As a result, future operating results or cash flows could be impacted due to currency fluctuations relative to the U.S. dollar.

      Furthermore, to the extent we engage in international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could make our services less competitive in the international markets. Although we will continue to monitor our exposure to currency fluctuations, and when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot conclude that exchange rate fluctuations will not adversely affect our financial results in the future.

      Some of our operating costs are subject to price fluctuations caused by the volatility of underlying commodity prices. The commodity most likely to have an impact on our results of operations in the event of significant price change is electricity. We are closely monitoring the cost of electricity. To the extent that electricity costs continue to rise, we are investigating opportunities to pass these additional power costs onto our customers that utilize this power. We do not employ forward contracts or other financial instruments to hedge commodity price risk.

BUSINESS

Our Business

      We operate Internet exchange points from which we provide colocation, interconnection and managed services to the government and commercial sectors. Our Internet exchange point facilities, or IXs, are strategically located in Miami, Florida, Santa Clara, California, Madrid, Spain and Sao Paulo, Brazil and allow networks to interconnect and exchange Internet and telecommunications traffic. Our flagship facility, the NAP of the Americas, in Miami, Florida was designed and built to disaster-resistant standards with maximum security to house mission-critical systems infrastructure. Our secure presence in Miami, a key gateway to North American, Latin American and European telecommunications networks, has enabled us to establish customer relationships with U.S. federal government agencies, including the Department of State and the Department of Defense. We have been awarded sole-source contracts with the U.S. federal government which we believe will allow us to both penetrate further the government sector and continue to attract federal information technology providers. As a result of our fixed cost operating model, we believe that incremental customers and revenues will result in improved operating margins and increased profitability.

      We generate revenue by providing high quality Internet infrastructure on a platform designed to reduce network connectivity costs. We provide our customers with the following:

•	space to house equipment and network facilities in immediate proximity to Internet and communications networks;

•	the platform to exchange telecommunications and Internet traffic and access to network-based services; and

•	related professional and managed services such as our network operations center, outsourced storage and remote monitoring.

      We differentiate ourselves from our competitors through the security and strategic location of our facilities and our carrier-neutral model, which provides access to a critical mass of Internet and telecommunications connectivity. We are certified by the U.S. federal government to house several “Sensitive Compartmented Information Facilities,” or “SCIFs,” which are facilities that comply with federal government security standards and are staffed by our employees. Approximately 21% of our employees maintain an active federal government security clearance.

      The immediate proximity of our facilities to major fiber routes with access to North America, Latin America and Europe has attracted numerous telecommunications carriers, such as AT&T, Global Crossing, Latin America Nautilus (a business unit of Telecom Italia), Progress Telecom, Sprint Communications and T-Systems (a business unit of Deutsche Telecom), to colocate their equipment with us in order to better service their customers. This network density, which allows our customers to reduce their connectivity costs, combined with the security of our facilities, has attracted government sector customers, including Blackbird Technologies, the City of Coral Gables, Florida, the Diplomatic Telecommunications Service — Program Office (DTS-PO, a division of the U.S. Department of State), Miami-Dade County, Florida, SRA International and the United States Southern Command. Additionally, we have had success in attracting content providers and enterprises such as Google, Internap, Miniclip, NTT/ Verio, VeriSign, Voiceglo, Bacardi USA, Corporacion Andina de Fomento, Florida International University, Intrado, Jackson Memorial Hospital of Miami and Steiner Leisure.

Recent Events

      Acquisition of the building that houses the NAP of the Americas. During July 2004, we determined that an acquisition of the entity that owns the TECOTA, or Technology Center of the Americas, building, home of our flagship NAP of the Americas, was strategically important for us and would allow us to:

•	provide significant room for expansion by more than doubling our footprint in Miami;

•	have complete control over the building, allowing us to maintain the high security standards of our customers; and

•	increase our operating margins through the reduction of rent expense.

      On December 31, 2004, we completed the acquisition of TECOTA. We paid $40.0 million for the equity interests in Technology Center of the Americas, LLC and repaid $35.0 million in debt. We financed the purchase through multiple sources, including a $49.0 million first mortgage loan from Citigroup Global Markets Realty Corp., the issuance of $30.0 million in senior secured notes and the sale of 3,060,444 shares of our common stock valued at $2.0 million to Falcon Mezzanine Partners, LP and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP, two funds affiliated with AlpInvest Partners. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and pages F-1 to F-6 for pro forma financial information related to the acquisition of TECOTA.

Industry

      The Internet is a collection of many independent networks interconnected with each other to form a network of networks. Information that is to be transported over the Internet is divided into discreet identical sized packets that are transmitted over the primary Internet networks, known as backbones, and then reassembled at their destination where they are presented to the end user in the same form as the original information. However, not all Internet backbones reach all locations on the Internet. Therefore, users on different networks need to communicate with each other and transmit packets to each other through interconnection between these networks. To accommodate the fast growth of traffic over the Internet, an organized approach for network interconnection was needed. The exchange of traffic between these networks without payment became known as “peering”. When a fee is paid, it is referred to as “transit.” The points and places where these networks exchange traffic, or peer, with each other are known as Internet Exchanges, or IXs.

      Internet Exchanges, or IXs, are locations where two or more networks meet to interconnect and exchange Internet and data traffic (data, voice, images, video and all forms of digital telecommunications), much like air carriers meet at airports to exchange passengers and cargo. Instead of airlines and transportation companies, however, participation in IXs comes from telecommunications carriers, Internet service providers and large telecommunications and Internet users. Tier-1 IXs are locations where the primary Internet networks meet to access, exchange and distribute Internet traffic and, following the airport analogy, operate much like large, international airport passenger and cargo transportation terminals or “hubs.”

      Since the beginning of the Internet, major traffic aggregation and exchange points have developed around the world. The first four Tier-1 IXs were built in the United States in the early 1990’s to serve the northern part of the country, from East Coast to West Coast, and are located in New York, Washington D.C., Chicago and San Francisco. These IXs were built with sponsorship from the National Science Foundation in order to promote Internet development and used the existing infrastructures of telecommunication companies, to which ownership of the IXs was eventually transferred. These four Tier-1 IXs offered only connectivity services. Since that time, privately owned IXs have been developed, including the NAP of the Americas.

      PriMetrica (formerly Telegeography), a researcher and publisher of international telecom statistics, in its Global Internet Geography 2004, ranked Miami, the home of the NAP of the Americas, as the number one international Internet Hub City for Latin America and the Caribbean, and ranked Sao Paulo, where the NAP do Brasil is located, as second. The San Francisco Bay area, where our NAP of the Americas/ West facility is located, and Madrid, where our NAP de las Americas is located, are ranked fifth and twenty-first, respectively, in the Top 50 Interregional Internet Hub Cities in the world.

Our Solution

      The combination of connectivity, neutrality and the quality of our facilities allows us to provide the following value proposition to our customers:

•	State-of-the-art facilities. Our facilities are constructed in order to meet high standards of security and provide 24x7 monitoring, on-site technical support and service level agreements that guarantee 100% uptime for power and cooling capabilities. Additionally, our Miami facility is designed to withstand a category 5 hurricane and houses equipment only above the second floor in order to prevent flood damage.

•	Carrier-neutrality. Carriers and other customers are willing to locate their equipment within our facility and use our professional managed services because we neither discriminate against nor give preference to any individual or group of customers.

•	Connectivity. Our customers can access any of the more than 89 network providers present at our facilities.

•	“Zero-Mile” Access. Because our facilities provide carrier-grade colocation space directly adjacent to the point at which the traffic is exchanged, there is effectively “zero” distance between the peering point and customers’ equipment, which reduces costs and points of failure and increases efficiency.

•	Outsourcing of Services. Because of our staff’s expertise, our customers find it more cost effective to contract us to design, deploy, operate, monitor and manage their equipment and networks at our facilities than to hire dedicated staff to perform those functions.

•	Lower Costs, Increased Efficiency and Quality of Service. The combination of these attributes helps our customers reduce their total costs by eliminating local loop charges to connect their facility to the peering point, backhaul charges to and from connecting points, and the cost of redundancy to mitigate risks associated with increased points of failure along these routes.

Our Strategy

      Key components of our strategy include the following:

Deepen our relationships with existing customers. We currently have over 180 customers who have entered into agreements with us and are based in our NAP of the Americas facility and over 230 customers worldwide, including key contracts with agencies of the U.S. federal government and major enterprises. Due to the difficulties inherent in obtaining the qualifications and certifications required to conduct business with the U.S. federal government, we believe there are significant barriers to entry for competition which, coupled with our proven ability to secure government business through publicly awarded and sole-sourced contracts, increases the likelihood that we will be awarded additional contracts in the future. We also seek to enhance our relationships with our existing enterprise customers by selling additional colocation space, interconnections and related professional and managed services both directly and indirectly through partnerships and joint-ventures.

Penetrate new sectors. Since 2000, we have built a strong customer base in the government, telecommunications carrier and information technology service provider sectors. In order to continue growing our revenues, we are targeting additional customer sectors, such as financial services, healthcare, technology and media and communications to which we can provide colocation, connectivity and exchange services as well as professional and managed services. We believe that our opportunity to penetrate these sectors is particularly strong due to specified information technology related requirements of new laws such as the Health Insurance Portability and Accountability Act, the USA Patriot Act and the Sarbanes-Oxley Act of 2002.

Establish insertion points for network-based services. The combination of our core infrastructure, comprised of state-of-the-art facilities with substantial fiber connectivity, our technology and our customer base provides us with the ability to directly connect multiple network service providers to our platform giving them access to a wide array of managed services. We define these combinations as Services Insertion Point™ locations. Our Services Insertion Point™ locations allow network service providers to reduce the capital and operational costs for the delivery of their services while maintaining a high degree of quality and availability. They also provide technology manufacturers and service providers with the ability to deploy their technology in a centralized fashion, reducing the capital and operational costs of reaching multiple network service providers, enterprises and end consumers. The ability to access multiple carriers in a single location, or “zero mile connectivity,” available via our Exchange Point Services Platform, allows all our customers to be pre-connected to one another and insert and deliver services in a real time and cost effective manner.

Maintain and establish a presence in strategic locations. In addition to our NAP of the Americas facility in Miami, Florida, we operate regional IXs in Madrid, Spain, Santa Clara, California, and Sao Paulo, Brazil. In comparison to our facility in Miami, our regional locations are smaller in size, representing in the aggregate less than 10% of the footprint of our Miami facility. These regional IXs are centrally managed from our Miami facility and require less capital to establish and manage than our primary facility. Our regional IXs enable us to offer enhanced services to existing customers by making colocation space, exchange point services and managed services available in more immediate proximity to their locations around the world. In addition, we are in the process of establishing operations in the Washington, D.C. area to support our customer-driven initiatives with the U.S. federal government. In response to the needs of our customers, we may establish and maintain Internet exchange points in additional locations deemed to be strategic.

Customers

      Our customer contracts have terms of between one year and twenty years, with an average of 2.5 years. Our customer contracts do not allow for early termination before the stated maturity date and typically provide for penalties if they are cancelled prior to expiration. As of December 31, 2004, we had over 180 customers who have entered into agreements with us and are based in our NAP of the Americas and over 230 customers in total. During the nine months ended December 31, 2004, two of our customers, the U.S. federal government and Blackbird Technologies, constituted 43% and 15%, respectively, of our data center revenues.

      Selected customers include:

Government and
Federal Information Technology	Carriers and Network	Content and
Service Providers	Providers	Service Providers	Enterprises

Blackbird Technologies City of Coral Gables, Florida DTS-PO* Miami-Dade County, Florida SRA International United States Southern Command	AT&T Global Crossing Latin America Nautilus** Progress Telecom Sprint Communications T-Systems***	Google Internap Miniclip NTT/Verio VeriSign Voiceglo	Bacardi USA Corporacion Andina de Fomento Florida International University Intrado Jackson Memorial Hospital Steiner Leisure

*	Diplomatic Telecommunications Service — Program Office, a division of the U.S. Department of State.

**	A business unit of Telecom Italia.

***	A business unit of Deutsche Telecom.

Products and Services

      Our products and services are comprised of three types: Colocation, Exchange Point, and Managed Services.

Colocation Services:

      Our facilities provide the physical environment necessary to keep a customer’s Internet and telecommunications equipment up and running 24 hours a day, seven days a week. Our facilities are custom designed to exceed industry standards for electrical and environmental systems. In addition, we offer a wide range of physical security features, including biometric scanners, man traps, smoke detection, fire suppression systems, motion sensors, secured access, video camera surveillance and security breach alarms. High levels of reliability are achieved through a number of redundant subsystems including power and fiber connections from multiple sources. Depending on customer requirements, open racks, cabinets, or customized caged floor spaces are available to our customers for the housing of their mission critical equipment. We also offer SCIFs, which are facilities that comply with U.S. federal government security standards.

Exchange Point Service:

      Our Exchange Point Service Platform is designed to allow our customers to connect their networks and equipment with that of others in a flexible and cost-effective manner. Doing so allows them to reduce costs while enhancing the reliability and performance associated with the exchange of Internet and telecommunications traffic. Our Exchange Point Service Platform consists of a number of high speed optical/digital switches and routers, combined to create a total switching capacity that can grow to over 4.0 terabits per second. Our customers connect to the platform at speeds and protocols best suited to meet their particular needs. In addition to facilitating peering and transit agreements among our customers, our Exchange Point Platform allows our customers and partners to insert their managed services into the carrier networks connected to the platform. We currently offer the following Exchange Point Services:

     • Ethernet Exchange Service

Our Exchange Point Service Platform features a redundant and expandable Ethernet switch. This fully distributed switch promotes predictable application performance, increased network availability and decreased costs generated by the peering and transit agreements between and among our customers.

     • Optical Exchange Service

Our customers may choose to establish peering and transit relationships via private cross-connects on our advanced optical/digital switch.

     • Muxing and De-muxing Services

The transmission of multiple data signals over a single communication circuit is known as multiplexing or muxing. The separation of two or more signals previously combined by compatible multiplexing equipment is known as de-muxing. Our Muxing and De-muxing service allows customers to terminate any interface on the optical switch, regardless of their peering or transit agreements or cross-connect needs. This provides flexibility and growth in their network design.

     • International Gateway Services

Our Exchange Point Service Platform supports both foreign and domestic communications protocols which allows service providers the ability to transparently cross-connect data signals from around the globe, regardless of local country format.

Managed and Professional Services

      Our Managed Services are designed to support the core needs of network based systems, supplying performance monitoring, systems management and mission critical Internet protocol infrastructure. Our Professional Services focus on producing faster network response times, reducing implementation timelines, assisting customers in the provisioning process and with troubleshooting and maintenance. We currently offer the following Managed and Professional Services:

     • Network Operations Center (NOC) Outsourcing

Our Network Operations Center, or NOC, service is a customer-outsourced service providing continuous 24-hour support, monitoring and management of all elements in our customer’s computing network. The service allows our customers to benefit from our investment in hardware, software tools and expertise, thereby allowing our customers to be supported by a NOC without requiring them to make significant investments in equipment and dedicated staff. The NAP of the Americas is equipped with two fully staffed NOCs, one serving our commercial sector customers and the other serving our Federal government sector customers.

     • Managed Router Service

Our Managed Router Service, or MRS, provides customers with an avenue for outsourcing their router management thereby eliminating the need for in-house router expertise and costly capital and maintenance expenses.

     • Managed Storage Service

Our Managed Storage Service is a fully managed Storage Area Network, or SAN, service. It provides our customers with an outsourced primary storage solution without the need for additional capital expenditures or in house staff expertise.

     • Managed Optical Extension Service

Our Managed Optical Extension Service provides all the network management and monitoring benefits of our Exchange Point Service Platform to remote customer locations. This includes remote configuration, alarm and performance management.

     • Advanced Network Monitoring Services

Advanced Network Monitoring Services provides continuous in-service monitoring of network performance for detecting degradation and its corresponding impact on the delivered quality of service.

     • Professional Outsourced Services

Our staff can provide full integration activities for all aspects of a customer-outsourced global project. Along with the planning, design and engineering related to the network and the general program management to control the project, we manage vendors, purchase equipment, receive, store and manage inventory, provision, test, ship, track, install, turn up, monitor and manage performance of the network and monitor and maintain equipment and services.

     • Installation Services

Our installation services specialists provide basic installation of our customers’ equipment. This service reduces our customers’ implementation times, and increases the productivity of our customers’ technical personnel, by avoiding costly downtime due to lack of materials and equipment management and project coordination.

     • Remote Hands and Smart Hands Service

Remote Hands and Smart Hands assists customers that need to remotely access their equipment to perform simple troubleshooting or minor maintenance tasks on a 24 hours per day, 7 days per week basis that do not require tools or equipment. Smart Hands enhances the Remote Hands service with more complex remote assistance using industry certified engineers for troubleshooting and maintenance. Remote Hands and Smart Hands services are available on demand or per contract.

Sales and Marketing

      Our sales and marketing objective is to achieve market penetration and brand name recognition by directly and indirectly targeting government and commercial customers.

      Government and Federal Information Technology Service Providers. We sell our products and services to the Federal, state and local governments and various Federal information technology service providers through our direct sales force. A number of our senior executives and sales professionals have Federal security government clearance and experience selling products and services in the public sector. Our relationships with Federal information technology service providers allow us to partner with them to provide our services to an expanded universe of potential public sector customers and have led to increased customers and revenues for us.

      Commercial. Our commercial sales effort is comprised of both direct and indirect sales channels. Our direct sales force is organized by industry sectors such as carriers and network providers, content and service providers and enterprises. We also have sales representatives at our facilities in Miami, Florida, Santa Clara, California, Sao Paulo, Brazil, and Madrid, Spain. We complement our direct sales operation through utilizing sales channels developed in partnership with certain of our customers and partners. Network service providers and carriers, for example, are given incentives to sell our products and services to their existing clients as a means to increasing the Internet or telecommunications traffic that travels across their own networks already located at our facilities.

      We also have a channel marketing program to promote our products and services to enterprises in various geographic locations. This sales force is supported by a team of trained support engineers who work with our sales executives and their customers to respond to customer questions and design a package of services that best meets the customer’s needs.

      Marketing. Our marketing activities are designed to drive awareness of our products and services, and generate qualified sales opportunities through various direct marketing and event driven campaigns. Our marketing team is responsible for providing our sales force with product brochures, collateral and relevant sales tools to improve their sales effectiveness. Our marketing organization also is responsible for our product strategy and direction based upon primary and secondary market research and the advancement of new technologies. We participate in a variety of Internet, computer and financial industry conferences and place our officers and employees in keynote speaking engagements at these conferences. In addition to these activities, we build recognition through sponsoring or leading industry technical forums and participating in Internet industry standard-setting bodies.

Competition

      Unlike many IXs in the United States, we combine exchange point services (to facilitate peering) with carrier-grade colocation space and managed services in carrier neutral facilities. Consequently, we believe that our facilities are competitively unique and can only be replicated through the expenditures of significant funds over a lengthy period, an unlikely event in today’s telecommunications environment.

      We believe that carriers and Internet service providers have no need to be in two different Tier-1 IXs serving the same geographic area. Therefore, to the extent that carriers are located in our facilities and have already invested significant funds to establish their presence at those facilities, this is an incentive for them to remain our customers. In addition, a competing Tier-1 IX would require the backing of carriers and Internet service providers serving this area, many of which are already our customers.

      However, our current and potential competition includes:

•	Internet data centers operated by established U.S., Brazilian and Spanish communications carriers such as AT&T, Qwest, Embratel and Telefonica. Unlike the major network providers, which constructed data centers primarily to help sell bandwidth, we have aggregated multiple networks in one location, which we believe provides diversity, competitive prices and high performance. Carrier operated data centers only provide one choice of carrier and generally require capacity minimums as part of their pricing structures. Our IXs provide access to a choice of carriers and allow our customers to negotiate the best prices with a number of carriers resulting in better economics and redundancy.

•	U.S. IXs such as MAE West and carrier operated IXs. IXs are typically older facilities, and their operators may lack the incentive to upgrade the infrastructure in order to scale with traffic growth. In contrast, we provide secure facilities with 24-hour support and a full range of network and managed services.

•	Vertically integrated web site hosting companies, colocation companies and Internet service providers such as Navisite and Globix. Some managed service providers require that customers purchase their entire network and managed services directly from them. We are a network and service provider aggregator and allow our customers to contract directly with the networks and web-hosting partner best suited for their business.

•	Neutral colocation and Internet exchange services companies such as Equinix. Geographic location tends to be an important factor in determining where networks will meet to create neutral points of connectivity. The location available may not be where potential buyers need capacity or where demand exists. Also, much of the older data center capacity cannot support current blade server technology that requires much more intensive cooling and power density. Our facilities are neutral connectivity points in their respective geographic areas. We believe that this creates a natural barrier to entry to competitors, as our large customers would likely not incur the expense to relocate or deploy similar infrastructure in other centers within our geographic regions. For this reason, we believe that we have positioned our company as a leader in carrier neutral exchange points connecting the United States and Europe to Latin American markets.

Employees

      As of December 31, 2004, we had 192 full-time employees in the United States. Of these employees, 118 were in data center operations, 27 were in sales and marketing and 47 were in general and administrative. We also have four sales and administrative representatives in Brazil.

      Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

      From February 3, 2001 until December 31, 2004, we owned a 0.84% interest in Technology Center of the Americas, LLC, which we refer to as TECOTA, the entity that owns the 750,000 square foot building in which the NAP of the Americas is housed. On December 31, 2004, we purchased the remaining 99.16% equity interests in TECOTA that were not already owned by us such that TECOTA became our wholly-owned subsidiary. Prior to this acquisition, we leased the 120,000 square foot second floor of the building. The term of this lease commenced in October 2001 and is for 20 years. Monthly base rent under the lease was approximately $216,000. We were also responsible for our pro rata share of common area maintenance expenses and real estate taxes under the lease, which amount to approximately $40,000 per month. In addition, on November 3, 2003, we entered into an agreement to lease an additional 120,000 square feet of space on the third floor of the building, and extended our existing lease for the second floor to co-terminate with the third floor lease on May 31, 2025. Annual base rent for the third floor was approximately $2.4 million with the monthly base rent payments scheduled to commence in April 2005. We were also responsible for our pro rata share of common area maintenance expenses and real estate taxes under this third lease.

      In Sao Paulo, Brazil, we lease approximately 5,500 feet at a Hewlett Packard data center. Annual rent is approximately $50,000. The term of the lease commenced in October 2003 and is for 18 years.

      In Santa Clara, California, we also lease approximately 40,000 square feet for a colocation facility. The term of the lease commenced in January 2001 and is for 20 years. Annual rent is approximately $1,500,000. We are responsible for real estate taxes and property and casualty insurance expenses which in the aggregate amount to approximately $46,000 annually.

      We also lease approximately 14,660 square feet for our corporate office in Miami, Florida. The term of the lease commenced in April 2000 and is for five years. Annual rent is approximately $440,000. We are also responsible for our share of common area maintenance expenses and real estate taxes.

      Additionally, we lease approximately 12,000 square feet for office space in Miami, Florida. Annual rent is approximately $220,000. The term of the lease commenced in February 2001 and is for five years.

      In Herndon, Virginia we lease approximately 18,600 square feet at a data center. Monthly base rent increases each calendar year and ranges from approximately $17,000 in the first year to approximately $22,000 during the year in which the lease expires. The term of the lease commenced on February 3, 2005 and is for 10 years. We are also responsible for our share of common area maintenance expenses, real estate taxes and insurance costs. Under the terms of the lease, we are required to cause the issuance of a letter of credit in an amount equal to $204,000 as a security deposit during the term of the lease.

      On February 4, 2005, we entered into a lease agreement with Global Switch Property Madrid, S.L. for the facility in Madrid, Spain which houses the NAP of the Americas-Madrid. The annual rent under this lease is approximately 800,000 Euros ($1,091,000 at the December 31, 2004 exchange rate) exclusive of value added tax. Payment of rent under the lease agreement commences in March 2005, and the initial term of the lease expires on December 25, 2015. As required by the terms of the lease agreement, we have obtained a five year bank guarantee in favor of Global Switch in an amount equal to the annual rent payments. In connection with this bank guarantee, we have deposited 50% of the guaranteed amount, or approximately 475,000 Euros ($648,000 at the December 31, 2004 exchange rate), with the bank issuing the guarantee.

      In London, England, we lease approximately 500 square feet at a data center. Monthly base rent is approximately $13,208, and we have an option to lease an additional 500 square feet at the same monthly base rent. The term of the lease is for three years and expires on March 31, 2008 with an option to extend the term for one additional year at the same rent.

      In Frankfurt, Germany, we lease approximately 500 square feet at a data center. Monthly base rent is approximately $10,811, and we have an option to lease an additional 500 square feet at the same monthly base rent. The term of the lease is for three years and expires on March 31, 2008 with an option to extend the term for one additional year at the same rent.

      Our principal executive office is located at 2601 South Bayshore Drive, Miami, Florida 33133. Our telephone number is (305) 856-3200.

Legal Proceedings

      We are not currently subject to any litigation which individually or in the aggregate could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      Our executive officers and directors and their ages as of March 15, 2005, are as follows:

Name	Age	Principal Position

Manuel D. Medina	52	Chairman of the Board, President and Chief Executive Officer
Joseph R. Wright, Jr.	66	Vice Chairman of the Board
Guillermo Amore	57	Director
Timothy Elwes	69	Director
Antonio S. Fernandez	65	Director
Fernando Fernandez-Tapias	66	Director
Arthur L. Money	65	Director
Marvin S. Rosen	64	Director
Miguel J. Rosenfeld	55	Director
Rodolfo A. Ruiz	56	Director
Jamie Dos Santos	42	Chief Marketing Officer
Jose E. Gonzalez	44	Senior Vice President — Business Affairs
Jose A. Segrera	34	Chief Financial Officer
Fern S. Watts	46	Chief Legal Officer and Secretary
Marvin Wheeler	50	Chief Operations Officer

      Manuel D. Medina has served as our Chairman of the Board, President and Chief Executive Officer since April 28, 2000, the date of our merger, and as that of Terremark since its founding in 1982. In addition, Mr. Medina is a managing partner of Communication Investors Group, the holder of the series G preferred stock. Mr. Medina has been a director of Fusion Telecommunications International since December 14, 1998. Before founding Terremark, Mr. Medina, a certified public accountant, worked with PricewaterhouseCoopers LLP. Subsequently, he established and operated an independent financial and real estate consulting company. Mr. Medina earned a Bachelors of Science degree in Accounting from Florida Atlantic University in 1974.

      Joseph R. Wright, Jr. has served as our Vice Chairman of the Board since April 28, 2000. Mr. Wright currently is Chief Executive Officer and a director of PanAmSat, a global provider of satellite-based communication services. He is also a director of Scientific Games Corp. From 1997 to 2000, Mr. Wright served as Chairman of the Board of GRC International, Inc., a United States public company that provides technical information technology support to government and private entities. From 1995 to 2003, Mr. Wright also served as Co-Chairman of Baker & Taylor Holdings, Inc., an international book and video distribution company, and Vice Chairman of Jefferson Consulting Group, a Washington D.C. consulting firm. From 1989 to 1994, Mr. Wright served as Executive Vice President, Vice Chairman and Director of W.R. Grace & Co., an international chemicals and health care company, President of Grace Energy Corporation and Chairman of Grace Environmental Company. From 1982 to 1989, Mr. Wright held the positions of Director and Deputy Director of the Office of Management and Budget, The White House, and was a member of President Reagan’s cabinet. Before 1982, he served as Deputy Secretary, United States Department of Commerce, President of Citicorp Retail Services and Retail Consumer Services, held posts in the United States Department of Agriculture and the United States Department of Commerce, and was Vice President and Partner of Booz Allen & Hamilton, a management consulting firm.

      Guillermo Amore has served as a member of our board of directors since February 2001. From August 2000 to February 2001, Mr. Amore served as the President and Chief Operating Officer of our wholly-owned subsidiary, Terremark Latin America, Inc., prior to which, he served as Chairman and Chief Executive Officer of Spectrum Telecommunications Corporation until its acquisition. Mr. Amore has nearly 35 years of telecommunications experience, much of it focused on the developing markets of Latin America and the Caribbean. During his tenure at GTE Corporation he built an extensive network of contacts in the region. These contacts served him well in business development and regulatory affairs during his stewardship of Grupo Isacell S.A. of Mexico and of Spectrum Telecommunications. Mr. Amore holds an MBA from Harvard University and a Bachelors degree in Science in Electrical Engineering from Pontificia Universidad Javeriana, Colombia.

      Timothy Elwes has served as a member of our board of directors since April 2000. Mr. Elwes also served as member of the board of directors of Timothy Elwes & Partners Ltd., a financial services company, from May 1978 until October 1994, the business of which was merged into Fidux Trust Co. Ltd. in December 1995. He has been a non-executive director of Partridge Fine Arts plc, a public company since 1989. Since December 2000 he has served as a director of Timothy Elwes & Partners Ltd., a financial services company.

      Antonio S. Fernandez was elected to our Board Directors in September 2003. In 1970, Mr. Fernandez worked as a Systems Engineering Manager at Electronic Data Systems (EDS). In 1971, Mr. Fernandez joined duPont Glore Forgan as a Vice-President in Operations. In 1974, he joined Thomson McKinnon as Director of Operations and Treasurer. In 1979, he worked at Oppenheimer & Co. Inc. as Director of Operations and Treasurer where he also served as Chief Financial Officer from 1987 until 1994 and a member of the Board of Directors from 1991 until 1998. In 1991, Mr. Fernandez founded and headed the International Investment Banking Department at Oppenheimer & Co. and served in that capacity until 1999. Mr. Fernandez served on the Board of Banco Latinoamericano de Exportaciones from 1992 until 1999. He also served as Trustee of Mulhenberg College, PA from 1995 until 1998. He graduated from Pace University, NY in 1968 with a B.B.A.

      Fernando Fernandez-Tapias has served as a member of our board of directors since March 31, 2003. Since May 1991, Mr. Fernandez-Tapias has served as the President of Naviera F. Tapias. Mr. Fernandez-Tapias has also served as a board member of Union Fenosa. In addition, Mr. Fernández-Tapias founded Roll-On Roll-Off, Interpuertos, Spain Shipping, Naviera Amura and Naviera Roda. Mr. Fernández-Tapias currently serves as the President of the Cámara Oficial de Comercio e Industria de Madrid (Official Chamber of Commerce and Industry of Madrid). Mr. Fernández-Tapias holds a degree from the Instituto Internacional de Empresas de la Universidad Comercial de Deusto.

      Arthur L. Money has served as a member of our board of directors since May 2003. Since September 2002, Mr. Money has been a member of the board of directors of Rainbow Technologies, Inc., a provider of Information Technology security solutions. From 1999 to 2001, Mr. Money was the Assistant Secretary of Defense (C3I) and Department of Defense CIO. Prior to this, Mr. Money served as the Assistant Secretary of the Air Force for Research, Development, and Acquisition, and was Vice President and Deputy General Manager of TRW. From 1989 to 1995, Mr. Money was President of ESL, Inc. He has received distinguished public service awards from the U.S. Department of Defense (Bronze Palm), the U.S. Air Force, and the U.S. Navy. He is currently President of ALM Consulting specializing in command control and communications, intelligence, signal processing, and information processing. Mr. Money received his Master of Science Degree in Mechanical Engineering from the University of Santa Clara and his Bachelor of Science Degree in Mechanical Engineering from San Jose State University.

      Marvin S. Rosen has served as a member of our board of directors since April 2000. Mr. Rosen is a co-founder of Fusion Telecommunications International and served as its Vice Chairman from December 1998 to April 2000 and has served as its Chief Executive Officer since April 2000. From September 1995 through January 1997, Mr. Rosen served as the Finance Chairman of the Democratic National Committee. Mr. Rosen currently serves on the Board of Directors of the Robert F. Kennedy Memorial, since 1995 and Fusion Telecommunications International, Inc., since 1997, where he has also been Vice-Chairman since December 1998. Mr. Rosen received his Bachelor of Science degree in Commerce from the University of Virginia, his LL.B. from Dickinson School of Law and his LL.M. in Corporations from New York University Law School.

      Miguel J. Rosenfeld has served as a member of our board of directors since April 2000. Since November 1991, he has also served as a Senior Vice President of Delia Feallo Productions, Inc., where he has been responsible for the development of soap opera productions in Latin America. From January 1995 until May 1998, he was the Director of Affiliates and Cable for Latin America for Protele, a division of Televisa

International LLC. From December 1984 until September 1998, he was a sales manager for Capitalvision International Corporation. Mr. Rosenfeld holds a Bachelors degree in Administration from the University of Buenos Aires which he earned in 1975.

      Rodolfo A. Ruiz has served as a member of our Board of Directors since July 2003. Since 2004, Mr. Ruiz has served as Executive Vice President — Spirits for Southern Wine and Spirits of America, Inc. From 1999 to 2003, Mr. Ruiz served as the President and CEO of Bacardi U.S.A. and held a series of senior management positions within the Bacardi organization since 1979, inclusive of having served as President and CEO of Bacardi Global Brands, President and CEO of Bacardi Asia/Pacific Region, and several senior executive sales, marketing, financial and operations positions within Bacardi USA. Prior to joining Bacardi, from 1966 to 1979, Mr. Ruiz, in his capacity as a certified public accountant, served as a Senior Auditor, Senior Internal Auditor, and Audit Manager with Price Waterhouse & Co. for a wide variety of public and private clients and projects in the United States and Mexico, as well as throughout Latin America, interspersed by a term, from 1973 to 1975, with International Basic Economy Corp, otherwise known as IBEC/Rockefeller Group. Mr. Ruiz holds a Bachelor of Business degree, Cum Laude, from the University of Puerto Rico.

      Jamie Dos Santos has served as our Chief Marketing Officer since March 2003. From April 2001 to March 2003, Ms. Dos Santos served as Senior Vice President Global Sales. From 1981 to April 2001, Ms. Dos Santos worked with the Bell System. Ms. Dos Santos held various positions during her tenure with Telcordia/Bell Systems including Director of Professional Services Latin America, Regional Account Director starting her career as a Business Service Representative prior to divestiture. Ms. Dos Santos attended the University of Florida and Bellcore’s elite Technical training curriculum receiving various degrees in telecommunications.

      Jose E. Gonzalez has served as our Senior Vice President — Business Affairs since October 2004. Previously he served as our Chief Legal Officer and Secretary from November 2003 through October 2004 and as Senior Vice President, General Counsel and Secretary from January 2001 until November 2003. Prior to joining Terremark, Mr. Gonzalez served as the Vice President and Regional Counsel for Sunbeam Corporation, responsible for legal affairs throughout Canada, Latin America/Caribbean and Asia. From 1995 to 1998, Mr. González was Assistant General Counsel, International, responsible for the international legal affairs of Blockbuster Entertainment, a subsidiary of Viacom, Inc. From 1990 to 1995 Mr. González was a member of the General Counsel’s Office of the American Express Company, where he served as Regional Counsel for Latin America and the Caribbean. Mr. González received his Bachelors of Arts degree from Fordham University in 1982 and his Juris Doctor from Fordham University School of Law in 1985. He is a member of the Bar of the State of New York and certified to practice as in-house counsel by the Bar of the State of Florida.

      Jose A. Segrera has served as our Chief Financial Officer since September 2001. From September 2000 to June 2001, Mr. Segrera served as our Vice President — Finance. From January 2000 to September 2000, Mr. Segrera served as the interim Chief Financial Officer of FirstCom Corporation. From June 1996 to November 1997, Mr. Segrera was a manager in the assurance practice at KPMG Peat Marwick LLP. Mr. Segrera received his Bachelors in Business Administration and his Masters in Professional Accounting from the University of Miami.

      Fern S. Watts has served as our Chief Legal Officer and Secretary since October 2004. Prior to joining Terremark, Ms. Watts practiced law for more than 20 years. Ms. Watts joined the law firm of Greenberg Traurig, P.A. in March 1992 and was a shareholder of that firm for almost nine years until joining Terremark. At Greenberg Traurig, P.A., Ms. Watts represented public and private companies in connection with various corporate transactions, including mergers and acquisitions, securities offerings and commercial borrowings. Ms. Watts received her B.A. from Barnard College, Columbia University and her J.D. from Harvard Law School. She is a member of the Bar of the States of New York and Florida.

      Marvin Wheeler has served as our Chief Operations Officer since November 2003. Previously he served as our Senior Vice President, Worldwide Operations since March 2003. From March 2001 to March 2003, Mr. Wheeler served as Senior Vice President of Operations and General Manager of the NAP of the

Americas. From June 1978 to March 2000, Mr. Wheeler managed the Data Center and WAN/LAN Operations for BellSouth, Mr. Wheeler graduated from the University of Florida, where he earned a degree in Business Administration with a concentration in marketing.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely on our review of the copies of the forms furnished to us and written representations of the reporting persons, we believe that during the fiscal year ended March 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except Aviva Budd filed a late Form 4 reporting two transactions; Antonio S. Fernandez was late in filing a Form 3 when he became a director; and Jose Maria Figueres-Olsen filed a late Form 4 reporting three transactions.

Executive Compensation

Summary Compensation Table

      The following table presents information concerning compensation for our chief executive officer and the four most highly compensated executive officers, which we refer to as our named executive officers, for services in all capacities during the fiscal years indicated.

				Long Term
				Compensation
	Annual Compensation			Awards

	Fiscal	Salary	Commissions	Options/
Name and Principal Position	Year	($)	($)	SARS (#)

Manuel D. Medina	2004	350,000	—	—
Chairman of the Board, President and	2003	350,000	—	—
Chief Executive Officer	2002	350,000	—	100,000
Jamie Dos Santos	2004	250,000	104,000	200,000
Chief Marketing Officer	2003	250,000	23,000	275,000
	2002	175,000	75,000	200,000
Jose A. Segrera	2004	195,000	—	100,000
Chief Financial Officer	2003	170,000	—	100,000
	2002	170,000	—	200,000
Marvin Wheeler	2004	195,000	—	200,000
Chief Operations Officer	2003	175,000	—	100,000
	2002	135,000	—	105,000
Jose E. Gonzalez	2004	185,000	—	50,000
Chief Legal Officer	2003	185,000	—	75,000
and Secretary	2002	175,000	—	200,000

Option/SAR Grants In Last Fiscal Year

      The following table sets forth information concerning grants of stock options made during the fiscal year ended March 31, 2004 to our named executive officers. No stock appreciation rights were granted during the fiscal year ended March 31, 2004.

					Potential Realizable
					Value At Assumed
					Annual Rates Of
					Stock Price
					Appreciation For
Individual Grants					Option Term(1)

	Number of	% of Total
	Securities	Options Granted	Exercise
	Underlying Options	to Employees in	Price	Expiration	5%	10%
Name	Granted(#)	Fiscal Year	($/Sh)	Date	($)	($)

Manuel D. Medina	—	—	—	—	—	—
Jose A. Segrera	100,000	2%	0.33	4/1/13	18,194	44,812
Jose E. Gonzalez	50,000	1%	0.33	4/1/13	9,097	22,406
Jamie Dos Santos	200,000	4%	0.33	4/1/13	36,388	89,625
Marvin Wheeler	200,000	4%	0.33	4/1/13	36,388	89,625

(1)	These amounts are based on assumed appreciation rates of 5% and 10% set by the Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, of our stock price.

Aggregated Options Exercises In Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information regarding option exercises by our named executive officers during the fiscal year ended March 31, 2004 and options they held on March 31, 2004. No stock appreciation rights were granted during the fiscal year ended March 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Manuel D. Medina	—	—	200,000	—	—	—
Jose A. Segrera	—	—	383,334	166,666	$33,667	$36,333
Jose E. Gonzalez	—	—	350,000	125,000	$23,667	$21,583
Jamie Dos Santos	—	—	533,000	291,667	$71,167	$74,583
Marvin Wheeler	—	—	255,001	199,999	$43,334	$60,666

(1)	Based on a per share price of $0.72, the closing price of the common stock as reported on the American Stock Exchange on March 31, 2004, minus the exercise price of the option, multiplied by the number of shares underlying the option.

Compensation of Directors

      We maintain a policy of compensating our directors using stock option grants and, in the case of service on some committees of our board of directors, payments of cash consideration. Upon their election as a member of our board of directors, each director received options to purchase 100,000 shares of our common stock. Our employee directors receive the same compensation as our non-employee directors. The options granted to our directors vest as follows: one-third of the shares vest as of the date of grant, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant. On January 21, 2005, our board of directors approved a grant of additional options to purchase 100,000 shares of our common stock to each of our directors at an exercise price equal to $0.63 per share. These options vest 10% for each meeting attended by the respective director during the 18-month period commencing on the date of grant. Any options not vested by the end of this 18-month period are deemed to be forfeited by that director and cancelled. In addition, the Chairman of the Audit Committee of our board of directors receives annual compensation of $12,000 and each member of the Audit Committee receives annual compensation of $9,000. The members of this committee also receive $1,000 for each meeting attended. With respect to the Compensation Committee of our board of directors, the Chairman receives annual compensation of $8,000 and each other member receives annual compensation of $6,000. Each member of this committee receives $1,000 for each meeting attended. We reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors. Aside from the payments described above, we do not pay fees to our directors for attendance at meetings. We entered into an agreement with Joseph Wright, Jr., one of our directors, commencing September 21, 2001, engaging Mr. Wright as an independent consultant. The agreement is for a term of one year after which it renews automatically for successive one-year periods. Either party may terminate the agreement by providing 90 days notice. The agreement provides for an annual compensation of $100,000, payable monthly.

Employment Agreements

      Manuel D. Medina entered into a one year agreement, commencing March 10, 2000, employing him as our President and Chairman of the Board. On September 6, 2001, in consideration of Mr. Medina agreeing to repay his indebtedness to Ocean Bank earlier than otherwise required, pledging a certificate of deposit to the bank and personally guaranteeing our credit facility and approximately $21 million of construction payables, Mr. Medina’s employment agreement was amended and restated. The term of the amended and restated agreement commenced April 28, 2001 and employs Mr. Medina as our President, Chief Executive Officer and Chairman of the Board. The amended and restated agreement is for a term of twelve months and automatically renews for successive one year terms until either party gives written notice of its intention not to renew. The amended and restated agreement provides for an annual base salary of $350,000 and is subject to increases. Pursuant to the terms of his agreement, Mr. Medina is prohibited from competing with us for a one year period following termination of his employment, unless this termination is by us without cause or by him for “good reason” as specified in the employment agreement.

      Jamie Dos Santos has entered into an agreement, commencing November 1, 2002, employing her as our Senior Vice President of Global Initiatives. The agreement is effective until either party gives written notice of its intention to terminate. The agreement provides for an annual base salary of $250,000 and is subject to increases. Pursuant to the terms of her agreement, Ms. Dos Santos is prohibited from competing with us for a one year period following termination of her employment, unless this termination is by us without cause or by her for “good reason” as specified in the employment agreement. In April 2003, Ms. Dos Santos became our Chief Marketing Officer.

      Jose E. Gonzalez has entered into an agreement, commencing March 3, 2003, employing him as our Senior Vice President and General Counsel. The agreement is for an indefinite term until either party gives written notice of its intention to terminate. The agreement provides for an annual base salary of $185,000 and is subject to increases. Pursuant to terms of this agreement, Mr. Gonzalez is prohibited from competing with us for a one year period following termination of his employment, unless this termination is by us without cause or by him for “good reason” as specified in the employment agreement.

      Jose A. Segrera has entered into a one year employment agreement, commencing September 25, 2001, employing him as our Chief Financial Officer. The agreement automatically renews for successive one year terms until either party gives written notice of its intention not to renew. In June 2001, Mr. Segrera’s title was changed to Senior Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $150,000, which has been increased to $200,000, and is subject to further increases. Pursuant to the terms of his agreement, Mr. Segrera is prohibited from competing with us for a one year period following termination of his employment, unless this termination is by us without cause or by him for “good reason” as specified in the employment agreement.

      Fern S. Watts has entered into an agreement, commencing October 18, 2004, employing her as our Chief Legal Officer. The agreement is effective until either party gives written notice of its intention to terminate. The agreement provides for an annual base salary of $250,000 and is subject to increases. The agreement also provides for the grant of options to purchase 200,000 shares of our common stock on the commencement date with an exercise price equal to the fair market value of our common stock on that date. Ms. Watts is prohibited from competing with us for a one year period following termination of her employment, unless this termination is by us without cause or by her for “good reason” as specified in the employment agreement.

      Marvin Wheeler has entered into an agreement, commencing November 1, 2002, employing him as our Senior Vice President of Operations. The agreement is effective until either party gives written notice of its intention to terminate. The agreement provides for an annual base salary of $175,000 and is subject to increases. Pursuant to the terms of his agreement, Mr. Wheeler is prohibited from competing with us for a one year period following termination of his employment, unless this termination is by us without cause or by his for “good reason” as specified in the employment agreement. In November 2003, Mr. Wheeler became our Chief Operations Officer.

      If the employment of either Manuel D. Medina or Jose A. Segrera is terminated without cause by us or by them for “good reason”, each is entitled to continue to receive his annual base salary through the date his employment would have ended under the terms of his agreement, but in no event for more than six months, together with certain other benefits.

      If the employment of Jamie Dos Santos, Jose E. González, Fern Watts or Marvin Wheeler is terminated without cause by us or by them for “good reason”, each is entitled to continue to receive his or her annual base salary together with certain other benefits for a period of six months from the date of termination.

      If the employment of any of Manuel D. Medina, Jamie Dos Santos, Jose E. Gonzalez, Jose A. Segrera, Fern Watts or Marvin Wheeler is terminated within one year of a change in control, each is entitled to continue to receive a payment equal to the sum of two times his or her annual base salary, incentive compensation, and the value of any fringe benefits plus any accrued incentive compensation through the date of termination and other benefits. The definition of a “change in control” in the applicable employment agreements includes the resignation of Manuel D. Medina as both our Chairman and Chief Executive Officer, his death, or his absence from the day to day business affairs of the Company for more than 90 consecutive days due to disability or incapacity.

Compensation Committee Interlocks and Insider Participation

      The following directors served as members of our compensation committee during the 2004 fiscal year: Timothy Elwes, Miguel J. Rosenfeld and Antonio S. Fernandez. No member of the compensation committee is now or ever was an officer or an employee of ours. No executive officer of ours serves as a member of the compensation committee of any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during fiscal 2004.

Indemnification of Officers and Directors

      Our certificate of incorporation and bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our amended and restated certificate of incorporation and bylaws also contain indemnification provisions that permit us to indemnify our officers and directors to the maximum extent provided by Delaware law.

      We have entered into indemnification agreements with all of our directors and some of our officers, to provide them with the maximum indemnification allowed under our bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being our director, officer or employee, to the extent indemnification is permitted by the laws of Delaware. We believe that the limitation of liability provisions in our amended and restated certificate of incorporation and the indemnification agreements will enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Directors and Officers Liability Insurance

      We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $10,000,000. This policy expires April 3, 2005.

Employee Stock Option Plans

      Under our 1995 Stock Option Plan, we have reserved for issuance an aggregate of 500,000 shares of our common stock. As of December 31, 2004, we had granted options to purchase 385,000 shares of common stock pursuant to this plan, of which 267,500 have been exercised and 117,500 are vested but have not been exercised.

      Under our 1996 Stock Option Plan, we have reserved for issuance an aggregate of 12,000,000 shares of common stock, 11,986,567 of which have been granted. As of December 31, 2004, 10,287,686 granted options have vested but remain unexercised, 1,388,912 granted options remain subject to vesting schedules and 412,935 options have been exercised.

      Under our 2000 Stock Option Plan, we have reserved for issuance an aggregate of 15,000,000 shares of common stock. As of December 31, 2004, we had granted options to purchase 8,968,600 shares of common stock pursuant to this plan, 5,339,174 of which have vested and 1,000 of which have been exercised.

      Unless sooner terminated by the board of directors, the 1995 Stock Option Plan, the 1996 Stock Option Plan and the 2000 Stock Option Plan will terminate on February 8, 2005, May 7, 2006 and September 21, 2010, respectively, the tenth anniversary date of the effectiveness of each stock option plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

      The following table sets forth information regarding the beneficial ownership of shares of our capital stock as of March 15, 2005, for:

•	each of our directors and director nominees;

•	each of our executive officers named in the Executive Compensation Table;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding common stock, series G preferred stock, series H preferred stock or series I preferred stock.

      As of March 15, 2005, 414,945,621 shares of our common stock, 20 shares of series G convertible preferred stock, 294 shares of series H convertible preferred stock and 384 shares of series I convertible preferred stock were outstanding. The outstanding shares of series G, series H and series I convertible preferred stock, as of March 15, 2005, were convertible into 2,255,239, 294,000 and 12,800,256 shares of our common stock, respectively. The shares of series G convertible preferred stock automatically converted into shares of our common stock on March 16, 2005.

      For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days from March 15, 2005 upon the exercise of warrants or options or upon the conversion of preferred shares. Each beneficial owner’s percentage is determined by assuming that options, warrants or conversion rights that are held by the person, but not those held by any other person, and which are exercisable within 60 days from March 15, 2005, have been exercised. Unless otherwise indicated, we believe that all persons named in this table have sole voting power and investment power over all the shares beneficially owned by them. Unless otherwise indicated, the address of each person listed in the following table is 2601 South Bayshore Drive, Miami, Florida 33133.

			Approximate
	Amount and		Percentage of
	Nature of		Outstanding Shares
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Beneficially Owned

Common Stock:
Manuel D. Medina	36,331,401	(2)	8.7%
Joseph R. Wright, Jr.	5,222,094	(3)	1.2
Guillermo Amore	3,983,926	(4)	*
Marvin S. Rosen	1,291,340	(5)	*
Miguel J. Rosenfeld	2,721,855	(6)	*
Timothy Elwes	335,000	(7)	*
Antonio S. Fernandez	769,851	(8)	*
Fernando Fernandez-Tapias	191,667	(9)	*
Arthur L. Money	201,667	(9)	*
Rodolfo A. Ruiz	158,333	(9)	*
Jamie Dos Santos	758,333	(9)	*
Marvin Wheeler	388,334	(9)	*
Jose A. Segrera	516,667	(9)	*
Jose E. Gonzalez	462,333	(9)	*
Francis Lee	65,022,349	(11)(12)	15.7
Ocean Bank	20,000,000	(10)	4.8

			Approximate
	Amount and		Percentage of
	Nature of		Outstanding Shares
Name and Address of Beneficial Owner	Beneficial Ownership(1)		Beneficially Owned

Sun Equity Assets Limited	40,022,349	(11)	9.7
Paradise Stream (Bahamas) Limited	25,000,000	(12)	6.0
Merrill Lynch Investment Managers	27,466,400	(13)	6.6
All directors and executive officers as a group (13 persons)	53,337,717		12.3
Series G Preferred Stock:
Communication Investors Group	20	(14)	100.0
Series H Preferred Stock:
One Vision Worldwide, LLC	294	(15)	100.0
Series I Preferred Stock:
Louisa Stude Sarofim 2004 Terremark Grantor Retained Annuity Trust	80	(16)	20.5
Guazapa Properties, Inc.	48	(17)	12.3
CRG, LLC	100	(18)	25.6
Asturpizza, S.A.	20	(19)	5.1
CIG Investments, LLLP	40	(20)	10.3
Promociones Bursatiles, S.A.	28	(21)	7.2

*	Represents less than 1%.

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

(2)	Includes 335,000 shares of common stock underlying options. As reported in Mr. Medina’s Schedule 13D, and any amendments thereto, filed with the Securities and Exchange Commission on October 4, 2002, these include 7,021,682 shares as to which Mr. Medina has sole voting power but does not have dispositive power. Includes 2,255,239 shares of common stock which may be acquired upon conversion of the series G preferred stock held by Communication Investors Group, an entity in which Mr. Medina is a partner and holds a 50% interest. These shares of series G preferred stock automatically converted into shares of our common stock on March 16, 2005. See “Shareholders Agreement” below.

(3)	Includes 3,525,000 shares of common stock underlying options. Does not include 100,000 shares held in trust for the benefit of Mr. Wright’s grandchildren with respect to which Mr. Wright disclaims beneficial ownership.

(4)	Includes 335,000 shares underlying options and 175,000 shares owned by Mr. Amore’s sibling, over which Mr. Amore has investment control. Also includes (i) 1,043,936 shares, (ii) 266,672 shares which may be acquired upon the conversion of shares of series I preferred stock and (iii) 56,000 shares underlying warrants, all of which are owned by Margui Family Partners, Ltd. with respect to which Mr. Amore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)	Includes 380,000 shares of common stock underlying options.

(6)	Includes 335,000 shares of common stock underlying options and 1,137,208 shares held indirectly by Mr. Rosenfeld. Does not include 58,105 shares held by Mr. Rosenfeld’s children and mother, with respect to which Mr. Rosenfeld disclaims beneficial ownership.

(7)	Includes 335,000 shares of common stock underlying options.

(8)	Includes 235,000 shares of common stock underlying options, 66,667 shares which may be acquired upon the conversion of series I preferred stock and 14,000 shares underlying warrants.

(9)	Represents shares of common stock underlying options except in the case of Jose Gonzalez where also represents 4,500 shares owned by Mr. Gonzalez.

(10)	The address of the beneficial owner is 780 N.W. 42nd Avenue, Miami, Florida 33126.

(11)	The address of the beneficial owner is Georgetown, Tortola, B.V.I. Francis Lee is the natural person deemed to be the beneficial owner of the shares held by Sun Equity Assets Limited. See “Shareholders Agreement” below.

(12)	The address of the beneficial owner is P.O. Box N-65, Charlotte House, Charlotte Street, Nassau, Bahamas. Francis Lee is the natural person deemed to be the beneficial owner of the shares held by Paradise Stream (Bahamas) Limited. See “Shareholders Agreement” below.

(13)	Based on Schedule 13G, filed February 10, 2005, by Merrill Lynch & Co., Inc. as a Parent Holding Company (as such term is used in Rule 13d-1 of the Securities Exchange Act of 1934, as amended) on behalf of Merrill Lynch Investment Managers, an Investment Adviser as defined in Rule 13d-1. The address of the beneficial owner is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(14)	Represents 20 shares of series G convertible preferred stock which automatically converted into 2,255,239 shares of common stock on March 16, 2005. The partners of Communication Investors Group are Manuel D. Medina and Andres Altaba, each of whom has a 50% interest.

(15)	Represents 294 shares of series H convertible preferred stock which are convertible into, and have voting rights equivalent to, 294,000 shares of common stock.

(16)	Represents 80 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to, 2,666,720 shares of common stock.

(17)	Represents 48 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to, 1,600,032 shares of common stock. Heinrich Adolf Hans Herweg is the natural person with voting and investment control over the shares.

(18)	Represents 100 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to, 3,333,400 shares of common stock. Christian Altaba is the natural person with voting and investment control over the shares.

(19)	Represents 20 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to, 666,680 shares of common stock. Antonio De Reguero is the natural person with voting and investment control over the shares.

(20)	Represents 40 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to, 1,333,360 shares of common stock. Vincente Perez Cisneros is the natural person with voting and investment control over the shares.

(21)	Represents 28 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to, 933,352 shares of common stock. Roberto Solis Monsato is the natural person with voting and investment control over the shares.

Shareholders Agreement

      Under the terms of a Shareholders Agreement, dated as of May 15, 2000, among Vistagreen Holdings (Bahamas), Ltd., predecessor-in-interest to Sun Equity Assets Limited, Moraine Investments, Inc., predecessor-in-interest to Sun Equity Assets Limited, and Paradise Stream (Bahamas) Limited, on the one hand, and Brian Goodkind, Michael L. Katz, William Biondi, Edward P. Jacobsen, Irving I. Padron, Jr., Aviva Budd, TCO Company Limited, Manuel D. Medina, Willy Bermello and ATTU Services, Inc., the shareholders party to the Agreement have agreed to vote in favor of the election of two nominees of Vistagreen (now Sun Equity Assets Limited) to our board of directors and have further agreed that one of these nominees, as designated by Vistagreen, will be elected to the executive committee of our board of directors.

Vistagreen has nominated Timothy Elwes to serve on our board of directors. We do not currently have an executive committee.

Equity Compensation Plan Information

      This table summarizes share and exercise price information about our equity compensation plans as of March 31, 2004.

	Number of Securities
	to be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Available for Future
	Outstanding Options,	Outstanding Options,	Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	15,852,731	$1.96	6,647,269
Equity compensation plans not approved by security holders	900,000	$0.6700	—

For more information regarding our equity compensation plans, see “Directors and Executive Officers of the Registrant — Executive Compensation — Employee Stock Option Plans.”

DESCRIPTION OF CAPITAL STOCK

      The following description of the terms of our common stock sets forth certain general terms and provisions of our common stock. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of our amended and restated certificate of incorporation and by-laws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

      As of March 15, 2005, under our amended and restated certificate of incorporation, we had the authority to issue:

•	600,000,000 shares of common stock, par value $0.001 per share; and

•	10,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors, of which 20 shares are designated as series G convertible preferred stock, 5,882 shares are designated as series H convertible preferred stock and 600 shares are designated as series I convertible preferred stock.

      As of March 15, 2005:

•	414,945,621 shares of our common stock were outstanding;

•	20 shares of our series G convertible preferred stock were outstanding and held by an entity in which Manuel D. Medina, our Chairman and Chief Executive Officer, owns a 50% interest. Our series G convertible preferred stock automatically converted into 2,255,239 shares of our common stock on March 16, 2005;

•	294 shares of our series H convertible preferred stock were outstanding. Each share of series H convertible preferred stock may be converted into 1,000 shares of our common stock;

•	384 shares of our series I convertible preferred stock were outstanding. Each share of series I convertible preferred stock may be converted into 33,334 shares of our common stock; and

•	approximately 136,189,088 shares of our common stock have been reserved for issuance pursuant to the convertible preferred stock discussed above, our outstanding 9% senior convertible notes and options and warrants to purchase our common stock.

Rights of Our Common Stock

      Preemptive Rights. The holders of our common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

      Voting Rights. Each outstanding share of our common stock is entitled to one vote per share.

      Dividends. Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under Delaware law to pay dividends. In accordance with our mortgage loan with Citigroup and the terms of our senior secured notes, we may not pay cash or stock dividends without the written consent of Citigroup and the Falcon investors.

      Liquidation Rights. In the event of the liquidation of our company, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Listing

      We list our common stock on the American Stock Exchange under the symbol “TWW.”

Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Delaware Law

      Our amended and restated certificate of incorporation and bylaws, contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of our common stock.

Certificate of Incorporation and Bylaws

      Blank Check Preferred Stock. Our board of directors, without stockholder approval, has the authority under our amended and restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

      Election of Directors. Our amended and restated certificate of incorporation provides that a majority of directors then in office may fill any vacancy occurring on the board of directors, even though less than a quorum may then be in office. These provisions may discourage a third party from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

      Stockholder Action. Our amended and restated certificate of incorporation provides that stockholders may only act at meetings of stockholders and not by written consent in lieu of a stockholders’ meeting, unless the action that requires stockholder approval is approved by a majority of our continuing directors.

      Stockholder Meetings. Our bylaws provide that stockholders may not call a special meeting of the stockholders. Rather, only our board of directors, acting pursuant to a resolution of a majority of the directors then in office, will be able to call special meetings of stockholders. Our bylaws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

      Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than 5 days prior to the date our directors determine for proposals to be received. The bylaws also include a similar requirement for making director nominations and specify requirements as to the form and content of the stockholder’s notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting.

      Super-Majority Voting. Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. We have provisions in our amended and restated certificate of incorporation which require a vote of at least 66 2/3% of the stockholders entitled to vote in the election of directors to amend, alter, change or repeal certain provisions of our amended and restated certificate of incorporation.

Delaware Anti-Takeover Statute

      We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly-

traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the corporation has elected in its restated certificate of incorporation not to be governed by Section 203;

•	the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the board of directors approves the business combination and holders of two-thirds of the voting stock which the interested stockholder did not own authorize the business combination at a meeting.

      We have not made an election in our amended and restated certificate of incorporation to opt out of Section 203. In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. For the purposes of Section 203, a business combination generally includes mergers or consolidations, transactions involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Also, an interested stockholder generally includes a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Limitation of Liability and Indemnification

      Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

      This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Our bylaws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification for that liability. We have obtained liability insurance for our officers and directors in the amount of $10 million. At the present time, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

Registration Rights

      Holders of approximately 97,152,097 shares of our common stock have registration rights with respect to those shares.

      We are required to bear all registration expenses incurred in connection with these registrations. The holders of shares registered by us will pay all underwriting discounts and selling commissions applicable to the sale of their securities. We also agreed to indemnify these holders for any damages they suffer due to any untrue statement or omission that we make in a registration statement covering their shares.

      The registration rights of these holders will terminate when all of the registrable shares may be sold without registration under the Securities Act pursuant to Rule 144(k).

      We have previously filed a registration statement for some of our stockholders which currently applies to 128,704,125 shares. As a result of certain developments described in this prospectus, we are filing this post-effective amendment to that registration statement to permit its continued use. In addition, in connection with the financing of our acquisition of TECOTA, we agreed to file a registration statement with respect to 3,060,444 shares of our common stock which were purchased by the Falcon investors and 20,000,000 shares issuable upon exercise of warrants which were sold to the Falcon investors and Citigroup. We have also agreed to file a registration statement relating to the resale of 74,091,653 shares owned by certain other of our stockholders. The holders of 65,222,349 of those shares have agreed not to sell their shares until June 6, 2005. The registration statement of which this prospectus is a part is intended to satisfy these registration obligations as well.

      We have previously filed a similar registration statement with respect to the common shares into which our 9% Senior Convertible Notes due 2009 are convertible. We will be filing a similar post-effective amendment to that registration statement to permit its continued use as well.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

DESCRIPTION OF THE WARRANTS

      We issued the warrants under the terms of warrant certificates between us and Citigroup Global Markets Realty Corp. and us and each of the Falcon investors. The following summary of some provisions of these warrant certificates does not purport to be complete and is qualified in its entirety by reference to the form of warrant certificates, which are filed as exhibits to the registration statement of which this prospectus forms a part. Unless the context implies otherwise, all references in this prospectus to “Citigroup” are to Citigroup Global Markets Realty Corp. and all references in this prospectus to “Falcon” or “the Falcon investors” are to Falcon Mezzanine Partners, LP and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP.

General

      The Citigroup warrants and the Falcon warrants, when exercised, will entitle the holder to receive 5,000,000 and 15,000,000, respectively, fully paid and nonassessable shares of our common stock. The Citigroup warrants are divided into four equal tranches and are exercisable at $0.68, $0.74, $0.81 and $0.87 per share, respectively, and the Falcon warrants are also divided into four equal tranches and are exercisable at $0.69, $0.75, $0.82 and $0.88, respectively. The exercise price and the number of shares issuable upon exercise of these warrants are both subject to adjustment in specified cases referred to below. The holders of the Citigroup warrants and the Falcon warrants would be entitled to purchase shares of our common stock representing approximately 1.2% and 3.6%, respectively, of our outstanding common stock on March 15, 2005. The warrants are currently exercisable. Unless exercised, the Citigroup warrants will automatically expire at 5:00 p.m. Eastern time on December 31, 2011; and, unless exercised, the Falcon warrants will automatically expire at 5:00 p.m. Eastern time on December 30, 2011.

      Certificates for warrants will be issued in fully registered form only. The warrant certificates evidencing the warrants may be surrendered for exercise or exchange, and the transfer of warrant certificates will be registrable, at our office or agency maintained for that purpose. No service charge will be made for registration of transfer or exchange of any warrant certificate so surrendered. We may, however, require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

Exercise

      The warrants may be exercised in whole at any time and in part from time to time by surrendering to us the warrants to be exercised with the accompanying exercise form properly completed and executed, together with payment of the exercise price for shares being purchased. Payment of the exercise price may be made at the holder’s election (i) in cash in United States dollars by check or bank draft in New York Clearing House funds to our order, (ii) by the surrender of one or more warrant certificates (and without the payment of the exercise price in cash) in exchange for a number of shares of our common stock equal to the product of (a) the number of shares of our common stock for which the warrant is exercisable as of the exercise date (if the exercise price were being paid in cash), and (b) the cashless exercise ratio, (iii) by tendering notes held by the holder and issued by us having an aggregate principal amount, plus accrued and unpaid interest, if any, equal to the exercise price or (iv) any combination of (i), (ii) and (iii). The “cashless exercise ratio” shall equal a fraction, the numerator of which is the excess of the current market value per share (as defined) of our common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of our common stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant, the number of shares of our common stock deliverable upon a cashless exercise shall be equal to the product of the number of shares of our common stock issuable in respect of those warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant certificate shall be applicable with respect to an exercise of a warrant certificate in a cashless exercise for less than the full number of warrants represented by that certificate.

      Upon surrender of the warrants and payment of the applicable exercise price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. No fractional warrant shares will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional warrant shares less a corresponding fraction of the exercise price.

Adjustments

      The number of warrant shares purchasable upon exercise of warrants and the exercise price will be subject to adjustment in specified events including:

(i) the payment by us of dividends and other distributions in the form of capital stock on our common stock;

(ii) subdivisions, combinations and reclassifications of our common stock;

(iii) the issuance to any person of our common stock or of securities convertible into or exchangeable or exercisable for shares of common stock or of rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock, in each case, at a price which is less than the current market value per share (as defined) of our common stock, other than (1) upon exercise of any rights, options or warrants or other convertible or exchangeable securities which have previously been the subject of an adjustment under the warrant certificate for which the required adjustment has been made, (2) common stock equivalents or shares of common stock issued upon exercise of any common stock equivalents issued to our or our subsidiaries’ employees, officers or directors, consultants or advisors pursuant to stock purchase or stock option plans or other arrangements that are approved by our board of directors for the purpose of compensation or similar payment in connection with employment or services rendered to us or our subsidiaries, (3) shares of common stock issued upon exercise of any common stock equivalents outstanding on December 31, 2004 and (4) any exercise of the warrants; and

(iv) specified extraordinary dividends or distributions on our common stock where we distribute to our stockholders (1) any evidences of indebtedness of ours or any of our subsidiaries, (2) any assets of ours or any of its subsidiaries (whether in cash, property or otherwise), or (3) any rights, options or warrants to acquire any of the foregoing or to acquire any other securities of ours.

      If we, in a single transaction or through successive transactions, are involved in any capital reorganization other than any capital reorganization that does not result in any reclassification of the outstanding shares of our common stock into shares of other stock or other securities or property, or are involved in a consolidation or merger with or into another corporation, other than a merger or consolidation in which we are the continuing corporation and which does not result in any reclassification of our outstanding shares of common stock into shares of other stock or other securities or property, or the sale of all or substantially all of our assets, we will deliver upon exercise of the warrants the number of shares of stock or other securities or property that would otherwise have been deliverable upon the exercise of the warrants if the warrants had been exercised in full immediately prior to the transaction. As a condition to completing this transaction, if our company is not the surviving entity in this transaction, the successor corporation will enter into a supplemental warrant under the terms of which it expressly assumes the obligation to deliver to the holder of the warrants the shares of stock, securities or assets as the holder may be entitled to purchase, and the performance and observance of each and every covenant, condition, obligation and liability under the warrant certificate to be performed and observed by us.

      Fractional shares of common stock are not required to be issued upon exercise of the warrants, but in lieu thereof these fractional interests will be taken into account to the nearest one-thousandth (.001) of a share and will be aggregated until they equal one whole share.

      If any event occurs as to which the foregoing provisions are not strictly applicable but the lack of any provision for the exercise of the rights of a holder would not fairly protect the purchase rights of that holder in accordance with the essential intent and principles of these provisions, or, if strictly applicable, would not fairly protect the conversion rights of that holder in accordance with the essential intent and principles of the foregoing provisions, then we will appoint a firm of independent certified public accountants in the United States (which may be our regular auditors) of recognized national standing in the United States reasonably satisfactory to the holders, which shall give their opinion as to the adjustments, if any, necessary to preserve, without dilution, on a basis consistent with the essential intent and principles established in the foregoing provisions, the exercise rights of such Holder.

      “Current market value” per share of our common stock at any date shall mean:

(1) if our common stock is not then registered under the Exchange Act, the value determined by an independent financial expert (as defined); or

(2) if our common stock is then registered under the Exchange Act, the average of the daily closing bid prices of our common stock for the 20 consecutive trading days immediately preceding that date but only if our common stock has been listed at the time on a national securities exchange or the Nasdaq National Market or traded through an automated quotation system during the entire 20 trading day period. If our common stock has not been so listed or traded for the entire 20 trading day period, the “current market value” of our common stock will be determined as if our common stock was not registered under the Exchange Act.

      “Independent financial expert” means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of our board of directors, qualified to perform the task for which we engage that firm, is nationally recognized and disinterested and independent with respect to us and our affiliates and is reasonably acceptable to the holders of more than 50% of the warrants.

Preemptive Rights

      In the event that we seek to sell newly issued shares of our common stock or securities convertible or exercisable into shares of our common stock, each holder of warrants will be entitled to acquire, at the proposed offering price of these newly issued securities, that number of such newly issued securities equal to the aggregate number of the newly issued securities proposed to be offered multiplied by a fraction, the numerator of which will be the number of shares of common stock issuable upon exercise of the warrants held by the holder if the warrants were exercised on the issue date of the newly issued securities and the denominator of which will be the aggregate number of fully diluted shares of our common stock on the issue date of the newly issued securities.

      The foregoing preemptive rights do not apply to any of the following:

(i) common stock equivalents or shares of common stock issued upon exercise of any common stock equivalents issued to our or our subsidiaries’ employees, officers or directors, consultants or advisors pursuant to stock purchase or stock option plans or other arrangements that are approved by our board of directors for the purpose of compensation or similar payment in connection with employment or services rendered to us or our subsidiaries;

(ii) issuance of shares of our common stock issued upon exercise of any securities that are convertible or exercisable into shares of our common stock outstanding on the date hereof;

(iii) any newly issued securities issued for consideration other than cash under the terms of a merger, consolidation, acquisition or similar business combination approved by our board of directors;

(iv) any shares of our common stock or securities that are convertible or exercisable into shares of our common stock issued in connection with any stock split, stock dividend or recapitalization by us;

(v) any newly issued securities that are issued by us under the terms of an underwritten public offering; or

(vi) any newly issued securities sold or granted to any Person other than for money or for any purpose other than the raising of capital for us and our subsidiaries.

Reservation of Shares

      We have authorized and reserved for issuance and, subject to the provisions described above under “Adjustments”, will at all times reserve and keep available that number of original-issue (and not treasury stock) shares of our common stock as will be issuable upon the exercise of the warrants. Those shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free all taxes, claims, liens, charges and other encumbrances with respect to the issue thereof.

Amendment

      The warrant certificate may be amended, supplemented, changed, waived, discharged or terminated only by an instrument in writing entered into between us and the holder of the warrant.

SEC Reports and Other Information

      We will at all times file such reports required to be filed by us under the securities act and the exchange act and the rules and regulations adopted by the SEC under these acts. In addition, if we cease to be required to file such reports, we will, upon the request of the holders of the warrants, make publicly available other information that fulfills the information requirements set forth in Rule 144 (c) (2)), and will take such further action as the holders may request, to enable the holder to sell the warrants and the warrant shares without registration under the securities act.

No Rights as Stockholders

      Until the warrants have been exercised, the holders of the warrants will not be entitled to vote for the election of directors or upon any matter submitted to stockholders at any meeting, give or withhold consent to any corporate action, receive notice of meetings or other actions affecting stockholders, receive dividends, distributions or subscription rights or otherwise be deemed the holder of our common stock. The holders of the warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or our winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of the bankruptcy case than they would be entitled to if they had exercised their warrants prior to the commencement of the bankruptcy case. See “Risk Factors – The warrants may have no value in a bankruptcy”.

Registration Rights

      We are filing the registration statement of which this prospectus forms a part in part to satisfy our obligation to register the resale of the warrants and the shares of our common stock issuable upon exercise of the warrants we will keep this registration statement effective until the earlier of the expiration of the time period referred to in Rule 144(k) under the securities act (provided that all of the warrants and shares issuable upon exercise of the warrants are then available for immediate sale to the public under that rule) and the time at which all of the warrants and the shares of our common stock issuable upon exercise of the warrants have been sold or are otherwise freely tradable without registration under the securities act. We will also prepare and file with the SEC amendments and supplements to the registration statement of which this prospectus is a part as may be necessary to keep the registration statement effective and to comply with the provisions of the securities act and applicable rules with respect to the sale or other disposition of the warrants and shares issuable upon exercise of the warrants whenever the holder of these securities shall desires to sell the securities. ..

SELLING STOCKHOLDERS AND SELLING WARRANTHOLDERS

      Terremark has previously filed a Registration Statement, No. 333-102286, in order to register shares of its common stock, as well as shares of common stock underlying warrants and outstanding shares of convertible preferred stock held by certain selling stockholders. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to Registration Statement No. 333-102286. This Registration Statement eliminates those selling stockholders who have previously sold shares pursuant to that Registration Statement and also eliminates those selling stockholders to whom Terremark no longer has registration obligations. On July 16, 2004, Terremark filed a post-effective amendment to Registration Statement No. 333-102286. Of the 157,263,605 shares registered pursuant to that July 16, 2004 post-effective amendment, as of March 15, 2005, 28,559,480 shares have either been sold pursuant to the previously filed Registration Statement or Terremark is no longer required to register such shares. Accordingly, this Registration Statement carries forward from the previously filed Registration Statement (i) 104,096,534 shares of common stock and (ii) 24,607,591 shares of common stock underlying warrants and convertible preferred stock, for an aggregate of 128,704,125 shares of common stock.

      In addition, this Registration Statement also registers an additional (i) 95,444,555 shares of common stock and (ii) 22,504,244 shares of common stock underlying warrants, for an aggregate of 117,948,799 additional shares of common stock.

      In connection with the financing of our purchase of TECOTA on December 31, 2004, we issued 3,060,444 shares to the Falcon investors and issued warrants to purchase an aggregate of 20,000,000 shares of common stock to Citigroup Global Markets Realty Corp., or Citigroup, and the Falcon investors. The shares issued to the Falcon investors as well as the shares underlying the warrants issued to Citigroup and the Falcon investors are being registered pursuant to this registration statement. In addition, the warrants issued to Citigroup and Falcon are being registered, pursuant to this registration statement to permit public secondary trading of the warrants.

      The following table sets forth information with respect to the selling stockholders and the selling warrantholders as of March 15, 2005, including those shares of common stock carried forward and offered by the selling stockholders pursuant to Registration Statement No. 333-102286. All of the information contained in the table below is based upon information provided to us by the selling stockholders and the selling warrantholders and we have not independently verified this information. Except as otherwise disclosed, the selling stockholders and the selling warrantholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates or are broker-dealers or affiliates of broker-dealers.

      Of the shares that may be offered for sale by the selling stockholders named below, 34,111,575 may be issued as a result of the exercise of warrants and 13,000,260 may be issued as a result of the conversion of outstanding shares of our convertible preferred stock. Of these warrants, warrants to purchase 34,044,908 shares are currently exercisable, and warrants to purchase 66,667 shares will become exercisable on July 10, 2005. These warrants have exercise prices ranging from $0.40 to $2.76. The number of shares of common stock that may be actually purchased by some selling stockholders under these warrants or received by some selling stockholders upon conversion of the convertible preferred stock and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because some selling stockholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants or convert all of the convertible preferred stock owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.

					Number of	Percentage of
	Number of				Shares	Shares
	Shares			Number of	Beneficially	Beneficially
	Beneficially	Number of		Warrants	Owned After	Owned After
Selling Stockholder	Owned(1)	Shares Offered		Offered	Offering(1)(2)	Offering(1)(2)

50 State Security Service, Inc.(3)	212,533	212,533		0	0	*
AGA Investments, LLC(4)	254,196	254,196	(5)	0	0	*
AHV Associates LLP(6)	100,000	100,000	**	0	0	*
ARJ, LLC	1,027,301	1,027,301		0	0	*
Jaime Alfaro	20,500	20,500	**	0	0	*
Francisco Alvarez	201,723	201,723		0	0	*
Guillermo Amore(7)	3,983,926	612,889		0	3,371,037	*
Anaga Corporation(8)	403,445	403,445		0	0	*
Andover Capital Management, SA(9)	504,036	504,306		0	0	*
Aperture Research, Inc.	100,000	100,000	**	0	0	*
Seth Appel	34,046	34,046	**	0	0	*
Associated Resources, Inc.(10)	504,306	504,306		0	0	*
Asturpizza, S.A.(11)	840,760	840,760	(12)	0	0	*
Aventura Trust #2	6,028	6,028		0	0	*
B & J Grey Investments, LP	805,240	805,240		0	0	*
BCT Bank International(13)	1,008,611	1,008,611		0	0	*
Bancafe International Bank Ltd.(14)	3,555,470	3,555,470		0	0	*
Barrow Street Real Estate Fund L.P.	62,500	62,500	**	0	0	*
Baruch Halpern & Shoshana Halpern	226,974	226,974	**	0	0	*
Belleville Investments, Ltd.(15)	5,250,000	5,250,000		0	0	*
Jeffrey Berkowitz	2,017,222	2,017,222		0	0	*
Bermello, Ajamil & Partners, Inc.(16)	432,591	196,917		0	235,674	*
Willy Bermello	235,620	235,620		0	0	*
Bierman, Shohat, Lowey & Klein, PA(17)	9,870	9,870		0	0	*
William J. Biondi(18)	513,651	513,651		0	0	*
Boccador Enterprises Inc. Profit Sharing Plan & Trust 11/1/96(19)	1,008,611	1,008,611		0	0	*
William Brunner	10,285	10,285	**	0	0	*
Aviva Budd(20)	1,548,331	283,583		0	1,264,748	*
Gisele Bundchen	988,695	988,695		0	0	*
CIG Investments, LLLP(21)	1,664,480	1,664,480	(22)	0	0	*
Aldo Comuzzi	484	484	**	0	0	*
CRG, LLC(23)	4,234,476	4,234,476		0	0	*
Vidal Cano and Maria De Cano	126,114	126,114	(24)	0	0	*
Cartecla Finance Corporation(25)	121,033	121,033		0	0	*

						Number of	Percentage of
	Number of					Shares	Shares
	Shares				Number of	Beneficially	Beneficially
	Beneficially		Number of		Warrants	Owned After	Owned After
Selling Stockholder	Owned(1)		Shares Offered		Offered	Offering(1)(2)	Offering(1)(2)

Roger Castilleros	9,680		9,680	**	0	0	*
Chase & Brackenbury Revocable Living Trust(26)	126,114		126,114	(24)	0	0	*
James Blanchard Cisneros	333,340		333,340		0	0	*
Citigroup Global Markets Realty Corp.(27)	5,000,000		5,000,000	**	5,000,000	0	*
Communication Investors Group	2,255,239		2,255,239	(28)	0	0	*
Crenshaw Bowling Inc. Profit Sharing Plan, George Brandt, TTEE(29)	42,038		42,038	(30)	0	0	*
Edward Cury	25,223		25,223	(31)	0	0	*
Anthony Dacosta	4,114		4,114	**	0	0	*
Luz Elena Davila	84,076		84,076	(33)	0
Doering Family Holdings(32)	300,000		300,000		0	0	*
Robert Donahue	200,000		200,000	**	0	0	*
Charles Dusseau	102,045		102,045		0	0	*
Dutko Tax Savings Trust	29,412		29,412		0	0	*
David Dycus	42,038		42,038	(30)	0	0	*
Donald Evans	84,076		84,076	(33)	0	0	*
Harold Evans	688,828		688,828		0	0	*
FA Holdings, Inc.(34)	1,008,611		1,008,611		0	0	*
Falcon Mezzanine Partners, LP	9,030,222		9,030,222	(35)	7,500,000	0	*
Fellows Avenue Management Group, Inc.(36)	10,667		10,667		0	0	*
Antonio S. Fernandez(37)	769,851		89,168	(38)	0	680,683	*
Jose Maria Figueres-Olsen(39)	804,306	(40)	504,306		0	300,000	*
Albert J. Fraga	225,000		225,000		0	0	*
Antonio C. Fraga	225,000		225,000		0	0	*
The Frank James Edwards Estate III Trust(41)	100,862		100,862		0	0	*
Michael Frankfurt IRA	344,408		344,408		0	0	*
Charles Garcia	13,009		13,009	**	0	0	*
The Gene E. Dooley GRHC Trust U/ A/ D 1/31/1989(42)	100,862		100,862		0	0	*
Mary Gilbert	348,815		348,815		0	0	*
Thomas and Emma Ginley	1,377,630		878,179		0	499,451	*
Howard M. Glicken	20,588		20,588		0	0	*
Pablo Gomez	907,750		907,750		0	0	*
Greenhill Technology Investors L.P.	187,500		187,500	**	0	0	*
Lee Gross	84,076		84,076	(33)	0	0	*
Guazapa Properties, Inc.(43)	2,381,712		2,381,712	(44)	0	0	*
Michael Halperin	2,743		2,743	**	0	0	*
HugoSabel, SA(45)	208,578		208,578		0	0	*
Idlewyld, LLC	226,974		226,974	**	0	0	*

					Number of		Percentage of
	Number of				Shares		Shares
	Shares			Number of	Beneficially		Beneficially
	Beneficially	Number of		Warrants	Owned After		Owned After
Selling Stockholder	Owned(1)	Shares Offered		Offered	Offering(1)(2)		Offering(1)(2)

Interim Capital Management, Inc.(46)	2,557,222	2,117,222		0	440,000		*
J.L. Hoffman & Associates, PA(47)	567	567		0	0		*
Edward P. Jacobson(48)	513,651	513,651		0	0		*
The Jean A. Edwards Children’s Trust for Frank James Edwards U/ A/ D 3/3/1993(49)	100,862	100,862		0	0		*
The Jean A. Edwards Children’s Trust for Victoria Edwards U/ A/ D 3/3/1993(50)	100,862	100,862		0	0		*
The John H. Reynolds Jr. Trust(51)	252,153	252,153		0	0		*
John H. Reynolds, Jr., Trust(51)	674,561	674,561		0	0		*
Joseph M. Steinberg, Trustee U/ A DTD 4/8/1999	1,004,306	504,306		0	500,000	(52)	*
Michael Katz(53)	3,015,930	3,015,930		0	0		*
Kaufman Bros., LP	300,000	300,000	**	0	0		*
Thomas Kennedy	84,076	84,076	(33)	0	0		*
Avi Kent	9,100	9,100	**	0	0		*
Kinetics Mechanical Services, Inc.(54)	17,011	17,011	(55)	0	0		*
Mark Klein	2,167	2,167	**	0	0		*
Alexis Korybut	13,009	13,009	**	0	0		*
Michael P. Latterner	16,667	16,667	**	0	0		*
Stacy Lloyd	137,763	137,763		0	0		*
Los Pinos Investment Trust(56)	2,300,012	2,300,012		0	0		*
Louisa Stude Sarofim GRAT	3,363,040	3,363,040	(57)	0	0		*
Alexis Lucas	84,076	84,076	(33)	0	0		*
The Lynn S. Dooley GRHC Trust U/ A/ D 1/31/1989(58)	201,723	201,723		0	0		*
MGM Mancha(59)	516,983	516,983		0	0		*
Alfredo Maduro	42,038	42,038	(30)	0	0		*
Antonio H. Mancha	622,354	250,000	(60)	0	372,354	(61)	*
Keith Manley	10,285	10,285	**	0	0		*
Margui Family Partners Ltd.(62)	1,383,461	1,383,461		0	0		*
Jose Marquina	150,000	150,000		0	0		*
William S. Martin	1,260,764	1,260,764		0	0		*
McMahan Securities Co. LP	1,021,381	1,021,381	**	0	0		*
Manuel D. Medina(63)	36,331,401	1,134,641		0	35,196,760		8.4
Rachael L. Mellon	13,740,321	12,831,065		0	909,256		*
Carr Moody	2,167	2,167	**	0	0		*
Marco Moreno	100,000	100,000		0	0		*

					Number of	Percentage of
	Number of				Shares	Shares
	Shares			Number of	Beneficially	Beneficially
	Beneficially	Number of		Warrants	Owned After	Owned After
Selling Stockholder	Owned(1)	Shares Offered		Offered	Offering(1)(2)	Offering(1)(2)

NAP de las Americas-Madrid, SA(64)	8,652,016	8,652,016		0	0	*
NIS Holdings, LLC	3,000,000	3,000,000		0	0	*
Francisco Novela	342,866	341,866		0	0	*
Ocean Bank(65)	20,000,000	20,000,000		0	0	*
Original Concepts, Inc.(66)	84,076	84,076	(33)	0	0	*
David Orlinsky	1,377,629	1,377,629		0	0	*
Irving A. Padron, Jr.	513,151	513,151		0	0	*
Charles G. Palmer Inter Vivos Trust 3/12/1993(67)	672,407	672,407		0	0	*
Palmer Trust(67)	252,153	252,153		0	0	*
Paradise Stream (Delaware) Limited(68)	25,000,000	25,000,000		0	0	*
Park Ravine Partners, Ltd(69)	8,068,889	8,068,889		0	0	*
Parkland Securities Corp.(70)	126,114	126,114	(24)	0	0	*
Pascual & Helen Theodora Family Trust(71)	252,228	252,228	(5)	0	0	*
Patrick G. Theodora Family Trust(72)	420,380	420,380	(73)	0	0	*
Picton Commercial Corp.(74)	168,152	168,152	(75)	0	0	*
Probedel S.A.(76)	6,985,246	4,720,724		0	2,265,522	*
Promociones Bursatiles, SA(77)	5,551,781	5,551,781	(78)	0	0	*
Quantum Overseas, Inc.(79)	203,339	203,339		0	0	*
Gene Ramirez	2,681	2,681	**	0	0	*
RC Roberts Trust Dated 8/2/1999(80)	252,153	252,153		0	0	*
Paul Richardson	2,167	2,167	**	0	0	*
Ricardo Rivas	21,600	21,600	**	0	0	*
RGR, Inc.	17,222	17,222		0	0	*
Robert E. Moore Trust(81)	42,038	42,038	(30)	0	0	*
R. Carlile Roberts	674,560	674,560		0	0	*
Jamie A. Robinson 1967 Trust	1,311,194	1,311,194		0	0	*
Wayne Rosen	16,666	16,666	**	0	0	*
Miguel J. Rosenfeld(82)	2,721,855	1,334,641		0	1,387,214	*
SBP Investments, Inc.(83)	17,222	17,222		0	0	*
SEIS Chukkers, S.A.(84)	302,584	302,584		0	0	*
S.F. Enterprises of Miami, Ltd.(85)	1,200,000	1,200,000		0	0	*
Alfredo Sanchez	4,538,750	4,538,750		0	0	*
Gerardo Sanchez	504,306	504,306		0	0	*
Richard Santulli	2,755,259	2,755,259		0	0	*
Sarati Ocean Corp.(86)	521,941	521,941		0	0	*
Eduardo Serra-Rexach	201,723	201,723		0	0	*
Shania Internacional, SA(87)	1,000,000	1,000,000		0	0	*
Michael Shillian	306,415	306,415	**	0	0	*
Alexandra Shiva	1,377,630	451,189		0	926,441	*
Steve Shiver	16,667	16,667	**	0	0	*

					Number of	Percentage of
	Number of				Shares	Shares
	Shares			Number of	Beneficially	Beneficially
	Beneficially	Number of		Warrants	Owned After	Owned After
Selling Stockholder	Owned(1)	Shares Offered		Offered	Offering(1)(2)	Offering(1)(2)

Neil Simon 1983 Trust	1,512,917	1,512,917		0	0	*
Sociedad Anonima Cientifica, SA	2,584	2,584		0	0	*
Soluciones De La Fuente(88)	42,038	42,038	(30)	0	0	*
Southrel Overseas, SA (89)	1,000,000	1,000,000		0	0	*
C. Austin Stephens	147,059	147,059		0	0	*
Michael Stern	84,076	84,076	(33)	0	0	*
Stichting Pensionenfonds ABP	7,740,191	7,740,191	(90)	6,428,572	0	*
Stichting Pensionenfonds Voor De Gezondheid, Geestelijke en Maatschappelijke Belangen	1,290,031	1,290,031	(91)	1,071,428	0	*
Strategic Growth International, Inc.(92)	1,200,000	1,200,000	**	0	0	*
South Bay Construction	13,000	13,000	**	0	0	*
Sun Equity Assets Limited(93)	40,022,349	40,022,349		0	0	*
TD Global Finance	167,625	167,625		0	0	*
Arielle Tepper	988,695	988,695		0	0	*
Top Products Investments(94)	750,000	750,000		0	0	*
Travel Horizons, Inc.(95)	126,114	126,114	(24)	0	0	*
Fernando Valverde	1,891,944	1,891,944		0	0	*
Norberto Vandroux	173,000	173,000		0	0	*
Arnold Verbeek	403,446	403,446		0	0	*
Vipasa International Investments Corp.(96)	7,500,000	7,500,000		0	0	*
Joseph R. Wright(97)	5,222,094	823,577		0	4,398,517	1.1

*	Less than one percent.

**	These shares may be acquired upon the exercise of outstanding warrants.

(1)	Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We include shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of March 15, 2005, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(2)	Assuming that all shares offered here are sold but no other securities held by the selling security holder are sold.

(3)	Ted L. Kretzschmar is the natural person who exercises voting and investment control over the shares.

(4)	Alexander Gallo is the natural person who exercises voting and investment control over the shares.

(5)	Includes 42,000 shares underlying exercisable warrants and 200,004 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(6)	Andrew Harrington is the natural person who exercises voting and investment control over the shares.

(7)	Guillermo Amore is a member of our Board of Directors.

(8)	Antonio Rodriguez is the natural person who exercises voting and investment control over the shares.

(9)	Gustavo Tavares is the natural person who exercises voting and investment control over the shares.

(10)	Joseph Steinberg is the natural person who exercises voting and investment control over the shares.

(11)	Antonio De Reguero is the natural person who exercises voting and investment control over the shares.

(12)	Includes 140,000 shares underlying exercisable warrants and 666,680 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(13)	Verny Huerta is the natural person who exercises voting and investment control over the shares.

(14)	Juan Vico is the natural person who exercises voting and investment control over the shares.

(15)	Marco Cuono, Attorney-in-Fact, is the natural person who exercises voting and investment control over the shares.

(16)	Willy A. Bermello is the natural person who exercises voting and investment control over the shares.

(17)	Edward R. Shohat is the natural person who exercises voting and investment control over the shares.

(18)	William J. Biondi has served as the President of Terremark Management Services, Inc., Terremark Realty, Inc. and Terremark Financial Services, Inc. since April 28, 2000. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(19)	Kenneth I. Starr is the natural person who exercises voting and investment control over the shares.

(20)	Aviva Budd is our Senior Vice President of Business Development.

(21)	Vicente Perez Cisneros is the natural person who exercises voting and investment control over the shares.

(22)	Includes 280,000 shares underlying exercisable warrants and 1,333,360 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(23)	Christian Altaba is the natural person who exercises voting and investment control over the shares. Includes 3,333,400 shares of common stock which may be acquired upon conversion of shares of our series I convertible preferred stock and 700,000 shares underlying warrants.

(24)	Includes 21,000 shares underlying exercisable warrants and 100,002 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(25)	Ramon Montes is the natural person who exercises voting and investment control over the shares.

(26)	R. Alan Chase is the natural person who exercises voting and investment control over the shares.

(27)	Citigroup Global Markets Realty Corp. is the secured lender under our first mortgage loan described in this prospectus, for which it received customary fees and expenses (together with the warrants set forth opposite its name in this table), and Citigroup Global Markets Realty Corp. and its affiliates in the ordinary course of their business may from time to time provide investment and commercial banking or financial advisory services to us and our affiliates, for which they expect to receive customary fees and expenses. Citigroup Global Markets Realty Corp. is an affiliate of Citigroup Global Markets, Inc.

(28)	Manuel D. Medina is the natural person who exercises voting and investment control over the shares.

(29)	George Brandt is the natural person who exercises voting and investment control over the shares.

(30)	Includes 7,000 shares underlying exercisable warrants and 33,334 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(31)	Includes 4,200 shares underlying exercisable warrants and 20,001 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(32)	John and Ralph Doering are the natural persons who exercise voting and investment control over the shares.

(33)	Includes 14,000 shares underlying exercisable warrants and 66,668 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(34)	Seth P. Joseph and Jacqueline Joseph, Tenants by the Entireties are the natural persons who exercise voting and investment control over the shares.

(35)	Includes 7,500,000 shares underlying exercisable warrants.

(36)	Laurence M. Kashdin is the natural person who exercises voting and investment control over the shares.

(37)	Antonio S. Fernandez is a member of our Board of Directors.

(38)	Includes 66,667 shares of common stock which may be acquired upon conversion of our series I convertible preferred stock and 14,000 shares underlying exercisable warrants.

(39)	Jose Maria Figueres-Olsen is a former member of our Board of Directors.

(40)	Includes 200,000 shares of common stock underlying exercisable options.

(41)	Jean Edwards Kuriger is the natural person who exercises voting and investment control over the shares.

(42)	Lynn D. Dooley is the natural person who exercises voting and investment control over the shares.

(43)	Heinrich Adolf Hans Herweg is the natural person who exercises voting and investment control over the shares.

(44)	Includes 392,000 shares underlying exercisable warrants and 1,866,704 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(45)	Antonio Hernandez Mancha is the natural person who exercises voting and investment control over the shares.

(46)	Alberto De Palilo is the natural person who exercises voting and investment control over the shares.

(47)	J.L. Hoffman is the natural person who exercises voting and investment control over the shares.

(48)	Edward P. Jacobson serves as the President of Terremark Construction Services, Inc. and Terremark Technology Contractors, Inc. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(49)	John H. Reynolds is the natural person who exercises voting and investment control over the shares.

(50)	Richard M. Siedel, Jr. and Ben S. Jaffe are the persons who exercise voting and investment control over the shares.

(51)	Joseph Dooley and Jean Edwards Kuriger are the natural persons who exercise voting and investment control over the shares.

(52)	Represents the shares held by Associated Resources, Inc. Mr. Steinberg is the natural person who exercises voting and investment control over these shares.

(53)	Michael Katz serves as the President of TerreNAP Services, Inc. Prior to that, he served as the President of Terremark Real Estate Group, Inc. from April 28, 2000 to February 28, 2001 and he served as the President and Chief Operating Officer of Terremark Group, Inc., the predecessor to Terremark Real Estate Group.

(54)	Craig Kirk is the natural person who exercises voting and investment control over the shares.

(55)	Includes 9,500 shares underlying exercisable warrants.

(56)	Paolo Amore is the natural person who exercises voting and investment control over the shares. Paolo Amore is the son of Guillermo Amore, one of our directors. Includes 58,800 shares underlying exercisable warrants. Includes 280,006 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(57)	Includes 560,000 shares underlying exercisable warrants and 2,666,720 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(58)	Lynn D. Dooley is the natural person who exercises voting and investment control over the shares.

(59)	Antonio Hernandez Mancha is the natural person who exercises voting and investment control over the shares.

(60)	Includes 250,000 shares underlying exercisable warrants.

(61)	Represents the shares held by Hugo Sabel, S.A. and MGM Mancha. Mr. Mancha is the natural person who exercises voting and investment control over these shares.

(62)	Guillermo Amore, one of our directors, is the natural person who exercises voting and investment control over the shares. Includes 56,000 shares underlying exercisable warrants. Includes 266,672 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(63)	Manuel Medina is our Chairman, President and Chief Executive Officer.

(64)	Jose Maria Isardo is the natural person who exercises voting and investment control over the shares.

(65)	Alberto Vega, Ocean Bank’s Chief Financial Officer, is the natural person who exercises voting and investment control over the shares.

(66)	Hector R. Vinas is the natural person who exercises voting and investment control over the shares.

(67)	Charles G. Palmer is the natural person who exercises voting and investment control over the shares.

(68)	Francis Lee is the natural person who exercises voting and investment control over the shares.

(69)	Richard Snyder and Roberta Snyder are the natural persons who exercise voting and investment control over the shares.

(70)	Bernadino de Paulo is the natural person who exercises voting and investment control over the shares.

(71)	Pascual J. Theodora is the natural person who exercises voting and investment control over the shares.

(72)	Patrick Theodora is the natural person who exercises voting and investment control over the shares.

(73)	Includes 70,000 shares underlying exercisable warrants and 333,340 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(74)	Casilda Cynthia de Raveneau is the natural person who exercises voting and investment control over the shares.

(75)	Includes 28,000 shares underlying exercisable warrants and 133,336 shares which may be acquired upon conversion of shares of our series I convertible preferred stock.

(76)	Orlando Guerrero Vargas is the natural person who exercises voting and investment control over the shares. Miguel Rosenfeld, one of our directors, has power of attorney to take action on behalf of Probedel S.A. as instructed by this entity. Mr. Rosenfeld does not have voting or investment control over the shares.

(77)	Roberto Solis Monsato is the natural person who exercises voting and investment control over these shares.

(78)	Includes 496,000 shares underlying exercisable warrants. Includes 933,352 shares of common stock which may be acquired upon conversion of shares of Series I preferred stock.

(79)	Beile Gross is the natural person who exercises voting and investment control over these shares. Miguel Rosenfeld, one of our directors, has power of attorney to take action on behalf of Quantum Overseas, Inc. as instructed by this entity. Mr. Rosenfeld does not have voting or investment control over the shares.

(80)	Mr. Roberts is the natural person who exercise voting and investment control over these shares.

(81)	Robert Moore is the natural person who exercises voting and investment control over the shares.

(82)	Miguel J. Rosenfeld is a member of our board of directors.

(83)	Arturo Ehrlich is the natural person who exercises voting and investment control over the shares.

(84)	Jose Miguel Alfaro Masis is the natural person who exercises voting and investment control over the shares.

(85)	Manolo Solares is the natural person who exercises voting and investment control over the shares.

(86)	Carlos Pedreschi is the natural person who exercises voting and investment control over the shares. Miguel Rosenfeld, one of our directors, has power of attorney to take action on behalf of Sarati Ocean Corp. as instructed by this entity. Mr. Rosenfeld does not have voting or investment control over the shares.

(87)	Rafael Acevedo is the natural person who exercises voting and investment control over the shares.

(88)	James Fry, Attorney in fact, is the natural person who exercises voting and investment control over the shares.

(89)	Rafael Acevedo is the natural person who exercises voting and investment control over the shares.

(90)	Includes 6,428,572 shares underlying exercisable warrants.

(91)	Includes 1,071,428 shares underlying exercisable warrants.

(92)	Stanley Altschuler is the natural person who exercises voting and investment control over the shares. In April, 2002, we appointed Strategic Growth International to serve as our investor relations advisor.

(93)	Francis Lee is the natural person who exercises voting and investment control over the shares.

(94)	Carlos Vasallo is the natural person who exercises voting and investment control over the shares.

(95)	Joshep Prost is the natural person who exercises voting and investment control over the shares.

(96)	Juan Vico is the natural person who exercises voting and investment control over the shares.

(97)	Joseph R. Wright is Vice-Chairman of our board of directors.

PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling stockholders and the warrants on behalf of the selling warrantholders. The selling stockholders and selling warrantholders (or their pledgees, donees, transferees or other successors in interest selling shares or warrants received from a named selling stockholder or selling warrantholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may sell their shares and warrants offered by this prospectus to purchasers directly. Alternatively, the selling stockholders and selling warrantholders may offer the shares and warrants to or through underwriters, brokers/dealers or agents who may receive compensation in the form of discounts, concessions or commissions from selling stockholders, selling warrantholders or the purchasers of shares or warrants. The selling stockholders and selling warrantholders may pledge or grant a security interest in some or all of the common stock or warrants owned by them and, if any selling stockholders or selling warrantholders default in the performance of such secured obligations, the pledgees or secured parties may offer and sell the relevant common stock and warrants pursuant to this prospectus.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders or selling warrantholders and any underwriter, broker-dealer or agent regarding the sale of the common stock or warrants by the selling stockholders and the selling warrantholders. A selling stockholder or selling warrantholder may not sell any or all of the shares and the warrants offered by them pursuant to this prospectus. In addition, the selling stockholders and the selling warrantholders may transfer, devise or gift the shares or the warrants by other means not described in this prospectus.

      The selling stockholders and the selling warrantholders, and any underwriters, brokers/dealers or agents that participate in the distribution of the shares or the warrants may be deemed to be “underwriters” within the meaning of the Securities Act. Any profit realized by them on the sale of such shares or the warrants and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved.

      The selling stockholders and the selling warrantholders, may sell the shares or the warrants in one or more transactions:

•	at fixed prices;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and/or

•	at varying prices determined at the time of sale or at negotiated prices.

      The sale of shares or warrants may be effected in transactions, which may involve crosses (in which the same broker acts as agent on both sides of the trade) or block transactions:

•	on any national securities exchange or quotation service on which the shares or the warrants may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or in the over-the-counter market, including privately negotiated transactions directly with purchasers or through agents;

•	through the writing of options, swaps or other derivatives (whether exchange-listed or otherwise); or

•	through any combination of the foregoing or by any other legally available means.

      Our common stock is listed on the American Stock Exchange under the symbol “TWW”. We do not intend to apply for listing of the warrants on any securities exchange or on any automated quotation system. Accordingly, a trading market or other avenue for liquidity may not develop for the warrants. See “Risk Factors–No public market exists for the warrants”.

      In connection with sales of the shares and the warrants or otherwise, selling stockholders or selling warrantholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares or the warrants in the course of hedging their positions. The selling stockholders or selling warrantholders may also sell shares or warrants short and deliver shares or warrants to close out short positions, or loan or pledge shares or warrants to broker-dealers that in turn may sell shares or warrants.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, or any other available exemption from registration under the Securities Act may be sold under Rule 144, or any of the other available exemptions rather than pursuant to this prospectus.

      Because the selling stockholders and the selling warrantholders, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, the selling stockholders and the selling warrantholders, may be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders and the selling warrantholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

      Upon being notified by a selling stockholder or a selling warrantholder that any material arrangement has been entered into with a broker-dealer for the sale of shares or warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

•	the name of each such selling stockholder or selling warrantholder and of the participating broker-dealer(s);

•	the number of shares or warrants involved;

•	the price at which the shares or warrants were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	such other facts as may be material to the transaction.

      Under agreements that may be entered into by selling stockholders or selling warrantholders, underwriters who participate in the distribution of shares or warrants may be entitled to indemnification by selling stockholders or selling warrantholders against specified liabilities, including liabilities under the Securities Act. We have also agreed to indemnify, in some circumstances, the selling stockholders and the selling warrantholders and control and other persons related to the foregoing persons against specified liabilities, including liabilities under the Securities Act. The selling stockholders and the selling warrantholders have agreed to indemnify us in specified circumstances, as well as specified related persons, against specified liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by them specifically for use in this prospectus.

      Pursuant to our agreement with the selling stockholders and the selling warrantholders, we will pay all expenses of the registration of the shares and the warrants, including, without limitation, commission filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders and the selling warrantholders will pay all underwriting discounts and selling commissions, if any associated with the sale of the shares and the warrants.

      The selling stockholders, the selling warrantholders and their respective affiliates in the ordinary course of their business have provided and may from time to time provide investment and commercial banking or financial advisory services to us and our affiliates, for which they have received or expect to receive customary fees and expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On September 24, 2004, we entered into an agreement with Manuel D. Medina, our Chairman, President and Chief Executive Officer, regarding Mr. Medina’s repayment of an outstanding note in the principal amount of $5,000,000 owed by Mr. Medina to us which matured on September 30, 2004. Per the terms of the agreement, Mr. Medina agreed to tender 7,737,351 shares of our common stock as payment of the outstanding principal and interest due on the note. The terms of the agreement were approved by our Board of Directors at a meeting held on September 28, 2004. On September 29, 2004, Mr. Medina completed the transfer of the shares to us.

      In May 2004, we issued warrants to purchase 200,000 shares of our common stock to Veritas High Yield Arbitrage I Fund, LLC, Veritas High Yield Arbitrage II Fund, LLC, and Veritas High Yield Arbitrage Fund, (Bermuda) Ltd. in connection with a $5.2 million loan from them. We agreed to file a registration statement covering the shares of common stock underlying the warrants and to use our best efforts to cause the registration statement to become effective by August 15, 2004. We were unable to cause the registration statement to be declared effective by August 15, 2004, and upon exercise of the warrants, we were required to deliver 200,000 fully registered shares of common stock to the lenders. On August 24, 2004, Miguel Rosenfeld, one of our directors, delivered 200,000 registered shares to the lenders on our behalf. In exchange, we issued Mr. Rosenfeld 200,000 unregistered shares and agreed to include the shares in this registration statement.

      On March 31, 2004, Guillermo Amore, one of our directors, purchased 12 shares of our series I convertible preferred stock, and Margui Family Partners, Ltd., an entity in which Mr. Amore has an interest, purchased 8.4 shares of our series I convertible preferred stock. As payment for the shares, Mr. Amore issued a note for $300,000 and Margui Family Partners, Ltd. issued a note for $210,000. Both notes bear interest at 10%. Mr. Amore and we have agreed to set off these notes against our debentures held by Mr. Amore. Mr. Amore has since transferred all his ownership of our series I convertible preferred stock to Margui Family Partners.

      Upon conversion of outstanding promissory notes in April 2002, two of our directors, Guillermo Amore and Miguel Rosenfeld, received 1,501,503 shares and 1,134,641 shares of our common stock, respectively. The original principal amounts of the notes converted by Messrs. Amore and Rosenfeld were $1,126,127 and $850,980, respectively. The conversion price of $0.75 per share was determined by our management and approved by the board of directors, with Messrs. Amore and Rosenfeld abstaining, after considering recent quoted market prices of our stock, recent equity transactions and our business plan and financial projections.

      We have entered into indemnification agreements with all of our directors and some of our officers, to provide them with the maximum indemnification allowed under our bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being one of our directors, officers or employees, to the extent such indemnification is permitted by the laws of Delaware. We believe that the limitation of liability provisions in our Amended and Restated Certificate of Incorporation and the indemnification agreements enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

      On September 5, 2001, we closed on a $48.0 million credit facility with Ocean Bank. In addition to Mr. Medina personally guaranteeing the credit facility, and in order for us to obtain the facility, the bank further required Mr. Medina to, prior to the bank disbursing funds under the credit facility, provide a $5.0 million certificate of deposit to the bank as collateral for certain personal loans Mr. Medina has with the bank and commit to accelerate the maturity date of those personal loans to December 31, 2001. Subsequent to September 2001, Mr. Medina and the bank changed the maturity date on the personal loans, first to December 31, 2001 and later to July 1, 2002. Mr. Medina also agreed to subordinate debt that we owed to Mr. Medina in the event of our default under the credit facility. Mr. Medina has repaid part of those personal loans to Ocean Bank, leaving an outstanding principal balance of approximately $4.6 million as of December 31, 2003. On February 11, 2004, Mr. Medina extended one loan with a principal amount of approximately $3.3 million to February 11, 2005 and made an interest payment of $63,500. On March 8, 2004, Mr. Medina extended the maturity date on the other loan which had a principal amount of approximately $1.3 million to March 8, 2005 and made a $73,446 payment of principal and interest.

      On September 5, 2001, in consideration of Mr. Medina agreeing to repay his indebtedness to the bank earlier than otherwise required, pledging the certificate of deposit to the bank and personally guaranteeing the $48.0 million credit facility and approximately $21.0 million of construction payables, we entered into an amended and restated employment agreement with him. Under the terms of the amended and restated employment agreement we will indemnify Mr. Medina from any personal liability related to his guarantees of any of our debt, use commercially reasonable efforts to relieve Mr. Medina of all his guarantees of our debt, provide up to $6.5 million of cash collateral to the bank should Mr. Medina be unable to repay the personal loans when due and agreed to provide a non interest-bearing $5.0 million loan to Mr. Medina. Additionally, as long as Mr. Medina’s guarantees of our debt exist, we have agreed to nominate Mr. Medina to our Board of Directors and not remove Mr. Medina, unless for good cause, or remove any of our officers without Mr. Medina’s consent. There was no change in the amount or timing of Mr. Medina’s cash or non-cash compensation in connection with these agreements, nor did Mr. Medina receive any guarantee fee or other fees in connection with his guaranteeing our indebtedness. We are no longer obligated to fund the $6.5 million of cash collateral.

      No fee was paid to Mr. Medina for his guarantee of the Ocean Bank loan. In July 2002, the terms of our $5.0 million loan to Mr. Medina were amended. The amended note had a maturity date of September 30, 2004 and bore interest subsequent to September 5, 2002. On September 24, 2004, we entered into an agreement with Mr. Medina pursuant to which the $5.0 million dollar loan was repaid. Per the terms of the Agreement, Mr. Medina tendered, on September 29, 2004, 7,737,351 shares of our common stock as payment of the outstanding principal and interest due on the loan.

      We entered into an agreement with Joseph Wright, Jr., one of our directors, commencing September 21, 2001, engaging Mr. Wright as an independent consultant. The agreement is for a term of one year after which it renews automatically for successive one-year periods. Either party may terminate the agreement by providing 90 days’ notice. The agreement provides for an annual compensation of $100,000, payable monthly.

      We have also entered into consulting agreements with each of Guillermo Amore and Arthur Money, members of our board of directors, engaging them as independent consultants. Mr. Amore’s agreement provides for an annual compensation of $250,000, payable monthly. Mr. Money’s agreement provides for an annual compensation of $60,000, payable monthly.

      In April 2003, in connection with the issuance of the subordinated debentures we received $400,000 from two directors, Joseph Wright and Jose Maria Figueres-Olsen, and $50,000 from an employee and stockholder.

      On May 2003, we entered into a subcontractor agreement with Fusion Telecommunications International, Inc. to provide Internet protocol services under our agreement with the Diplomatic Telecommunications Service — Program Office for 16 U.S. embassies and consulates in Asia and the Middle East with another one scheduled to be installed. Fusion’s Chief Executive Officer, Marvin Rosen, is one of our directors.

In addition, Fusion’s former Chairman, Joel Schleicher, and Kenneth Starr, one of Fusion’s other directors, formerly served on our board. Manuel Medina, our Chairman, President and Chief Executive Officer, also sits on Fusion’s board of directors and Joseph R. Wright, Jr., another director of ours, formerly served on Fusion’s board of directors. During the year ended March 31, 2004, we purchased approximately $500,000 in services from Fusion.

      Included in interest income for the years ended March 31, 2004 and 2003 are approximately $76,000 and $61,000, respectively, from a $5.0 million receivable from Mr. Medina.

INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the securities being registered hereunder is being passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Marvin S. Rosen, of counsel to Greenberg Traurig, is one of our directors. As of March 15, 2005, Mr. Rosen beneficially owned 1,291,340 shares of common stock, 380,000 of which are in the form of shares underlying options.

LEGAL MATTERS

      Greenberg Traurig, P.A., Miami, Florida, has passed upon the validity of the issuance of the securities being offered by this prospectus.

EXPERTS

      The consolidated financial statements of Terremark Worldwide, Inc. as of March 31, 2004 and 2003 and for each of the three years in the period ended March 31, 2004 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Technology Center of the Americas, LLC as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      This prospectus is part of a registration statement on Form S-1 which was filed with the Securities and Exchange Commission (SEC). This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of The American Stock Exchange, which is located at 87 Trinity Place, New York, New York 10006. In addition, our Internet website, http://www.terremark.com, contains all of the annual, quarterly and special reports, proxy statements and other information we file with the SEC.

TERREMARK WORLDWIDE, INC.

PRO FORMA FINANCIAL INFORMATION

TERREMARK WORLDWIDE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

      The following unaudited pro forma condensed consolidated statements of operations are derived from and should be read in conjunction with historical consolidated financial statements and related notes of Terremark Worldwide Inc. (“TWW”) and Technology Center of the Americas, LLC (“TECOTA”). From February 23, 2001 until December 31, 2004, TWW, through a wholly owned subsidiary, owned 0.84% equity interest in TECOTA. In July 2004, TWW entered into an agreement under which it assumed the obligation to purchase the other equity interests in TECOTA. On December 31, 2004, TWW completed this acquisition of TECOTA. Accordingly, the historical consolidated financial statements of TWW as of December 31, 2004 include the accounts of TECOTA.

      The unaudited pro forma condensed consolidated statements of operations for the nine months ended December 31, 2004, and the year ended March 31, 2004, give effect to (i) TWW’s acquisition of TECOTA; (ii) certain adjustments that are directly attributable to the acquisition of TECOTA and will have a continuing impact; and (iii) TWW’s financing of the TECOTA acquisition. The unaudited pro forma condensed combined statements of operations assume that each of these transactions was consummated on April 1, 2003.

      The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the combined financial results of TWW and TECOTA for any for future period.

Terremark Worldwide, Inc

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the nine month period ended December 31, 2004

	Historical	Historical	Pro Forma		Pro Forma
	Terremark	TECOTA	adjustments		Terremark

	(Note 1)	(Note 1)	(Note 3)
Revenues
Data center	$33,345,626	$—			$33,345,626
Rental	—	7,702,549	(5,817,905	)(a)	1,884,644
Operating expense reimbursements	—	656,383	(388,703	)(a)	267,680
Management fees	144,827	—	(144,827	)(b)	—
Construction contracts	1,184,700	—			1,184,700
Other income	—	45,661			45,661

Operating revenues	34,675,153	8,404,593			36,728,311

Expenses
Data center operations	27,582,737	—	(6,206,608	)(a)	21,376,129
Construction contract expenses	1,128,751	—			1,128,751
General and administrative	10,451,253	2,144,869	(144,827	)(b)	12,451,295
Sales and marketing	3,403,263	114,853			3,518,116
Depreciation and amortization	3,900,392	1,450,283	(386,817	)(c)	4,963,858

Operating expenses	46,466,396	3,710,005			43,438,149

Income (loss) from operations	(11,791,243)	4,694,588			(6,709,838)

Other income (expense)
Change in estimated fair value of derivatives embedded within convertible debt	14,343,375				14,343,375
Gain on debt restructuring	3,420,956				3,420,956
Interest expense	(9,387,826)	(1,635,388)	(5,806,847	)(d)	(16,830,061)
Interest Income	331,387				331,387
Other	32,797	—			32,797

Total other income (expense)	8,740,689	(1,635,388)			1,298,454

Income (loss) before income taxes	$(3,050,554)	3,059,200			$(5,411,384)

Basic and diluted net loss before income taxes per common share	$(0.01)				$(0.02)

Weighted average common shares outstanding	341,172,347				341,172,347

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Terremark Worldwide, Inc

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the year ended March 31, 2004

	Historical	Historical	Pro Forma		Pro Forma
	Terremark	TECOTA	adjustments		Terremark

	(Note 1)	(Note 1)	(Note 3)
Revenues
Data center	$17,034,377	$—			$17,034,377
Rental	—	6,808,912	$(4,304,151)[a]		2,504,761
Operating expense reimbursements	—	776,740	(526,767)[a]		249,973
Development, commission and construction fees	41,081	—			41,081
Management fees	197,827	—	(184,133)[b]		13,694
Construction contracts	940,454	—			940,454
Other income	—	81,496			81,496

Operating revenues	18,213,739	7,667,148			20,865,836

Expenses
Data center operations	16,413,021	—	(4,830,918)[a]		11,582,103
Construction contract expenses	918,022	—			918,022
General and administrative	13,336,400	2,180,277	(184,133)[b]		15,332,544
Sales and marketing	3,424,411	176,001			3,600,412
Depreciation and amortization	4,698,292	1,882,836	(464,881	) [c]	6,116,247

Operating expenses	38,790,146	4,239,114			37,549,328

Income (loss) from operations	(20,576,407)	3,428,034			(16,683,492)
Other income (expense)
Gain on debt restructuring	8,475,000	—			8,475,000
Interest expense	(14,624,922)	(2,561,095)	(7,390,219)[d]		(24,576,236)
Interest Income	131,548	—			131,548
Other	4,104,204	—			4,104,204

Total other income (expense)	(1,914,170)	(2,561,095)			(11,865,484)

Income (loss) before income taxes	$(22,490,577)	866,939			$(28,548,976)

Basic and diluted loss before income taxes per common share	$(0.07)				$(0.09)

Weighted average common shares outstanding	305,028,194				305,028,194

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Terremark Worldwide, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Note 1 — Basis of Presentation

      Historical financial information for TWW has been derived from its historical financial statements for the year ended March 31, 2004 (audited) and for the nine months ended December 31, 2004 (unaudited). Historical financial information for TECOTA has been derived from its historical financial statements for the year ended December 31, 2003 (audited) and for the nine months ended September 30, 2004 (unaudited). No adjustments have been made to the pro forma financial information to account for the difference between the financial reporting dates used by TECOTA and TWW due to the close proximity of the period-end dates.

Note 2 — Acquisition of TECOTA

      From February 23, 2001 until December 31, 2004, the Company owned a 0.84% interest in Technology Center of the Americas, LLC (“TECOTA”), the entity that owns the building in which the NAP of the Americas is housed (“TECOTA building”). In July 2004, the Company entered into an agreement under which it assumed the obligation to purchase the other outstanding equity interests in TECOTA. On December 31, 2004, the Company completed the purchase of those other outstanding equity interests such that TECOTA became a wholly-owned subsidiary. In connection with this purchase, the Company paid approximately $40.0 million for the equity interests and repaid an approximately $35.0 million mortgage to which the TECOTA building was subject.

Note 3 — Pro Forma Adjustments

      Following are brief descriptions of the pro forma adjustments to reflect the acquisition of TECOTA:

(a)	Records the elimination of transactions between TWW and TECOTA resulting from TECOTA leasing space to TWW.

(b)	Records the elimination of transactions between TWW and TECOTA resulting from TWW management fees charged to TECOTA pursuant to a property management agreement.

(c)	Records the elimination of historical depreciation and amortization expense related to TECOTA and the depreciation resulting from the allocation of the purchase price to the building using the straight-line method over a 39 year period.

	Nine Months Ended	Year Ended
	December 31, 2004	March 31, 2004

Elimination of historical amounts of TECOTA	$(1,450,283)	$(1,882,836)
Depreciation of the cost of the acquired building (estimated to be $55,300,000) using a 39 year life	1,063,466	1,417,955

	$(386,817)	$(464,881)

(d)	Records the interest on new borrowings for the acquisition of TECOTA and the elimination of interest on existing debt to be repaid. Adjustment also records amortization of debt issuance costs. The adjustment is calculated as follows:

	Nine Months Ended	Year Ended
	December 31, 2004	March 31, 2004

Elimination of historical amounts of TECOTA	$(1,635,388)	$(2,561,095)
Interest expense on $79 million of new borrowings at a variable rate of 9.5%	6,839,583	9,145,804
Amortization of debt issuance costs of new borrowings using a four year term	602,652	805,510

	$5,806,847	$7,390,219

The effect of a .0125% variance on interest expense is $70,313 and $93,750 for the nine months ended December 31, 2004 and the year ended March 31, 2004, respectively.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2004	2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,814,894	$4,378,614
Restricted Cash	11,637,692	—
Accounts receivable, net of allowance for doubtful accounts of $200,000 at December and March	3,333,795	3,214,101
Current portion of capital lease receivable	1,577,760	—
Note receivable	—	2,285,000
Contracts receivable	40,014	363,043
Prepaid and other current assets ($470,967 and $499,009 due from related parties)	716,462	1,115,230
Deferred costs under government contracts	1,766,398	—

Total current assets	34,887,015	11,355,988
Investment in unconsolidated entities, net	—	725,319
Restricted cash	5,621,020	789,476
Property and equipment, net	121,800,043	53,897,716
Debt issuance costs	9,699,508	488,971
Other assets	1,959,105	175,363
Capital lease receivable, net of current portion	4,615,431	—
Goodwill	9,999,870	9,999,870

Total assets	$188,581,992	$77,432,703

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Note payable to a former owner of TECOTA	$7,244,489	—
Current portion of mortgage payable	680,303	—
Current portion of notes payable ($4,325,010 due to related parties at March 31)	4,644,600	$9,194,145
Construction payables	2,134,713	1,363,554
Accounts payable and accrued expenses	16,075,937	7,067,319
Current portion of capital lease obligations	1,051,239	1,799,726
Interest payable	512,328	1,952,978
Current portion of unearned interest	533,135	—
Convertible debt	—	250,000

Total current liabilities	32,876,744	21,627,722
Mortgage payable	46,119,108	—
Convertible debt	53,017,846	36,895,239
Derivatives embedded within convertible debt, at estimated fair value	21,139,875	—
Notes payable, less current portion (includes $31,191,967 due to related parties at March 31)	23,417,655	31,311,894
Deferred rent	1,751,194	6,938,454
Unearned interest under capital lease receivables	781,859	—
Capital lease obligations, less current portion	137,360	105,886
Deferred revenue	2,640,424	2,686,396
Series H redeemable convertible preferred stock: $.001 par value, 294 shares issued and outstanding, at liquidation value	609,208	586,718

Total liabilities	182,491,273	100,152,309

Minority interest	76,614	—

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Series G convertible preferred stock: $.001 par value, 20 shares issued and outstanding (liquidation value of approximately $2.9 million)	1	1
Series I convertible preferred stock: $.001 par value, 390 shares issued and outstanding (liquidation value of approximately $10.3 million and $10.0 million)	1	1
Common stock: $.001 par value, 600,000,000 shares authorized; 363,107,197 and 311,227,482 shares issued	363,107	311,227
Common stock warrants	13,715,949	3,642,006
Common stock options	1,545,375	1,545,375
Additional paid-in capital	238,020,476	213,596,501
Accumulated deficit	(239,865,271)	(236,814,717)
Accumulated other comprehensive loss	(544,896)	—
Treasury stock: 8,652,016 shares	(7,220,637)	—
Note receivable — related party	—	(5,000,000)

Total stockholders’ equity (deficit)	6,014,105	(22,719,606)

Total liabilities and stockholders’ equity (deficit)	$188,581,992	$77,432,703

The accompanying notes are an integral part of these condensed consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended		For the Three Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

	(Unaudited)		(Unaudited)
Revenues
Data center — services	$23,951,730	$11,834,820	$8,925,815	$4,591,996
Data center — technology infrastructure build-out	9,393,896	—	9,393,896	—
Development, commission and construction fees	—	41,081	—	—
Management fees	144,827	150,800	53,905	43,730
Construction contracts	1,184,700	328,336	187,914	229,364

Operating revenues	34,675,153	12,355,037	18,561,530	4,865,090

Expenses
Data center operations — services, excluding depreciation (includes $5,818,784 and $3,072,161 (nine months) and $1,939,595 and $1,293,063 (three months) in rent expense with a related party	20,176,588	11,170,512	7,975,918	4,664,026
Data center operations — technology infrastructure build-out	7,406,149	—	7,406,149	—
Construction contract expenses, excluding depreciation	1,128,751	337,613	179,938	228,957
General and administrative	10,451,253	10,325,328	3,471,807	2,855,910
Sales and marketing	3,403,263	2,348,849	1,370,144	815,539
Depreciation and amortization	3,900,392	3,570,569	1,327,338	1,218,886

Operating expenses	46,466,396	27,752,871	21,731,294	9,783,318

Loss from operations	(11,791,243)	(15,397,834)	(3,169,764)	(4,918,228)

Other income (expenses)
Change in estimated fair value of derivatives embedded within convertible debt	14,343,375	—	664,125	—
Gain on debt restructuring and extinguishment, net	3,420,956	8,475,000	—	—
Interest expense (includes $670,649 and $1,475,218 (nine months) and $13,113 and $593,268 (three months) with a related party)	(9,387,826)	(10,498,899)	(2,954,678)	(4,273,353)
Interest income	331,387	100,615	135,144	44,886
Other, net	32,797	291,789	37,056	(5,043)

Total other income (expenses)	8,740,689	(1,631,495)	(2,118,353)	(4,233,510)

Loss before income taxes	(3,050,554)	(17,029,329)	(5,288,117)	(9,151,738)
Income taxes	—	—	—	—

Net loss	(3,050,554)	(17,029,329)	(5,288,117)	(9,151,738)
Preferred dividend	(721,821)	(120,000)	(235,000)	(40,000)

Net loss attributable to common shareholders	$(3,772,375)	$(17,149,329)	$(5,523,117)	$(9,191,738)

Basic and diluted net loss per common share	$(0.01)	$(0.06)	$(0.02)	$(0.03)

Weighted average common shares outstanding	341,172,347	303,030,798	351,351,808	308,875,973

The accompanying notes are an integral part of these condensed consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Stockholders’ Equity (Deficit) (Unaudited)

	Common Stock
	Par Value
	$.001						Accumu-		Note
			Common	Common	Additional	Accumu-	lated Other		Receivable
	Issued		Stock	Stock	Paid-In	lated	Compre-	Treasury	Related
	Shares	Amount	Warrants	Options	Capital	Deficit	hensive Loss	Stock	Party

Balance at March 31, 2004	311,227,482	$311,227	$3,642,006	$1,545,375	$213,596,501	$(236,814,717)	$—	$—	$(5,000,000)
Issuance of shares	3,060,444	3,060	—	—	1,996,940	—	—	—	—
Conversion of debt	55,249,274	55,249	—	—	27,980,775	—	—	—	—
Conversion of preferred stock	333,340	333	—	—	(333)	—	—	—	—
Exercise of stock options	336,667	337	—	—	122,423	—	—	—	—
Warrants issued	—	—	10,335,583	—	—	—	—	—	—
Exercise of warrants	351,622	353	(261,640)	—	263,287	—	—	—	—
Preferred stock issuance costs	—	—	—	—	(587,860)	—	—	—	—
Accrued dividends on preferred stock	—	—	—	—	(601,820)	—	—	—	—
Preferred stock dividend in lieu of cash	328,381	328	—	—	194,730	—	—	—	—
Stock tendered in payment of loan and retired	(7,737,351)	(7,737)	—	—	(4,944,167)	—	—	—	5,000,000
Retirement of treasury shares	(42,662)	(43)	—	—	0	—	—	—	—
Net assets acquired from NAP Madrid	—	—	—	—	0	—	—	(7,220,637)	—
Foreign currency translation adjustment	—	—	—	—	—	—	(544,846)	—	—
Net loss	—	—	—	—	—	(3,050,554)	—	—	—

Balance at December 31, 2004	363,107,197	$363,107	$13,715,949	$1,545,375	$238,020,476	$(239,865,271)	$(544,896)	$(7,220,637)	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	December 31,

	2004	2003

	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,050,554)	$(17,029,329)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of long-lived assets	3,900,392	3,570,569
Change in estimated fair value of embedded derivatives	(14,343,375)	—
Accretion on convertible debt	2,243,784	—
Amortization of beneficial conversion feature on issuance of convertible debentures	904,761	5,880,953
Amortization of debt issuance costs	499,798	110,002
Gain on debt restructuring and extinguishment	(3,626,956)	(8,475,000)
Other, net	(50,319)	—
Stock-based compensation	—	1,905,576
Warrants issued for services	172,650	—
(Increase) decrease in:
Accounts receivable, net	(119,694)	(619,474)
Contracts receivable	323,029	(77,013)
Capital lease receivable, net of unearned interest	(4,878,197)	—
Other assets	(1,539,805)	(156,953)
Deferred costs under government contracts	(1,766,398)	—
Increase (decrease) in:
Accounts payable and accrued expenses	5,012,666	(2,520,317)
Interest payable	(1,167,126)	(1,773,871)
Deferred revenue	(45,972)	4,126,470
Net assets/liabilities of discontinued operations	—	(752,620)
Construction payables	(92,344)	—
Deferred rent	4,136,765	2,938,929

Net cash used in operating activities	(13,486,895)	(12,872,078)

Cash flows from investing activities:
Capital improvement cash reserve	(4,000,000)	(20,571)
Purchases of property and equipment	(6,807,074)	(1,818,632)
Investment in unconsolidated entities	—	3,878
Acquisition of a majority interest in NAP Madrid	(2,537,627)	—
Acquisition of TECOTA, net of cash acquired	(73,936,374)	—
Proceeds from note receivable-related party	50,000	—

Net cash used in investing activities	(87,231,075)	(1,835,325)

Cash flows from financing activities:
Increase in restricted cash	(5,224,747)	—
Proceeds from mortgage loan	46,799,411	—
Issuance of senior secured notes	23,417,655	—
Increase in construction payables	863,503	591,283
Payments on loans	(36,490,245)	(2,629,358)
Issuance of convertible debt	86,257,312	19,550,000
Payments on convertible debt	(10,131,800)	(1,407,000)
Debt issuance costs	(6,007,370)	—
Proceeds from issuance of common stock	2,000,016	—
Proceeds from sale of preferred stock	2,131,800	—
Preferred stock issuance costs	(587,860)	—
Other borrowings	935,895	750,000
Payments under capital lease obligations	(717,013)	(532,258)
Issuance of warrants	8,782,933	—
Proceeds from exercise of stock options and warrants	124,760	15,837

Net cash provided by financing activities	112,154,250	16,338,504

Net increase in cash and cash equivalents	11,436,280	1,631,101
Cash and cash equivalents at beginning of period	4,378,614	1,408,190

Cash and cash equivalents at end of period	$15,814,894	$3,039,291

The accompanying notes are an integral part of these condensed consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2004

1.	Business and Organization

      Terremark Worldwide, Inc. (together with its subsidiaries, the “Company” or “Terremark”) operates Internet exchange points from which it provides colocation, interconnection and managed services to government entities, carriers, Internet service providers, network service providers and enterprises. The Company’s Internet exchange point facilities, or IXs, are located at strategic locations in Miami, Florida; Santa Clara, California; Madrid, Spain and Sao Paulo, Brazil. Those facilities serve as locations where networks meet to interconnect and exchange Internet traffic, including data, voice, audio and video traffic. The Company’s primary facility, the NAP of the Americas, in Miami, Florida was designed and built to disaster-resistant standards with maximum security to house mission-critical systems infrastructure.

2.	Acquisitions

NAP Madrid

      In June 2002, the Company entered into an exclusive agreement with the Comunidad Autonoma de Madrid (the “Comunidad”) to develop and operate carrier-neutral network access points in Spain. As part of that agreement, the parties formed NAP de las Americas — Madrid S.A. (“NAP Madrid”) to own and operate carrier-neutral IXs in Spain, modeled after the NAP of the Americas. The shareholders were the Comunidad through its Instituto Madrileno de Desarrollo (“IMADE”), the Camara Oficial de Comercio e Industria de Madrid, Red Electrica Telecomunicaciones, S.A., Telvent Sistemas y Redes S.A., a subsidiary of Abengoa S.A., and Centro de Transportes de Coslada, S.A. (“CTC”). At the time NAP Madrid was formed, the Company owned 1% of its equity, which was subsequently increased to 10%.

      In May 2004, the Company purchased the 20% interest in NAP Madrid owned by Telvent Sistemas y Redes S.A. for approximately $550,000. In June 2004, the Company purchased the 20% interest in this entity owned by Red Electrica Telecomunicaciones, S.A. for approximately $634,000. In July 2004, the Company purchased the 30% interest in NAP Madrid owned by CTC and IMADE for approximately $1.4 million. As a result of these transactions, the Company owns an 80% equity interest in NAP Madrid. The Company’s accounts as of December 31, 2004 include the assets and liabilities of NAP Madrid, as well as the 20% minority interest. The assets of NAP Madrid primarily consist of 8.7 million shares of Terremark’s common stock, which are accounted for as treasury stock at cost. The liabilities of NAP Madrid consist primarily of a bank loan with a balance of 3.4 million Euros ($4.6 million at the December 31, 2004 exchange rate). The results of operations of NAP Madrid from July 1, 2004 have been included in the accompanying condensed consolidated statement of operations.

      Because it had not commenced significant operations and had no customers or employees when the above transactions were consummated, the Company concluded that the assets acquired do not constitute a

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

business. The Company allocated the purchase price based upon the fair value of assets acquired and liabilities assumed. The following is an allocation of the aggregate purchase price:

Assets
Equipment	$204,040
Terremark stock	7,220,637

Liabilities
Notes payable, current	(3,708,705)
Accounts payable and accrued expenses	(677,444)
Minority Interest	(167,466)

Net Assets	$2,871,062
Previous equity ownership	(333,435)

Cash paid for acquisition	$2,537,627

TECOTA

      From February 23, 2001 until December 31, 2004, the Company owned a 0.84% interest in Technology Center of the Americas, LLC (“TECOTA”), the entity that owns the building in which the NAP of the Americas is housed (“TECOTA building”). In July 2004, the Company entered into an agreement under which it assumed the obligation to purchase the other outstanding equity interests in TECOTA. On December 31, 2004, the Company completed the purchase of those other outstanding equity interests such that TECOTA became a wholly-owned subsidiary. In connection with this purchase, the Company paid approximately $40.0 million for the equity interests and repaid an approximately $35.0 million mortgage to which the TECOTA building was subject. The Company allocated the purchase price based upon the fair value of assets acquired and liabilities assumed. The following is an allocation of the purchase price and a reconciliation of payments made:

Assets
Current assets	$1,957,000
Land and building	64,973,000

Liabilities
Accounts payable	(462,000)

Fair value of net assets acquired	66,468,000

Adjustments:
Write off of Terremark’s deferred rent liability to TECOTA	9,324,000

Previous Terremark’s partnership interest in TECOTA under cost method	(392,000)

Repayment of old mortgage	(35,736,000)

Due to former TECOTA partners	39,664,000
Cash paid at December 31, 2004 closing	(32,420,000)

Note payable due to a former TECOTA partner	$7,244,000

      At the closing of the purchase, the Company paid the former TECOTA partners $32,420,000 in cash and issued to one of the former TECOTA partners a non-interest bearing note in the principal amount of $7,244,000 due on January 3, 2005 in payment of the purchase price for the equity interests. The non-interest bearing note was paid in full on January 3, 2005 from funds included in restricted cash balance as of December 31, 2004.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The following unaudited pro forma financial information has been presented as if the acquisition of TECOTA had occurred as of the beginning of:

	Nine Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2004	2004

Revenues	$36,728,000	$19,239,711

Net loss attributable to common shareholders	$(5,133,000)	$(9,353,509)

Basic and diluted net loss per common share	$(0.02)	$(0.03)

      The Company financed the purchase of the equity interests and repayment of the mortgage from two sources. The Company obtained a $49.0 million first mortgage loan from CitiGroup Global Markets Realty Corp. Simultaneously, it issued Senior Secured Notes in an aggregate principal amount equal to $30.0 million due March 2009 (the “Senior Secured Notes”) and sold 3,060,444 shares of common stock valued at $2.0 million to Falcon Mezzanine Partners, LP and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen, and Stichting Pensioenfonds ABP, two funds affiliated with AlpInvest Partners (“the Falcon investors”).

3.	Summary of Significant Accounting Policies

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles for complete annual financial statements.

      The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present fairly the financial position and the results of operations for the interim periods presented. Operating results for the quarter ended December 31, 2004 may not be indicative of the results that may be expected for the year ending March 31, 2005. Amounts as of March 31, 2004 included in the condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended March 31, 2004. The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

Use of estimates

      The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Derivatives

      The Company does not hold or issue derivative instruments for trading purposes. However, the Company’s 9% Senior Convertible Notes due June 15, 2009 (the “Senior Convertible Notes”) contain embedded derivatives that require separate valuation from the Senior Convertible Notes. The Company recognizes these derivatives as liabilities in its balance sheet and measures them at their estimated fair value, and recognizes changes in their estimated fair value in earnings in the period of change.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The Company, with the assistance of a third party, estimates the fair value of its embedded derivatives using available market information and appropriate valuation methodologies. These embedded derivatives derive their value primarily based on changes in the price and volatility of the Company’s common stock. Over the life of the Senior Convertible Notes, given the historical volatility of the Company’s common stock, changes in the estimated fair value of the embedded derivatives are expected to have a material effect on our results of operations. Furthermore, the Company has estimated the fair value of these embedded derivatives using a theoretical model based on the historical volatility of its common stock over the past year. If an active trading market develops for the Senior Convertible Notes or the Company is able to find comparable market data, it may in the future be able to use actual market data to adjust the estimated fair value of these embedded derivatives. Such adjustment could be significant and would be accounted for prospectively.

      Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company may eventually pay to settle these embedded derivatives.

      On December 31, 2004, the Company paid $100,000 to enter into a rate cap protection agreement, a derivative hedge against increases in interest rates. The agreement locked certain LIBOR rates on the $49 million mortgage payable for the four-year period for which the rate cap protection is in effect.

      The Company has designated this interest rate cap agreement as a cash flow hedge. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in accumulated other comprehensive loss, a separate component of stockholders’ equity (deficit), and reclassified into earnings in the period during which the hedge transaction affects earnings. Management will assess, at least quarterly, whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged transaction. Any change in fair value resulting from ineffectiveness will be recognized in current period endings.

Installation and other outsourcing services under customer contracts

      From time to time, the Company enters into outright sales or sales-type lease contracts for technology infrastructure build-outs that include procurement, installation and configuration of specialized equipment. Due to the typically short-term nature of these types of services, the Company records revenues under the completed contract method, whereby costs and related revenues are deferred in the balance sheet until services are delivered and accepted by the customer. Contract costs deferred are costs incurred for assets, such as costs for the purchase of materials and production equipment, under fixed price contracts. For these types of services, labor and other general and administrative costs are not significant and are included as period charges.

      Pursuant to an outright sale contract, all rights and title to the equipment and infrastructure are transferred to the customer. In connection with an outright sale, the Company recognizes the sale amount as revenue and the cost basis of the equipment and infrastructure is charged to cost of infrastructure build-out.

      Lease contracts qualifying for capital lease treatment are accounted for as sales-type leases. For sales-type lease transactions, the Company recognizes as revenue the net present value of the future minimum lease payments. The cost basis of the equipment and infrastructure is charged to cost of infrastructure build-outs. During the life of the lease, the Company recognizes as other income in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction to capital lease receivable.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Significant concentrations

      The Company’s two largest customers accounted for approximately 43% and 15%, respectively, of data center revenues for the nine months ended December 31, 2004. One customer accounted for approximately 11% of data center revenues for the nine months ended December 31, 2003. One customer accounted for approximately 64% of data center revenues for the three months ended December 31, 2004. One customer accounted for approximately 19% of data center revenues for the three months ended December 31, 2003.

Reclassifications

      Certain reclassifications have been made to the prior periods’ financial statements to conform to the current presentation.

Stock-based compensation

      The Company uses the intrinsic value method to account for its employee stock-based compensation plans. Under this method, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s shares and the option’s exercise price. The Company accounts for stock based compensation to non-employees using the fair value method.

      The following table presents what the net loss and net loss per share would have been had the Company accounted for employee stock based compensation using the fair value method:

	For the Nine Months Ended		For the Three Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Net loss attributable to common shareholders as reported	$(3,772,375)	$(17,149,329)	$(5,523,117)	$(9,191,738)
Stock-based compensation expense if the fair value method had been adopted	(927,293)	(3,324,013)	(310,684)	(350,317)

Pro forma net loss attributable to common shareholders	$(4,699,668)	$(20,473,342)	$(5,833,801)	$(9,542,055)

Loss per common share — as reported	$(0.01)	$(0.06)	$(0.02)	$(0.03)

Loss per common share — pro forma	$(0.01)	$(0.07)	$(0.02)	$(0.03)

      Fair value calculations for employee grants were made using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003

Risk free rate	2.14% - 3.50%	2.14% - 2.90%
Volatility (three year historical)	89 - 150%	155%
Expected life	5 years	5 years
Expected dividends	0%	0%

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Minority interest

      Minority interest is the portion of NAP Madrid that is not owned by the Company and represents the minority shareholder interest in the book value of NAP Madrid’s net assets.

Loss per share

      Basic EPS is calculated as income or loss available to common stockholders divided by the weighted average number of common shares outstanding during the period. If the effect is dilutive, participating securities that are convertible into common stock are included in the computation of basic EPS. Diluted EPS is calculated using the “if converted” method for common stock equivalents.

      The Company’s 9% Senior Convertible Notes (the “Senior Convertible Notes”) contain contingent interest provisions which allow the holders of the Senior Convertible Notes to participate in any dividends declared on the Company’s common stock. Further, the Company’s Series H and I preferred stock contain participation rights which entitle the holders to receive dividends in the event the Company declares dividends on its common stock. Accordingly, the Senior Convertible Notes and the Series H and I preferred stock are considered participating securities. As a result of the number of shares of the Company’s common stock currently outstanding, these participating securities have not had a significant impact on the calculation of earnings per share. Furthermore, these participating securities can only impact the calculation of earnings per share in periods when the Company presents net income.

Comprehensive loss

      Comprehensive loss consists of net loss and foreign currency translation adjustments, and is presented in the accompanying consolidated statement of stockholders’ equity (deficit).

Recent accounting standards

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. In November 2003, the FASB issued FASB Staff Position No. 150-3 which deferred the measurement provisions of SFAS No. 150 indefinitely for certain mandatory redeemable non-controlling interests that were issued before November 5, 2003. The FASB plans to reconsider implementation issues and, perhaps, classification or measurement guidance for those non-controlling interests during the deferral period. In 2003, the Company applied certain disclosure requirements of SFAS No. 150. To date, the impact of the effective provisions of SFAS No. 150 has been the presentation of the Series H redeemable preferred stock as a liability. While the effective date of certain elements of SFAS No. 150 has been deferred, the adoption of SFAS 150 when finalized is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

      In April 2004, the Emerging Issues Task Force (“EITF”) of the FASB approved EITF Issue 03-6, “Participating Securities and the Two-Class Method under FAS 128.” EITF Issue 03-6 supersedes the guidance in Topic No. D-95, “Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share”, and requires the use of the two-class method for participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF Issue 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

of stock based compensation (unvested options and restricted stock) subject to the provisions of Accounting Principles Board (“APB”) Opinion No. 25 and SFAS No. 123. EITF Issue 03-6 is effective for reporting periods beginning after March 31, 2004 and should be applied by restating previously reported earnings per share. The adoption of EITF Issue 03-6 did not have a material impact on the Company’s financial position or results of operations for the nine months ended December 31, 2004.

      In December 2004, the FASB issued SFAS No. 123(Revised), “Share-Based Payment.” This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for all stock awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. In addition, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS 123(R) will be effective for quarterly periods beginning after June 15, 2005, which is the Company’s second quarter ending September 30, 2005. Management has not yet determined the impact that SFAS 123(R) will have on its financial position and results of operations.

4.	Restricted Cash

      Restricted cash consists of:

	December 31,	March 31,
	2004	2004

Reserve to repay notes payable to a former owner of TECOTA	$7,244,489	$—
Capital improvement reserve	4,000,000	—
Reserve to pay closing costs	2,711,803	—
Security deposits under bank loan agreement	1,681,400	—
Security deposits under operating leases	1,437,531	789,476
Escrow deposits under mortgage loan agreement	183,489	—

	17,258,712	789,476
Less: current portion	(11,637,692)	(—)

	$5,621,020	$789,476

5.	Deferred Costs Under Government Contract

      As of December 31, 2004, deferred costs consist mainly of specialized equipment which has not yet been installed as part of a technology infrastructure build-out under a government contract.

6.	Mortgage Payable

      In connection with the purchase of TECOTA, the Company obtained a $49.0 million loan from CitiGroup Global Markets Realty Corp. This loan is secured by a first mortgage on the TECOTA building and a security interest in all then existing building improvements that we have made to the building, certain of our deposit accounts and any cash flows generated from customers by virtue of their activity at the TECOTA building. The loan bears interest at a rate per annum equal to the greater of (a) 6.75% and (b) LIBOR plus 4.75% and matures in February 2009. This mortgage loan includes numerous covenants imposing significant financial and operating restrictions on Terremark’s business (see note 11).

      In connection with this financing, the Company issued to Citigroup Global Markets Realty Corp., for no additional consideration, warrants to purchase an aggregate of 5 million shares of the Company’s common stock. Those warrants expire on December 31, 2011 and are divided into four equal tranches that differ only in

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

respect of the applicable exercise prices, which are $0.68, $0.74, $0.81 and $0.87, respectively. The warrants were valued by a third party expert at approximately $2,200,000, which was recorded as a discount to the debt principal. Proceeds from the issuance of the mortgage note payable and the warrants were allocated based on their relative fair values. The costs related to the issuance of the mortgage loan were capitalized and amounted to approximately $1,570,000. The discount to the debt principal and the debt issuance costs will be amortized to interest expense using the effective interest rate method over the term of the mortgage loan. The Company has granted to Citigroup registration rights in connection with the warrants and the shares of its common stock into which these warrants are exercisable, including the right to have these warrants and shares registered by June 29, 2005.

7.	Convertible Debt

      Convertible debt consists of:

	December 31,	March 31,
	2004	2004

Senior Convertible Notes, with a face value of $86.25 million, due June 15, 2009, and convertible into shares of the Company’s common stock at $1.25 per share. Interest at 9% is payable semi-annually, on each December 15 and June 15	$53,017,846	$—
Subordinated secured convertible debentures due April 30, 2006; converted into shares of the Company’s common stock at $0.50 per share during May 2004	—	24,095,239
Subordinated secured convertible debentures due December 31, 2005; converted into shares of the Company’s common stock at a weighted average conversion price of $2.14 per share during June 2004	—	10,300,000
Subordinated secured convertible debentures due August 30, 2004; repaid or converted into shares of the Company’s common stock at a weighted average conversion price of $0.66 per share during the period from May to July 2004	—	2,750,000

	$53,017,846	$37,145,239
Less: Current portion of convertible debt	—	(250,000)

Convertible debentures, less current portion	$53,017,846	$36,895,239

      On May 17, 2004, the Company provided certain debenture holders with notice of its intent to redeem $25.0 million of its 10% convertible debentures and $2.8 million of its 13.125% convertible debentures, effective June 1, 2004. As of June 1, 2004, the holders of all of the 10% convertible debentures and $2.5 million in principal of the 13.125% convertible debentures converted their debentures into an aggregate of 54,899,274 shares of the Company’s common stock.

      As a result of the extinguishment of notes payable and convertible debentures, the Company recognized a gain on debt restructuring and extinguishment totaling approximately $3.4 million, representing the recognition of the unamortized balance of a debt restructuring deferred gain related to the Company’s notes payable and the write-off of debt issuance costs, net of an early redemption premium payment to the 13% debenture holders.

      On June 14, 2004, the Company privately placed $86.25 million in aggregate principal amount of the Senior Convertible Notes to qualified institutional buyers. The Senior Convertible Notes bear interest at a rate of 9% per annum, payable semiannually, on each December 15 and June 15, and are convertible at the option

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

of the holders, into shares of the Company’s common stock at a conversion price of $1.25 per share. The Company used the net proceeds from this offering to pay notes payable amounting to approximately $36.5 million and convertible debt amounting to approximately $9.8 million. In conjunction with the offering, the Company incurred $6,635,912 in debt issuance costs, including $1,380,000 in estimated fair value of warrants issued to the placement agent to purchase 1,815,789 shares of the Company’s common stock at $0.95 per share.

      The Senior Convertible Notes rank pari passu with all existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all existing and future subordinated indebtedness, and rank junior to any future secured indebtedness. If there is a change in control of the Company, the holders have the right to require the Company to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest (the “Repurchase Price”). If a change in control occurs and at least 50% of the consideration for the Company’s common stock consists of cash, the holders of the Senior Convertible Notes may elect to receive the greater of the Repurchase Price or the Total Redemption Amount. The Total Redemption Amount will be equal to the product of (x) the average closing prices of the Company’s common stock for the five trading days prior to announcement of the change in control and (y) the quotient of $1,000 divided by the applicable conversion price of the Senior Convertible Notes, plus a make whole premium of $225 per $1,000 of principal if the change in control takes place before June 16, 2005 reducing to $45 per $1,000 of principal if the change in control takes place between June 16, 2008 and December 15, 2008. If the Company issues a cash dividend on its common stock, it will pay contingent interest to the holders of the Senior Convertible Notes equal to the product of the per share cash dividend and the number of shares of common stock issuable upon conversion of each holder’s note.

      The Company may redeem some or all of the Senior Convertible Notes for cash at any time on or after June 15, 2007, if the closing price of the Company’s common shares has exceeded 200% of the applicable conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date it mails the redemption notice. If the Company redeems the notes during the twelve month period commencing on June 15, 2007 or 2008, the redemption price equals 104.5% or 102.25%, respectively, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus an amount equal to 50% of all remaining scheduled interest payments on the notes from, and including, the redemption date through the maturity date.

      The Senior Convertible Notes contain an early conversion incentive for holders to convert their notes into shares of common stock before June 15, 2007. If exercised, the holders will receive the number of common shares to which they are entitled and an early conversion incentive payment in cash or common stock, at the Company’s option, equal to one-half the aggregate amount of interest payable through June 15, 2007.

      The conversion option, including the early conversion incentive, and the equity participation feature embedded in the Senior Convertible Notes were determined to be derivative instruments to be considered separately from the debt and accounted for separately. As a result of the bifurcation of the embedded derivatives, the carrying value of the Senior Convertible Notes at issuance was approximately $50.8 million. The Company is accreting the difference between the face value of the Senior Convertible Notes ($86.25 million) and the carrying value to interest expense under the effective interest method on a monthly basis over the life of the Senior Convertible Notes.

8.	Derivatives

      The Senior Convertible Notes contain two embedded derivatives that require separate valuation from the Senior Convertible Notes: a conversion option that includes an early conversion incentive and an equity participation right. Upon registration of the Senior Convertible Notes in December 2004 under the Securities Act of 1933, as amended, a third embedded derivative, a takeover make whole premium due upon a change

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

in control, required separate valuation from the Senior Convertible Notes. The Company estimated that the embedded derivative related to the equity participation rights and the takeover make whole premium did not have a significant value.

      The Company estimated that the embedded derivatives had an initial estimated fair value of approximately $35,483,000 and a December 31, 2004 estimated fair value of approximately $21,140,000, resulting from the conversion option. The change of $14,343,375 in the estimated fair value of the embedded derivative was recognized as other income in the nine months ended December 31, 2004. For the three months ended December 31, 2004, the change in the estimated fair value of the embedded derivative was $664,125.

      The interest rate on our mortgage loan is payable at variable rates indexed to LIBOR. To partially mitigate the interest rate risk on our mortgage loan, the Company paid $100,000 on December 31, 2004 to enter into a rate cap protection agreement. The rate cap protection agreement locked in the following LIBOR rate on $49.0 million of debt for the four-year period for which the rate cap protection agreement is in effect:

•	5.0% per annum, starting January 4, 2005;

•	5.75% per annum, starting August 11, 2005;

•	6.5% per annum, starting February 11, 2006;

•	7.25% per annum, starting August 11, 2006; and

•	7.72% per annum, starting February 11, 2007 until the termination date of the rate cap protection agreement.

9.	Notes Payable

      At March 31, 2004, the Company had outstanding an aggregate of $40,506,039 in notes payable which were repaid in June 2004.

      In connection with the purchase of TECOTA, the Company issued Senior Secured Notes in an aggregate principal amount equal to $30.0 million and sold 3,060,444 shares of its common stock valued at $2.0 million to the Falcon investors. The Senior Secured Notes are secured by substantially all of the Company’s assets other than the TECOTA building, bear cash interest at 9.875% per annum and “payment in kind” interest at 3.625% per annum subject to adjustment upon satisfaction of specified financial tests, and mature in March 2009. The Senior Secured Notes include numerous covenants imposing significant financial and operating restrictions on the Company’s business (see note 11).

      The Company issued to the Falcon investors, for no additional consideration, warrants to purchase an aggregate of 15 million shares of the Company’s common stock. Those warrants expire on December 30, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.69, $0.75, $0.82 and $0.88, respectively. The warrants were valued by a third party expert at approximately $6,600,000, which was recorded as a discount to the debt principal. Proceeds from the issuance of the senior secured notes and the warrants were allocated based on their relative fair values. The costs related to the issuance of the Senior Secured Notes were capitalized and amounted to approximately $1,813,000. The discount to the debt principal and the debt issuance costs will be amortized to interest expense using the effective interest rate method over the term of the Senior Secured Notes. The Company has granted the Falcon investors registration rights in connection with the shares of common stock, the warrants issued and the shares of the Company’s common stock into which these warrants are exercisable, including the right to have these warrants and shares registered by June 29, 2005. In connection with this financing, the Company

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

incurred approximately $8,413,000 in debt issuance costs, including the estimated fair value of the stock warrants.

      At December 31, 2004, the Company also had a bank loan with an outstanding balance of 3.4 million Euros ($4.6 million at the December 31, 2004 exchange rate). On December 22, 2004, the maturity date of the loan was extended through June 2005. In connection with the extension, the Company deposited 1,250,000 Euros ($1,681,400 at the December 31, 2004 exchange rate) with the lender as security for the loan.

10.	Changes in Stockholder’s Equity (Deficit)

Conversion of debt to equity

      On June 1, 2004, the holders of $25.0 million of the Company’s 10% convertible debentures and the holders of $2.5 million of the Company’s 13.125% convertible debentures converted their debentures into 54,899,274 shares of the Company’s common stock. In April 2004, $262,500 of debt was converted to 350,000 shares of common stock at $0.75 per share.

Conversion of preferred stock to common stock

      During September 2004, 10 shares of Series I preferred stock valued at $250,000 were converted to 333,340 shares of common stock at $0.75 per share.

Grant of employee stock options

      In July 2004, the Compensation Committee of the Board of Directors approved the grant of options to certain employees, including some officers of the Company, to purchase 1,185,000 of the Company’s common stock at an exercise price of $0.65 per share, the price of the Company’s common stock on the date of the grant.

Exercise of employee stock options

      During the nine months ended December 31, 2004, the Company issued 336,667 shares of its common stock in conjunction with the exercise of employee stock options at prices ranging from $0.33 to $0.74 per share.

Issuance of warrants

      In December 2004, the Company issued warrants to purchase an aggregate of 20 million shares of its common stock at an average exercise price equal to $0.78 per share to the lenders in connection with the financing of the TECOTA acquisition. The warrants were accounted for as debt issuance costs at their estimated fair market value of $8,782,933 (see Note 6).

      In August 2004, the Company issued warrants to acquire 1,815,790 shares of the Company’s common stock at an exercise price of $0.95 per share. The warrants were issued as part of the compensation to the placement agent for the private placement of the Senior Convertible Notes, and were accounted for as debt issuance costs at their estimated fair market value of $1,380,000 on the date the Company issued the Senior Convertible Notes.

      In May 2004, the Company issued warrants to acquire 200,000 shares of the Company’s common stock at an exercise price of $0.01 and warrants to acquire 50,000 shares of the Company’s common stock at $0.70 per share. The warrants were issued in conjunction with short-term borrowings and had an aggregated estimated fair value of $172,650.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Exercise of warrants

      In August 2004, warrants were exercised for 200,000 shares of common stock at $0.01 per share.

      In May 2004, warrants were exercised for 151,622 shares of common stock at $0.80 per share.

Stock tendered in payment of loan

      On September 30, 2004, the Company’s Chairman and CEO repaid his outstanding $5 million loan from the Company by tendering to the Company approximately 7.7 million shares of Terremark common stock. See Note 12.

Preferred stock dividend

      In November 2004, the Company issued 328,381 shares of the Company’s common stock to the holders of the Series I preferred stock in payment of accrued dividends.

Issuance of Common Stock

      In December 2004, the Company sold 3,060,444 shares of its common stock valued at $2.0 million to the Falcon investors in connection with their issuance of the $30 million Senior Secured Notes for partially financing the TECOTA acquisition.

11.	Commitments and Contingencies

      On February 4, 2005, the Company entered into a lease agreement with Global Switch Property Madrid, S.L. for the facility in Madrid, Spain which houses the NAP of the Americas-Madrid. The annual rent under this lease is approximately 800,000 euros ($1,091,000 at the December 31, 2004 exchange rate) exclusive of value added tax. Payment of rent under the lease agreement commences in March 2005, and the initial term of the lease expires on December 25, 2015. As required by the terms of the lease agreement, the Company has obtained a five year bank guarantee in favor of Global Switch in an amount equal to the annual rent payments. In connection with this bank guarantee, the Company has deposited 50% of the guaranteed amount, or approximately 475,000 euros ($648,000 at the December 31, 2004 exchange rate), with the bank issuing the guarantee.

      The Company’s new mortgage loan and Senior Secured Notes include numerous covenants imposing significant financial and operating restrictions on its business. The covenants place restrictions on the Company’s ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase its stock or make other distributions;

•	make acquisitions or investments;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	extend credit.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      Failure to comply with the obligations in the new mortgage loan or the Senior Secured Notes could result in an event of default under the new mortgage loan or the Senior Secured Notes, which, if not cured or waived, could permit acceleration of the indebtedness or other indebtedness which could have a material adverse effect on the Company’s financial condition.

12.	Related Party Transactions

      Due to the nature of the following relationships, the terms of the respective agreements may not be the same as those that would result from transactions among wholly unrelated parties.

      Following is a summary of transactions for the nine months ended December 31, 2004 and 2003 and balances with related parties included in the accompanying balance sheet as of December 31, 2004 and March 31, 2004.

	For the Nine Months Ended
	December 31,

	2004	2003

Rent expense	$5,818,784	$3,072,161
Services purchased from related parties	706,272	296,056
Property management and construction fees	144,826	150,880
Revenues from NAP de las Americas — Madrid	—	33,240
Interest income on notes receivable — related party	50,278	55,835
Interest income from shareholder	22,065	24,321
Interest expense	670,649	1,475,218

	December 31,	March 31,
	2004	2004

Other assets	$470,967	$499,009
Note receivable — related party	—	5,000,000
Notes payable to related parties	—	35,516,977
Convertible debt	—	4,150,000

      On September 30, 2004, the Company’s Chairman and CEO repaid his outstanding $5 million loan from the Company, plus accrued interest, by tendering to the Company approximately 7.7 million shares of Terremark common stock. The 7.7 million shares tendered to the Company were immediately retired. These shares were valued at $0.65 per share by the Company’s Board of Directors. As a result, the Company recognized an expense of approximately $77,000 which represents the difference between the Company’s estimated value of the shares tendered and the $0.64 closing price of the Company’s common stock on September 28, 2004, the date the agreement to tender the 7.7 million shares was approved by the Company’s Board of Directors.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

13.	Data Center Revenues

      Data center revenues consist of the following:

	For the Nine Months Ended		For the Three Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Colocation	$14,932,363	$7,235,913	$5,186,135	$2,871,041
Technology build out	9,393,896	—	9,393,896	—
Exchange point services	3,241,760	1,939,820	1,115,918	685,930
Managed and professional services	5,776,689	2,237,321	2,623,762	904,795
Contract termination fee	918	421,766	—	130,230

	$33,345,626	$11,834,820	$18,319,711	$4,591,996

14.	Information About the Company’s Operating Segments

      As of December 31, 2004 and March 31, 2004, the Company had two reportable business segments, data center operations and real estate services. The data center operations segment provides Internet infrastructure and managed services in a data center environment. The real estate services segment constructs and manages real estate projects. The Company’s reportable segments are strategic business operations that offer different products and services.

      The accounting policies of the segments are the same as those described in significant accounting policies. Revenues generated among segments are recorded at rates similar to those recorded in third-party transactions. Transfers of assets and liabilities between segments are recorded at cost. The Company evaluates performance based on the segments’ net operating results.

      The following presents information about reportable segments:

	Data Center	Real Estate
For the Nine Months Ended December 31,	Operations	Services	Total

2004
Revenue	$33,345,626	$1,329,527	$34,675,153
Loss from operations	(11,710,612)	(80,631)	(11,791,243)
Net loss	(3,001,124)	(49,430)	(3,050,554)
2003
Revenue	$11,834,821	$520,216	$12,355,037
Loss from operations	(15,069,842)	(327,992)	(15,397,834)
Net loss	(16,701,680)	(327,649)	(17,029,329)
Assets, as of
December 31, 2004	$184,777,513	$—	$184,779,897
March 31, 2004	$77,101,579	$331,124	$77,432,703

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The following is a reconciliation of total segment loss from operations to loss before income taxes:

	For the Nine Months Ended
	December 31,

	2004	2003

Total segment loss from operations	$(11,791,243)	$(15,397,834)
Change in estimated fair value of derivatives embedded within convertible debt	14,343,375	—
Debt restructuring and extinguishment	3,420,956	8,475,000
Interest expense	(9,387,826)	(10,498,899)
Interest income	331,387	100,615
Other income	32,797	291,789

Loss before income taxes	$(3,050,554)	$(17,029,329)

15.	Supplemental Cash Flow Information

	For the Nine Months Ended
	December 31,

	2004	2003

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,255,446	$6,227,959

Non-cash operating, investing and financing activities:
Warrants issued	1,522,650	546,050

Conversion of notes payable to convertible debt	—	5,450,000

Beneficial conversion feature on issuance of convertible debentures and preferred stock	—	9,500,000

Warrants exercised and converted to equity	261,640	3,971

Conversion of debt and related accrued interest to equity	262,500	9,437,345

Conversion of preferred stock to equity	333	—

Conversion of construction payables and accrued interest to equity	—	14,125,000

Conversion of convertible debt and related accrued interest to equity	27,773,524	258,306

Cancellation of warrants	—	26,575

Non-cash preferred dividend	486,821	—

Settlement of note receivable through extinguishment of convertible debt	418,200	—

Shares issued to NAP de Las Americas — Madrid SA	—	3,652

Settlement of notes receivable — related party by tendering Terremark stock	5,000,000	—

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and
Shareholders of Terremark Worldwide, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Terremark Worldwide, Inc. and its subsidiaries at March 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Fort Lauderdale, Florida
June 14, 2004

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$4,378,614	$1,408,190
Accounts receivable, net of allowance for doubtful accounts of $200,000 and $120,340	3,214,101	494,736
Note receivable	2,285,000	—
Contracts receivable	363,043	29,204
Prepaid and other current assets ($499,009 and $471,000 due from related party)	1,115,230	760,809

Total current assets	11,355,988	2,692,939
Investment in unconsolidated entities, net	725,319	827,667
Restricted cash	789,476	768,905
Property and equipment, net	53,897,716	54,482,964
Other assets	664,334	829,168
Goodwill	9,999,870	9,999,870

TOTAL ASSETS	$77,432,703	$69,601,513

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable (includes $4,325,010 and $138,000 due to related parties)	$9,194,145	$1,464,963
Construction payables	1,363,554	22,012,162
Accounts payable and accrued expenses	7,038,768	8,434,373
Current portion of capital lease obligations	1,799,726	2,477,467
Interest payable	1,952,978	4,492,805
Net liabilities of discontinued operations	28,551	1,199,531
Convertible debt	250,000	900,000

Total current liabilities	21,627,722	40,981,301
Notes payable, less current portion (includes $31,191,967 and $4,100,000 due to related parties)	31,311,894	56,174,938
Convertible debt, with a face value of $37,800,000 and $14,005,000 (includes $4,150,000 and $3,450,000 due to related parties)	36,895,239	14,005,000
Deferred rent	6,938,454	2,610,623
Capital lease obligations, less current portion	105,886	762,470
Deferred revenue	2,686,396	971,150
Series H redeemable convertible preferred stock: $.001 par value, 294 shares issued and outstanding, at liquidation value	586,718	556,729

TOTAL LIABILITIES	100,152,309	116,062,211

Commitments and contingencies (Note 16)	—	—

Series G convertible preferred stock: $.001 par value, 20 shares issued and outstanding (Liquidation value of approximately $2.8 million and $2.6 million.)	1	1
Series I convertible preferred stock: $.001 par value, 400 shares issued and outstanding (Liquidation value of approximately $10.0 million.)	1	—
Common stock: $.001 par value, 500,000,000 shares authorized; 311,227,482 and 256,276,864 shares issued and outstanding	311,227	256,277
Paid in capital	213,596,501	169,204,208
Accumulated deficit	(236,814,717)	(214,324,140)
Common stock warrants	3,642,006	1,857,581
Common stock options	1,545,375	1,545,375
Note receivable — related party (Note 9)	(5,000,000)	(5,000,000)

TOTAL STOCKHOLDERS’ DEFICIT	(22,719,606)	(46,460,698)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$77,432,703	$69,601,513

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended March 31,

	2004	2003	2002

Revenues
Data center	$17,034,377	$11,032,985	$3,215,897
Development, commission and construction fees	41,081	197,413	3,218,330
Management fees	197,827	179,505	1,183,570
Construction contracts	940,454	3,283,800	8,254,687

Operating revenues	18,213,739	14,693,703	15,872,484

Expenses
Data center operations, excluding depreciation (includes $5,308,272, $3,558,196 and $2,668,647 of rent expense with a related party)	16,413,021	11,234,833	11,230,513
Start up costs-data centers	—	—	3,383,127
Construction contract expenses, excluding depreciation	918,022	2,968,142	7,397,524
General and administrative	13,336,400	12,507,121	15,561,042
Sales and marketing	3,424,411	4,200,858	3,621,176
Depreciation and amortization	4,698,292	5,092,749	7,257,151
Impairment of long-lived assets and goodwill	—	4,020,300	18,973,670

Operating expenses	38,790,146	40,024,003	67,424,203

Loss from operations	(20,576,407)	(25,330,300)	(51,551,719)

Other income (expenses)
Gain on debt restructuring	8,475,000	—	—
Inducement on debt conversion	—	(4,871,245)	—
Interest expense (includes $4,000,000, $3,300,000 and $1,500,000 with a related party)	(14,624,922)	(11,007,683)	(9,750,473)
Gain on sale of real estate held for sale	—	—	4,185,728
Interest income	131,548	136,278	97,237
Other	4,104,204	(154,355)	(352,988)

Total other expenses	(1,914,170)	(15,897,005)	(5,820,496)

Loss before income taxes	(22,490,577)	(41,227,305)	(57,372,215)
Income taxes	—	—	—

Net loss	(22,490,577)	(41,227,305)	(57,372,215)
Non-cash preferred dividend	(1,158,244)	(160,000)	(160,000)

Net loss attributable to common shareholders	$(23,648,821)	$(41,387,305)	$(57,532,215)

Basic and diluted net loss per common share:	$(0.08)	$(0.18)	$(0.29)

Weighted average common shares outstanding	305,028,194	235,209,310	199,243,146

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Stockholders’ Equity

			Common Stock
			Par Value $.001
	Preferred	Preferred			Additional		Common	Common
	Stock	Stock	Issued		Paid-in	Stock	Stock	Stock	Treasury	Note Receivable	Retained
	Series G	Series I	Shares	Amount	Capital	Subscriptions	Warrants	Options	Stock	Related Party	Deficit

Balance at March 31, 2001	$1	$—	200,507,179	$200,507	$125,339,544	$—	$2,059,398	$1,716,138	$(2,428,125)	$—	$(115,724,620)
Exercise of stock options	—	—	115,000	115	40,135	—	—	—	—	—	—
Forfeiture of stock options	—	—	—	—	—	—	—	(169,337)	—	—	—
Warrants issued	—	—	—	—	—	—	849,015	—	—	—	—
Exercise of warrants	—	—	100,000	100	29,900	—	(29,000)	—	—	—	—
Stock options issued	—	—	—	—	—	—	—	20,000	—	—	—
Conversion of debt	—	—	160,071	160	242,540	—	—	—	—	—	—
Common stock subscriptions	—	—	—	—	—	950,000	—	—	—	—
Note receivable-related party	—	—	—	—	—	—	—	—	—	(5,000,000)	—
Net loss	—	—	—	—	—	—	—	—	—	—	(57,372,215)

Balance at March 31, 2002	1	—	200,882,250	200,882	125,652,119	950,000	2,879,413	1,566,801	(2,428,125)	(5,000,000)	(173,096,835)
Sale of common stock	—	—	33,148,824	33,149	21,395,161	(950,000)	—	—	—	—	—
Retirement of treasury shares	—	—	(1,400,000)	(1,400)	(2,426,725)	—	—	—	2,428,125	—	—
Warrants issued	—	—	—	—	—	—	1,221,979	—	—	—	—
Exercise of warrants	—	—	818,000	818	372,100	—	(364,738)	—	—	—	—
Conversion of debt	—	—	22,827,790	22,828	22,311,054	—	—	—	—	—	—
Warrants expired	—	—	—	—	1,879,073	—	(1,879,073)	—	—	—	—
Forfeiture of stock options	—	—	—	—	21,426	—	—	(21,426)	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(41,227,305)

Balance at March 31, 2003	1	—	256,276,864	256,277	169,204,208	—	1,857,581	1,545,375	—	(5,000,000)	(214,324,140)
Conversion of debt	—	—	51,211,834	51,212	24,257,664	—	—	—	—	—	—
Exercise of stock options	—	—	77,268	77	38,328	—	—	—	—	—	—
Warrants issued	—	—	—	—	(309,998)	—	644,597	—	—	—	—
Exercise of warrants	—	—	9,500	9	8,521	—	(3,971)	—	—	—	—
Warrants expired	—	—	—	—	528,449	—	(528,449)	—	—	—	—
Beneficial conversion feature on issuance of convertible debentures	—	—	—	—	9,500,000	—	—	—	—	—	—
Stock options issued	—	—	—	—	2,185,463	—	—	—	—	—	—
Series I Preferred stock issued	—	1	—	—	8,187,518	—	1,672,248	—	—	—	—
Common stock issued	—	—	3,652,016	3,652	(3,652)	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(22,490,577)

Balance at March 31, 2004	$1	$1	311,227,482	$311,227	$213,596,501	$—	$3,642,006	$1,545,375	$—	$(5,000,000)	$(236,814,717)

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

MARCH 31, 2004

	For the year ended March 31,

	2004	2003	2002

Cash flows from operating activities:
Net loss	$(22,490,577)	$(41,227,305)	$(57,372,215)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of long-lived assets	4,698,292	5,092,749	7,257,151
Amortization of beneficial conversion feature on issuance of convertible debentures	8,595,239	—	—
Gain on sales of real estate held for sale	—	—	(4,185,728)
Loss on sale of property and equipment	—	—	373,369
Amortization of loan costs	130,483	908,321	1,097,922
Provision for bad debt	167,135	197,774	234,767
Equity issued for services	—	313,968	—
Impairment of long-lived assets	—	4,020,300	18,973,670
Stock-based compensation	2,185,463	—	—
Inducement on debt conversion expense	—	4,871,245	—
Gain on debt restructuring	(8,475,000)	—	—
Other, net	74,034	312,252	(44,167)
(Increase) decrease in:
Accounts receivable	(2,886,500)	929,468	1,014,374
Contracts receivable	(333,839)	1,333,632	3,275,080
Other assets	279,530	(123,369)	(285,764)
Increase (decrease) in:
Accounts payable and accrued expenses	(1,166,016)	649,006	(9,214,398)
Interest payable	(1,526,664)	2,947,252	2,024,589
Deferred revenue	1,715,246	155,324	531,133
Net assets/ liabilities of discontinued operations	(1,170,980)	175,521	(1,306,837)
Deferred rent	4,327,831	1,135,448	1,908,575

Net cash used in operating activities	(15,876,323)	(18,308,414)	(35,718,479)

Cash flows from investing activities:
Restricted cash	(20,571)	(11,332)	(725,534)
Purchase of property and equipment	(4,054,741)	(994,892)	(45,785,047)
Proceeds from sale of real estate held for sale	—	—	17,046,385
Proceeds from sale of property and equipment	—	—	30,000
Investment in unconsolidated entities	—	(337,812)	—

Net cash used in investing activities	(4,075,312)	(1,344,036)	(29,434,196)

Cash flows from financing activities:
Borrowings (payments) of construction payables	1,215,505	(2,948,554)	9,290,277
New borrowings	750,000	10,032,220	66,750,175
Payments on loans	(2,996,517)	(2,295,138)	(26,550,718)
Issuance of convertible debt	19,550,000	—	15,042,318
Payments on convertible debt	(1,605,000)	—	—
Note receivable-related party	—	—	(5,000,000)
Payments under capital lease obligations	(1,334,325)	(975,433)	(1,162,236)
Sale of preferred stock	7,309,765	—	500,000
Cash received for common stock subscriptions	—	—	950,000
Exercise of stock options and warrants	32,631	9,180	41,250
Sale of common stock and warrants	—	16,955,287	—

Net cash provided by financing activities	22,922,059	20,777,562	59,861,066

Net increase (decrease) in cash	2,970,424	1,125,112	(5,291,609)
Cash and cash equivalents at beginning of period	1,408,190	283,078	5,574,687

Cash and cash equivalents at end of period	$4,378,614	$1,408,190	$283,078

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2004

1. BUSINESS AND ORGANIZATION

      Terremark Worldwide, Inc. (together with its subsidiaries, the “Company”) operates facilities at strategic locations in Florida, California, and Sao Paulo from which the Company assists users of the Internet and large communications networks in communicating with other users and networks. The Company’s primary facility is the NAP of the Americas, a carrier-neutral Tier-1 network access point (the “NAP”) in Miami, Florida. The NAP provides exchange point, colocation and managed services to carriers, Internet service providers, network service providers, government entities, multinational enterprises and other end users. The Company’s strategy is to leverage its concentration of connectivity and carrier-neutral status to sell services to customers within and outside of the Company’s TerreNAP Data Centers.

      Prior to April 2000, the Company was engaged in the development, sales, leasing, management and financing of retail, high-rise office buildings, mixed-use projects, condominiums, hotels and government-assisted housing. The Company was also involved in a number of ancillary businesses that complemented its development operations. Specifically, the Company engaged in offering financial services, property management, construction management, condominium hotel management, residential and commercial leasing brokerage, and advisory services. By March 31, 2002, the Company had exited non-core real estate activities, real estate development, property management, financing and the ancillary businesses that complimented these real-estate development operations. The Company’s remaining real estate activities include technology construction work and management of the property where the NAP of the Americas is located.

2. LIQUIDITY AND RECENT DEVELOPMENTS

      The Company privately placed $75 million in aggregate principal amount of 9% Senior Convertible Notes due June 15, 2009 (the “Senior Notes”), to qualified institutional buyers. The Company has also granted the initial purchasers of the Senior Notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the Senior Notes. The Senior Notes will bear interest at a rate of 9% per annum, payable semi-annually, beginning December 15, 2004 and will be convertible at the option of the holders, at $1.25 per share. The Company will utilize the net proceeds from this offering to pay all of its outstanding debt, for possible acquisitions and for general corporate purposes, including working capital and capital expenditures.

      The Senior Notes will rank senior in priority with all existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of existing and future subordinated indebtedness, and rank junior to any future secured indebtedness. If there is a change in control, the holders have the right to require the Company to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest. If the Company issue a cash dividend on its common stock, it will pay contingent interest to the holders equal to the product of the per share cash dividend and the number of shares of common stock issuable upon conversion of each holder’s note.

      The Company may redeem some or all of the notes for cash at any time on or after June 15, 2007 if the closing price of the common shares has exceeded 200% of the applicable conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date the Company mails the redemption notice. If the Company redeems the notes during the twelve month period commencing on June 15, 2007 or 2008, the redemption price equals 104.5% or 102.25%, respectively, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus an amount equal to 50% of all remaining scheduled interest payments on the notes from, and including, the redemption date through the maturity date.

      On May 17, 2004, the Company provided certain debenture holders with notice of its intent to redeem the $25.0 million 10% convertible debentures and the $2.8 million 13.125% convertible debentures, effective

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

May 31, 2004. As of May 31, 2004, all of the holders of the 10% convertible debentures and $2.5 million in principal of the 13.125% convertible debentures opted to convert their debentures into an aggregate of 54,726,427 shares of the Company’s common stock. The debt conversion has effectively reduced annual cash interest payments by approximately $2.9 million.

      In May 2004, the Company issued three senior secured promissory notes in favor of Veritas High Yield Arbitrage I Fund, LLC, Veritas High Yield Arbitrage II Fund, LLC, and Veritas High Yield Arbitrage Fund, (Bermuda) Ltd. (collectively the “Lenders”) for the aggregate amount of $5.2 million. The notes accrue interest at 12% per annum, are paid monthly based on original face amount, and mature on October 29, 2004, with prepayment permitted without penalty after the first month.

      Historically, the Company has financed its operations and capital requirements primarily through the credit facility with Ocean Bank, issuance of unsecured notes, issuance of convertible debentures, private sale of common and preferred stock and vendor financing, including construction payables and capital lease obligations. As of March 31, 2003, total indebtedness was approximately $116.1 million. As of March 31, 2004, this amount was reduced to $82.1, including the conversion to equity of $15.0 million of the Ocean Bank debt and $22.6 million of certain construction payables, including accrued interest.

      From the time of the merger through March 31, 2004, the Company has incurred net operating losses of approximately $222.5 million. The Company’s cash flows from operations for the years ended March 31, 2004 and 2003 were negative and the working capital deficit was approximately $10.2 million and $38.3 million as of March 31, 2004 and 2003, respectively.

      Based on customer contracts signed as of June 14, 2004, expected expansions of customers under contract and anticipated future contracts from potential customers in the sales pipeline, the Company projects that its cash flow from operations will be positive by the end of the fiscal year ending March 31, 2005. The Company’s projected revenues and cash flows, depend on several factors, some of which are beyond the Company’s control, including the rate at which the Company provides services and these services are accepted by customers under existing contracts, the rate at which new services are sold to the government sector and the commercial sector, the ability to retain the customer base, the willingness and timing of potential customers in outsourcing the housing and management of their technology infrastructure to the Company, the reliability and cost-effectiveness of the Company’s services and the Company’s ability to market its services. Although the real estate activities had a net operating loss of approximately $338,000 for the year ended March 31, 2004, the Company anticipates that these activities will generate enough revenues to cover operating expenses. If revenues for real estate activities are below amounts anticipated, cash needs are not expected to exceed $200,000 for the next twelve months. Accordingly, the Company believes that its cash resources are sufficient to meet working capital, debt service and corporate overhead requirements associated with the Company’s operations until at least March 31, 2005.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of significant accounting principles and practices used by the Company in preparing its consolidated financial statements follows.

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Use of estimates

      The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to the prior periods’ financial statements to conform with current presentation.

Cash and cash equivalents

      The Company considers all amounts held in highly liquid instruments with an original purchased maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash balances maintained in the operating and interest-bearing money market accounts at the Company’s banks.

Investment in unconsolidated entities

      For investments in less than majority-owned entities where the Company does not exercise significant influence, the Company uses the cost method of accounting. For investments in less than majority-owned entities where the Company exercises significant influence, the Company uses the equity method of accounting.

Restricted cash

      Restricted cash represents cash deposits with a financial institution collateralizing a $750,000 letter of credit issued to the lessor of the Company’s colocation facility in Santa Clara, California.

Property and equipment

      Property and equipment includes acquired assets and those accounted for under capital leases. Acquired assets are recorded at cost and capital leased assets are recorded at the net present value of minimum lease payments. Property and equipment, included in leased assets, are depreciated on the straight-line method over their estimated remaining useful lives, as follows:

Leasehold improvements	5 - 20 years
Computer software	3 years
Furniture, fixture and equipment	5 - 20 years

      Costs for improvements and betterments that extend the life of assets are capitalized. Maintenance and repair expenditures are expensed as incurred.

Prepaid and other assets

      Other assets consist of loan costs, prepaid expenses and other. Loan costs, principally loan origination and related fees, are deferred and amortized as interest expense over the life of the respective loan using the straight-line method, which approximates the effective interest method.

Goodwill and Impairment of long-lived assets and long-lived assets to be disposed of

      Goodwill represents the unamortized balance of the excess purchase price over the fair value of identifiable net assets acquired in conjunction with the acquisition of Telecom Routing Exchange Developers, Inc., a corporation holding rights to develop and manage facilities catering to the telecommunications industry.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets that have indefinite lives are not amortized but rather are tested at least annually for impairment or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The goodwill impairment test involves a two-step approach. Initially the fair value of the Company’s reporting units are compared with their carrying amount, including goodwill, to identify potential impairment. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for the excess, if any, of the carrying value of goodwill over the implied fair value of goodwill. Intangible assets that have finite useful lives continue to be amortized over their useful lives.

      Prior to the adoption of SFAS 142, intangible assets were generally amortized on the straight-line method over five years. In accordance with SFAS 142, the Company ceased amortization of its intangible assets with indefinite lives and completed an initial impairment test of intangible assets as of April 1, 2002. Management determined in the initial impairment test that these assets were not impaired based on their fair values. Fair value was estimated using the expected present value of future cash flows and the assumed market capitalization at the reporting unit level.

      As of April 1, 2002, the Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Prior to adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.”

      During the three months ended March 31, 2004, the Company performed its annual test for impairment. The Company completed its evaluation and concluded that there were no impairments.

Rent expense

      Rent expense under operating leases is recorded on the straight-line method based on total contracted amounts. Differences between amounts contractually due and that reported are included in deferred rent.

Fair value of financial instruments

      The Company estimates the fair value of financial instruments through the use of public market prices, quotes from financial institutions, discounted cash flow analyses and other available information. Judgment is required in interpreting data to develop estimates of market value and, accordingly, amounts are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The Company does not hold its financial instruments for trading or speculative purposes.

      The Company’s short-term financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, equaled their book value. The fair value of capital lease obligations and convertible debentures, based on management estimates equaled their book value due to obligations or borrowings with similar interest rates, maturities and extent of collateralization. The fair value of the Company’s redeemable preferred stock is estimated to be its liquidation value, which includes accumulated but unpaid dividends. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value of other financial instruments the Company held for which it is practicable to estimate such value is as follows:

	March 31, 2004		March 31, 2003

	Book value	Fair value	Book value	Fair value

Notes payable, including current portion	$40,506,039	$30,978,196	$57,639,901	$52,014,901
Construction payables, including accrued interest in 2003	1,363,554	1,363,554	23,009,818	13,537,162

      As of March 31, 2004, fair value of the Company’s notes payable was based on discounted cash flows using a discount rate of 10%. As of March 31, 2003, fair value of the Company’s notes payable was based on the Company’s stock price as of the April 30, 2003 partial settlement and other reliable information.

      As of March 31, 2004, fair value of construction payables was estimated to equal their carrying value due to their short-term nature. As of March 31, 2003, fair value of construction payables, including accrued interest was determined to be $13,537,162 based on the April 30, 2003 settlement.

Stock warrants

      The Company uses the fair value method to value warrants granted to non-employees. Some warrants are vested over time and some are vested upon issuance. The Company determined the fair value for non-employee warrants using the Black-Scholes option-pricing model with the same assumption used for employee grants, except for expected life which was assumed to be between 1 and 7 years. When stock warrants are granted in connection with the issuance of debt, the fair value of stock warrants is amortized to interest expense using the effective interest rate method, over the life of the debt. When stock warrants are granted in connection with the issuance of preferred stock, the fair value of the stock warrants is recognized as a non-cash preferred dividend in determining net loss per share to common stockholders.

Revenue and profit recognition and allowance for bad debts

      Revenue is recognized as service is provided when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. The Company assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company does not request collateral from customers. If the Company determines that collection is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. The Company accounts for data center revenues in accordance with Emerging Issues Task Force Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” which provides guidance on separating multiple element revenue arrangements into separate units of accounting.

      Data center revenues consist of monthly recurring fees for colocation and exchange point services and non-recurring installation and managed services fees. Revenues from colocation and exchange point services are recognized ratably over the period of usage. Installation fees are deferred and recognized ratably over the term of the related contract. Managed services fees are recognized in the period in which the services are provided.

      Revenues from development, commission, management fees and construction fees are recognized in the period in which the services are provided.

      Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. This method is used because management considers cost incurred to be the best measure of progress on these contracts. Billings in

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

excess of costs and estimated earnings on uncompleted contracts are classified as other liabilities and represent billings in excess of revenues recognized. Construction contract expenses costs include all direct material and labor costs and indirect costs related to contract performance such as indirect labor, supplies, tools, repairs, bad debt and depreciation. Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions can be reasonably estimated. Accordingly, it is possible the current estimates relating to completion cost and profitability of its uncompleted contracts will vary from actual results.

      Management analyzes accounts receivable and analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the allowance for bad debts.

Income taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized.

Significant concentrations

      Two customers accounted for approximately 14% and 10% of data center revenues for the year ended March 31, 2004. Two customers accounted for approximately 14% and 10% of data center revenues for the year ended March 31, 2003.

Stock-Based Compensation

      The Company uses the intrinsic value-based method to account for its employee stock-based compensation plans. Under this method, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s shares and the option’s exercise price.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has adopted the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of SFAS No. 123”. The following table presents what the net loss and net loss per share would have been had the Company adopted SFAS No. 123:

	For the Twelve Months Ended March 31,

	2004	2003	2002

Net loss attributable to common shareholders as reported	$(23,648,821)	$(41,387,305)	$(57,532,215)
Stock-based compensation expense included in net loss	2,185,463	—	—
Stock-based compensation expense if SFAS No. 123 had been adopted	(3,171,514)	$(4,028,184)	(4,766,190)

Pro forma net loss attributable to common shareholders	$(24,634,872)	$(45,415,489)	$(62,298,405)

Loss per common share — as reported	$(0.08)	$(0.18)	$(0.29)

Loss per common share — pro forma	$(0.08)	$(0.19)	$(0.31)

      Fair value calculations for employee grants were made using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003	2002

Risk Free Rate	2.14% - 3.50%	2.65% - 4.84%	3.91% - 6.41%
Volatility	150%	135% - 155%	80% - 139%
Expected life	5 years	5 years	5 years
Expected dividends	0%	0%	0%

Beneficial conversion feature

      When the Company issues debt or equity which is convertible into common stock at a discount from the common stock market price at the date the debt is issued, a beneficial conversion feature for the difference between the closing price and the conversion price multiplied by the number of shares issuable upon conversion is recognized. The beneficial conversion feature is presented as a discount to the related debt or equity, with an offsetting amount increasing additional paid in capital. The discount is amortized as additional interest expense or dividend from the date the instrument is issued to the date it first becomes convertible.

Loss per share

      Basic loss per share (“EPS”) equals net loss divided by the number of weighted average common shares. Diluted EPS includes potentially dilutive securities such as stock options and convertible securities. The effect of shares issuable upon exercise of convertible debt, convertible preferred stock, warrants and stock options is anti-dilutive, therefore diluted loss per share is not presented in a comparative format.

Recent accounting standards

      In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, (“SAB 104”), Revenue Recognition. SAB 104 updates portions of existing interpretative guidance in order to be consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify financial instruments which are within its scope as a liability. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The impact of the Company’s adoption of SFAS 150 on its consolidated financial statements was to present Series H redeemable preferred stock as a liability.

      In March 2003, the FASB reached a consensus on Emerging Issues Task Force (EITF) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”. The consensus provides guidance on the accounting for multiple element revenue arrangements. It also provided guidance on how to separate multiple element revenue arrangements into separate units of accounting and how to measure and allocate the arrangement’s total consideration. The effective date of EITF 00-21 is for revenue arrangements entered into in fiscal periods (interim or annual) beginning after June 15, 2003. The Company’s adoption of EITF 00-21 as of July 1, 2003 has not impacted its consolidated financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. In December 2003, the FASB released a revised version of FIN 46 clarifying certain aspects of FIN 46 and providing certain entities with exemptions from the requirements of FIN 46. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after March 15, 2004. NAP de las Americas-Madrid S.A. is a variable interest entity but its current relationship indicates that it does not require consolidation since the Company is not the primary beneficiary. The Company’s maximum related exposure to loss is approximately $500,000 at March 31, 2004. Management does not expect the adoption of FIN 46 to have a significant impact in the Company’s consolidated financial position or result of operations.

      In April 2002, the FASB approved SFAS 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” In addition to rescinding SFAS 4, 44, and 64 and amending SFAS 13, SFAS 145 establishes a financial reporting standard for classification of extinguishment of debt in the financial statements in accordance with APB 30. SFAS 145 is effective for the Company’s fiscal year ended March 31, 2004. Management does not expect the adoption of SFAS 145 to have a material effect on the Company’s financial position. However, SFAS 145 had an impact on the presentation of the results of operations for the twelve months ended March 31, 2004.

4. CONTRACTS RECEIVABLE

      Contracts receivable consist of the following:

	March 31,

	2004	2003

Completed contracts	$—	$7,559
Contracts in progress	303,644	21,645
Retainage	59,399	—

	$363,043	$29,204

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. PREPAID AND OTHER ASSETS

      Prepaid and other current assets consist of the following:

	March 31,

	2004	2003

Prepaid expenses and other	$330,772	$228,809
Preferred stock subscription receivable (subsequently collected)	265,000	—
Accrued interest on note receivable — related party	20,449	61,000
Receivable from related party	499,009	471,000

	$1,115,230	$760,809

      Other assets, long-term, consist of the following:

	March 31,

	2004	2003

Prepaid expenses and other	$—	$399,312
Deposits and other	488,971	343,155
Loan costs, net of accumulated amortization of $121,691 and $1,526,484, respectively	175,363	86,701

	$664,334	$829,168

      Receivable from related party represents a note receivable due March 31, 2004 for $360,000 from a corporation controlled by a shareholder of the Company and $139,009 of related accrued interest. Subsequent to March 31, 2004, the Company collected $50,000 and extended the maturity date on this receivable to March 31, 2005.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. INVESTMENTS IN UNCONSOLIDATED ENTITIES, NET

      In June 2002, the Company entered into an exclusive agreement with the Comunidad Autonoma de Madrid to develop and operate carrier-neutral network access points in Spain. As part of that agreement, the parties formed NAP de las Americas — Madrid S.A. to own and operate carrier-neutral NAPs in Spain, modeled after the NAP of the Americas. The shareholders in this new company are the Comunidad through its Instituto Madrileno de Desarrollo — IMADE, the Camara Oficial de Comercio e Industria de Madrid, Red Electrica Telecomunicaciones, S.A., Telvent Sistemas y Redes S.A., a subsidiary of Abengoa S.A., and Centro de Transportes de Coslada, S.A. (CTC). At the time the NAP de las Americas — Madrid S.A. was formed, the Company owned 1% of its equity, which was subsequently increased to 10%. In May 2004, the Company purchased the 20% of this entity owned by Telvent Sistemas y Redes S.A. for approximately $550,000, and expects to exercise before June 24, 2004 its option to purchase the 30% of the interest owned by the Comunidad (CTC and IMADE) for approximately $1.2 million. The Camara has decided to retain its 20% interest. The Company expects to close on the option exercise on or before June 24, 2004. As a result of these transactions, the Company will have a 60% equity interest in NAP de las Americas — Madrid. At which time, the entity will be consolidated.

7. PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

	March 31,

	2004	2003

Leasehold improvements	$50,992,419	$50,105,292
Furniture, equipment and software, including $4,530,101 and $4,333,889 in capital leases	15,472,428	12,240,409

	66,464,847	62,345,701
Less accumulated depreciation, including $3,205,036 and $1,912,405 in capital leases	(12,650,402)	(8,010,413)

	53,814,445	54,335,288
Equipment held for installation	83,271	147,676

	$53,897,716	$54,482,964

      Property and equipment at March 31, 2004 and 2003 includes approximately $53.2 million and $53.7 million, respectively, in assets related to the NAP of the Americas. These amounts are net of accumulated depreciation.

      During the year ended March 31, 2003, the Company recognized an impairment charge of $450,000 related to equipment held for installation for more than one year and considered obsolete. The impairment charge reduced the carrying value of the equipment to its estimated salvage value.

      During the year ended March 31, 2003, the Company reached a compromise with vendors regarding certain billings and adjusted the asset value to the amount finally paid. As a result the Company recorded a reduction of approximately $1.3 million, in property and equipment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. GOODWILL

      Goodwill consists of the following:

	March 31, 2004 and 2003

	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

NAP of the Americas	$11,764,554	$1,764,684	$9,999,870

      A reconciliation of net loss and loss per share to exclude amortization expense in the prior year period follows:

	For the year ended March 31,

	2004	2003	2002

Reported net loss attributable to common shareholders	$(23,648,821)	$(41,387,305)	$(57,532,215)
Add back: goodwill amortization	—	—	3,458,633

Adjusted net loss attributable to common shareholders	$(23,648,821)	$(41,387,305)	$(54,073,582)

Basic and diluted loss per share:
Reported net loss attributable to common shareholders	$(0.08)	$(0.18)	$(0.29)
Goodwill amortization	—	—	0.02

Adjusted net loss attributable to common shareholders	$(0.08)	$(0.18)	$(0.27)

      The decline in the telecommunications industry and resulting decline in related real estate construction and leasing activities caused the Company to perform an impairment analysis during the years ended March 31, 2003 and 2002 of its promote interests in TECOTA acquired in the telecom facilities management operations sale and of its goodwill acquired in the Post Shell acquisition. The Company’s analyses were based on estimated fair value determined by the discounted future expected cash flows method and anticipated obtaining additional construction contracts for Post Shell and additional tenants for TECOTA. Based on these analyses, the Company determined that these assets, which are included in its telecom facilities management and real estate services segments, were impaired as of March 31, 2002 by approximately $3.8 million and $3.2 million, respectively. During the year ended March 31, 2003, no significant contracts were awarded to Post Shell and no tenants were added to TECOTA. As a result, the Company impaired the remaining $905,000 in TECOTA promote interests and $2.3 million in Post Shell goodwill.

9. NOTES PAYABLE

      Notes payable consist of the following:

	March 31,

	2004	2003

Notes payable to unrelated parties:
Note payable to Ocean Bank, collateralized by substantially all assets of the NAP of the Americas and a personal guaranty of the Chief Executive Officer. On April 30, 2003, the note payable to Ocean Bank was reclassified to “Notes Payable to Related Parties.”	$—	$43,974,553

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,

	2004	2003

Unsecured notes payable to two corporations, interest accrues at 10%. On April 30, 2003, $1,000,000 was converted to Subordinated debentures. Principal and interest are due on April 1, 2004.(2)	2,800,000	4,450,000
Unsecured note payable to a corporation, interest accrues at 15%. Principal and interest are due on April 1, 2004.(2)	1,000,000	1,000,000
Unsecured notes payable, interest ranges from 10% to 15%. Principal and interest are due between April 1, 2004 and March 2005.(2)	821,884	291,669
Note payable to a corporation, collateralized by certain assets of a director and certain shareholders of the Company. Interest accrues at 1% over prime, principal and interest are due on July 2004.(1)	367,178	667,178
Unsecured note payable to a corporation, interest accrues at 9%. Due on demand.	—	518,501
Unsecured note payable to a corporation, interest accrues at 10%. Principal and interest were due on May 30, 2003. On April 30, 2003, amount was converted to Subordinated Debentures.	—	1,500,000
Unsecured notes payable to individuals, interest accrues at 10%.
Principal and interest were due on March 31, 2003. On April 30, 2003, amounts were converted to Subordinated Debentures.	—	1,000,000

Total notes payable to unrelated parties	$4,989,062	$53,401,901

Notes payable to related parties:
Note payable to Ocean Bank, collateralized by substantially all assets of the NAP of the Americas and a personal guaranty of the Chief Executive Officer. On April 30, 2003, the note payable to Ocean Bank was reclassified to “Notes Payable to Related Parties”. Carrying amount includes an unamortized balance of a debt restructuring gain of $4,309,764. Interest is payable quarterly at an annual rate of 5.25%. Effective May 2004 annual interest increases to 7.5%.(3)	$33,284,317	$—
Unsecured note payable to a corporation controlled by a shareholder, interest accrues at 15%. Principal and interest are due on April 1, 2004.(2)	1,600,000	1,600,000
Unsecured notes payable to certain executives and directors of the Company and third party corporations, interest accrues at 13%. On April 30, 2003, $700,000 was converted to Subordinated Debentures. Principal and interest are due on April 1, 2004.(2)	632,660	1,500,000
Note payable to the Chief Executive Officer. Interest accrues at 10%. Principal and interest were due on June 30, 2003. On April 30, 2003, amount was converted to Subordinated Debentures.	—	1,000,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,

	2004	2003

Unsecured note payable to the Chief Executive Officer. Interest accrues at 7.5%, payable monthly, with principal installments of $50,000 due on a quarterly basis commencing on June 26, 2002, and maturing on June 26, 2003.	—	100,000
Unsecured note payable to a shareholder, interest accrues at 10%. Due on demand.	—	38,000

Total notes payable to related parties	$35,516,977	$4,238,000

	$40,506,039	$57,639,901
Less: current portion of notes payable	9,194,145	1,464,963

Notes payable, less current portion	$31,311,894	$56,174,938

(1)	Expected to be paid in full, in June 2004, with proceeds from issuance of $75.0 million Senior Notes.

(2)	The Company did not pay approximately $7.6 million in principal and interest which were due April 1, 2004 under some of its short-term notes. Accordingly, these notes were in default. The Company paid in full these short-term notes on or before June 14, 2004. There are no cross defaults with the notes payable to Ocean Bank.

(3)	Paid in full on June 14, 2004.

      On September 5, 2001, the Company borrowed $48 million from Ocean Bank. The loan is secured by all of the Company’s assets and allows for up to a $25 million junior lien position on the assets of its NAP of the Americas, Inc. subsidiary. The proceeds of the original credit facility were used to:

•	repay a $10 million short-term loan from Mr. Medina, the proceeds of which the Company had used to fund the build out of the NAP of the Americas (Mr. Medina, in turn, used the $10 million to repay a personal $10 million short-term loan from Ocean Bank);

•	repay $3.5 million of debt that the Company owed to Ocean Bank under a line of credit personally guaranteed by Mr. Medina;

•	pay $1.2 million in loan costs related to the $48 million credit facility (including $720,000 commitment fee); and

•	fund the NAP of the Americas build out costs.

      On April 30, 2003, Ocean Bank revised its loan with the Company by converting, at $.75 per common share, $15.0 million of the outstanding principal balance under the credit facility into 20 million shares of the Company’s common stock with an approximate $9.6 million market value and extending the term of the remaining $29.0 million until April 30, 2006. The resulting $5.4 million debt restructuring gain was deferred and recorded in notes payable and is being amortized as reductions in interest expense over the life of the remaining debt. Under the new terms, interest is payable quarterly at an annual stated rate of 5.25% for the first twelve months and 7.5% thereafter.

      Mr. Medina has personally guaranteed the loan with Ocean Bank. In addition to Mr. Medina’s personal guarantee of the loan, and in order to obtain the credit facility, the bank further required Mr. Medina, prior to the bank disbursing funds under the credit facility, to (i) provide a $5.0 million certificate of deposit to the bank as collateral for certain personal loans that Mr. Medina has with the bank and (ii) commit to accelerate the maturity date of those personal loans. In the event of the Company’s default under the credit facility Mr. Medina also agreed to subordinate any debt that the Company owed to Mr. Medina until the credit

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility is repaid in full. Mr. Medina has repaid part of his personal loans to the bank through liquidation of the $5.0 million certificate of deposit in January 2002, leaving an outstanding principal balance of approximately $4.8 million. In July 2003, Mr. Medina exercised his option to extend the loan to December 31, 2003 and made a principal payment of $200,000 resulting in a $4.6 million balance on December 31, 2003. On February 11, 2004, Mr. Medina extended one loan with a principal amount of approximately $3.3 million to February 11, 2005 and made an interest payment of $63,500. On March 8, 2004, Mr. Medina extended the maturity date on the other loan which had a principal balance of approximately $1.3 million to March 8, 2005 and made a $73,446 payment of principal and interest.

      On September 5, 2001 and in consideration of Mr. Medina’s agreeing to repay his indebtedness to the bank earlier than otherwise required, pledging the certificate of deposit to the bank and personally guaranteeing the $48 million credit facility and approximately $21 million of construction payables, the Company entered into an amended and restated employment agreement with him. Under the terms of the amended and restated employment agreement, the Company will indemnify Mr. Medina from any personal liability related to his guarantees of the Company’s debt, use commercially reasonable efforts to relieve Mr. Medina of all his guarantees of the Company’s debt, provide up to $6.5 million of cash collateral to the bank should Mr. Medina be unable to repay the personal loans when due and agreed to provide a non interest-bearing $5.0 million loan to Mr. Medina for as long as his guarantees of the Company’s debt exist. Mr. Medina and the Company had agreed that the Company had the right to withhold payment to Mr. Medina of the $1,375,000 in convertible debt held by him until the note to the Company was repaid. The note receivable from Mr. Medina is shown as an adjustment to equity. The $48 million credit facility and the note receivable from Mr. Medina were approved by the Board of Directors. Mr. Medina’s note to the Company has a maturity date of September 30, 2004 and bears interest at 2%, the applicable federal rate. Interest is due in bi-annual installments. The Company reviews the collectibility of this note on a quarterly basis.

      Interest expense of approximately $14.6 million, $11.0 million, and $9.8 million for the years ended March 31, 2004, 2003 and 2002 were net of amounts capitalized to leasehold improvements and real estate inventories totaling $0, $0 and $891,644, respectively.

      Aggregate maturities for notes payable as of March 31, are as follows:

2005	$9,194,145
2006	2,145,607
2007	29,142,360
2008	23,927
2009 and thereafter	—

Total	$40,506,039

      The weighted average interest rate on notes payables outstanding as of March 31, 2004 and maturing within one year is 10.35%.

10. CONSTRUCTION PAYABLES

      Construction payables at March 31, 2004 relate to construction at the Company’s colocation facility in Santa Clara, California and the build out of the third floor at TECOTA.

      On November 8, 2002, CRG, LLC (“CRG”), an entity newly formed by a shareholder of the Company, entered into an agreement with Cupertino Electric, Inc. to purchase the entire $18.5 million construction payable (including accrued interest) owed to Cupertino. On November 11, 2002, the Company entered into an agreement with CRG that provided the Company the option, upon the closing of the purchase of the debt

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by CRG from Cupertino, to repay the entire debt at a discount by either issuing shares of the Company’s common stock valued at $0.75 per share or making a cash payment of $9.9 million.

      On December 5, 2002, CRG, LLC entered into an agreement with Kinetics Mechanical Services, Inc. and Kinetics Systems Inc. to purchase the Company’s $4.1 million construction payable (including accrued interest) to Kinetics Mechanical Services, Inc. and Kinetics Systems Inc. On December 5, 2002, the Company entered into an agreement with CRG that provided the Company with the option, upon the closing of the purchase of the debt by CRG from Kinetics Mechanical Services, Inc. and Kinetics Systems Inc., to repay the entire debt at a discount by either issuing shares of the Company’s common stock valued at $0.75 per share or making a cash payment of $2.4 million.

      On April 30, 2003, CRG, LLC completed the purchase, at a discount, of the Company’s $22.6 million construction payables (including accrued interest) to Cupertino Electric, Inc., Kinetics Mechanical Services, Inc. and Kinetics Systems Inc., all of which were construction contractors for the NAP of the Americas. At the closing, CRG’s purchased construction payables were converted at $.75 per common share into 30,133,334 shares of the Company’s common stock with an approximate $14.1 million market value in accordance with the November 11, 2002 and the December 5, 2002 option agreements. As a result of these transactions, the Company recorded a gain on debt restructuring of approximately $8.5 million.

11. CONVERTIBLE DEBT

      Convertible debt consists of the following:

	March 31,

	2004	2003

Subordinated secured convertible debentures due April 30, 2006 and convertible into shares of the Company’s common stock at $0.50 per share. Interest at 10% is payable quarterly beginning July 31, 2003. (Carrying amount is presented net of unamortized beneficial conversion feature balance of $904,761)	$24,095,239	$—
Subordinated secured convertible debentures due December 31, 2005 and convertible into shares of the Company’s common stock at a weighted average conversion price of $2.14 per share. Interest at 13% is payable on each calendar quarter	10,300,000	12,155,000
Subordinated secured convertible debentures due August 30, 2004 and convertible into shares of the Company’s common stock at a weighted average conversion price of $0.61 per share. Interest at 13.125% is payable on each calendar quarter	2,750,000	2,750,000

	$37,145,239	$14,905,000
Less: Current portion of convertible debt	(250,000)	(900,000)

Convertible debentures, less current portion	$36,895,239	$14,005,000

      The 10% debentures were issued in exchange for $10.3 million in cash, $9.5 million in a promissory note due in full May 30, 2003 and $5.2 million of notes payable converted to the 10% debentures. The maker of the $9.5 million promissory note failed to pay but agreed on June 16, 2003 to assign the note and the debenture to an entity newly formed by the son of a director of the Company. As of September 22, 2003, the Company had collected the promissory note. In connection with this transaction, the Company recognized a beneficial conversion feature of $9.5 million, based on the June 16, 2003 measurement date.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Prepayment by the Company is permitted under the 10% debentures subsequent to April 30, 2004. Prepayment by the Company is permitted under the 13% and 13.125% debentures, but will entitle holders of the 13% debentures to principal plus warrants, or a premium over their outstanding principal and interest based upon the following schedule:

Year	Redemption Price

2004	102%
2005	100%

      As of March 31, 2004, the Company had not paid approximately $429,000 of accrued interest due on March 31, 2004. Subsequent to March 31, 2004, the Company paid such amounts.

12. STOCKHOLDERS’ EQUITY

      The Company entered into the following equity transactions:

Preferred stock

      The Company has the authority to issue 10,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by its board of directors.

Series H redeemable convertible preferred stock

      In May 2001, the Company issued 294 shares of Series H redeemable convertible preferred stock for $500,000. The preferred stock allows for a preferential annual dividend of $102 per share and is convertible, as of March 31, 2004, into 294,000 shares of common stock. The preferred stock is redeemable at $1,700 per share plus any unpaid dividends at the request of the holder on June 1, 2005. The Series H redeemable convertible preferred stock shall vote together with the company’s common stock based on the then current conversion ratio.

Series G convertible preferred stock

      The Company has 20 outstanding shares of Series G convertible preferred stock (“Series G Preferred”), which do not bear dividends. Conversion of the Series G Preferred into common stock is based on the issue price plus an 8% per annum non-compounding premium, divided by the lesser of: (a) $1.50 per Series G Preferred share or (b) the closing price of the Company’s common stock, as reported on the American Stock Exchange, on the business day immediately preceding the closing. The Series G Preferred also has a stated liquidation preference value of $100,000 per share plus 8% in-kind dividends since March 1999, the date of issuance. The holders have no voting rights except with respect to matters that affect rights related to the Series G Preferred. The holder of these shares is a corporation owned by Mr. Medina, Chief Executive Officer and a shareholder of the Company. As of March 31, 2004, the Series G Preferred shares could have been converted into 2,143,492 of the Company’s common shares.

Series I convertible preferred stock

      On March 31, 2004, the Company closed on the issuance of 400 shares of Series I 8% Convertible Preferred Stock for $7.3 million in cash and $2.7 million in promissory notes and other receivables, together with warrants to purchase 2.8 million shares of the Company’s common stock which are exercisable for five years at $0.90 per share. The Company has collected all amounts due under the promissory notes. The Series I Preferred Stock is convertible into shares of the Company’s common stock at $0.75 per share. In January 2007, the Series I Preferred Stock dividend rate will increase to 10% per year until January 2009 when it increases to 12%. Dividends are payable, at the Company’s discretion, in shares of the Company’s common

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock or cash. The Company has the right to redeem the Series I Preferred Stock at $25,000 per share plus accrued dividends at any time after December 31, 2004. Some of the Series I Preferred Stock shares were committed on dates where the conversion price was less than market. Accordingly, the Company recognized a non-cash preferred dividend of approximately $1.0 million in determining net loss per common share for the period ended March 31, 2004. The Series I Preferred Stock shall vote together with the Company’s common stock based on the then current conversion ratio.

Common Stock

Sale of common stock

      In June 2002, the NAP de las Americas — Madrid S.A. purchased 5 million shares of the Company’s common stock at $1.00 per share. In August 2003, as a result of the subsequent sale of certain common shares, the Company issued an additional 3.7 million shares of its common stock to NAP de Las Americas — Madrid S.A.

      In April 2002, the Company received a binding commitment from two directors and some shareholders for the purchase of $7.5 million of common stock at $.75 per share. In May 2002, the Company issued 10 million shares of its common stock for $3.6 million in cash and the conversion of $3.9 million in short-term promissory notes to equity.

      In April 2002, the Company entered into a Put and Warrant purchase agreement with TD Global Finance (“TDGF”). On July 19, 2002, the Company exercised its right to sell to TDGF 17,648,824 common shares for $0.58 per share for a total of $10.2 million.

Conversion of debt to equity

      In October 2003, $258,306 of debt was converted to 344,407 shares of common stock at $0.75 per share.

      In April 2003, in conjunction with the Ocean Bank debt conversion of $15.0 million in debt to equity, the Company issued 20 million shares of its common stock at $0.75 per share.

      In April 2003, in conjunction with the CRG transaction whereby $21.6 million in construction payables plus $1.0 million in accrued interest was converted to equity, the Company issued 30.1 million shares of its common stock at $0.75 per share.

      On February 19, 2002, $242,700 of convertible debt was converted to 160,071 shares of common stock at $1.52 per share.

      During the year ended March 31, 2003, holders of notes payable entered into irrevocable agreements and converted approximately $.8 million in debt and accrued interest into approximately 1.0 million shares of the Company’s common stock at $0.75 per share.

      In August 2003, $45,004 of debt was converted to 60,005 shares of common stock at $0.75 per share.

Exercise of employee stock options

      During the year ended March 31, 2004, 77,271 shares of common stock were issued in conjunction with the exercise of 77,271 employee stock options at prices ranging from $0.33 to $0.78 per share.

Exercise of warrants

      In June 2003, warrants valued at approximately $4,000 were converted to 9,500 shares of common stock at $0.48 per share.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock warrants

      During the period from November 2000 through March 2004, the Company issued warrants to third parties for services and to facilitate certain debt and equity transactions. The following table summarizes information about stock warrants outstanding as of March 31, 2004:

				Estimated
	No. of shares	Exercise	Expiration	Fair Value
Issuance Date	able to purchase	Price	Date	at Issuance

March 2004	2,896,802	$0.90	March 2009	$1,729,845
February 2004	12,100	0.90	February 2009	7,200
January 2004	50,000	0.71	January 2009	33,750
October 2003	50,000	0.73	October 2008	33,700
July 2003	100,000	0.62	July 2008	114,400
June 2003	300,000	0.50	June 2006	220,200
June 2003	250,000	0.75	June 2006	177,750
March 2003	300,000	0.75	March 2007	110,400
December 2002	300,000	0.75	March 2007	110,400
October 2002	1,200,000	0.75	October 2004	90,000
July 2002	100,000	0.54	July 2005	20,900
April 2002	600,000	0.40	March 2007	220,800
January 2002	9,500	0.48	June 2011	3,971
June 2001	13,000	1.72	June 2011	22,490
March 2001	300,000	2.00	March 2006	352,200
November 2000	250,000	2.76	November 2008	394,000

	6,731,402			$3,642,006

Stock Options

      The Company has three stock option plans, whereby incentive and nonqualified options and stock appreciation rights may be granted to employees, officers, directors, and consultants. There are 23,500,000 shares of common stock reserved for issuance under these plans. The exercise price of the options is determined by the Board of Directors, but in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value at the time of grant. Options vest over periods not to exceed ten years.

      On October 19, 2001, the Company issued options to purchase 100,000 shares of common stock to each member of the Company’s Board of Directors, for a total of 900,000 options. The exercise price of the options is $0.67 per share and were immediately exercisable.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the status of stock options is presented below:

		Weighted Average
	Number	Exercise Price

Outstanding at March 31, 2002	12,749,451	$1.92
Granted	2,203,100	.46
Expired/ Terminated	(258,500)	1.69
Exercised	—	—

Outstanding at March 31, 2003	14,694,051	1.70
Granted	2,379,780	.45
Expired/ Terminated	(256,166)	.99
Exercised	(64,934)	.49

Outstanding at March 31, 2004	16,752,731	1.89

Options exercisable at:
March 31, 2004	12,706,018	1.86

March 31, 2003	9,818,051	1.90

Weighted average fair value of options granted during year ended:
March 31, 2004	$0.41

March 31, 2003	$0.41

      The following table summarizes information about options outstanding at March 31, 2004:

		Average
		Remaining	Average	Number
		Contractual	Exercise	Exercisable
Range of Exercise Prices	Outstanding at	Life (Years)	Price	Options at

March 31, 2004
$0.25-0.50	4,251,580	5.0	$0.34	2,503,500
$0.51-1.00	4,961,500	7.9	0.64	2,765,167
$1.01-1.50	1,347,500	5.1	1.41	1,327,833
$1.51-2.00	235,374	6.8	1.74	212,707
$2.01-3.00	1,489,825	3.8	2.85	1,429,858
$3.01-5.00	4,466,952	6.3	3.26	4,466,952

	16,752,731			12,706,017

      Effective July 22, 2003, Brian Goodkind stepped down as Executive Vice President and Chief Operating Officer and became a strategic advisor to the Chief Executive Officer. In connection with this modification to the employment relationship, the Company accelerated the vesting on his outstanding stock options and awarded him new stock options. As a result, the Company recognized a non-cash, stock-based compensation charge of approximately $1.8 million in the year ended March 31, 2004.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13. DATA CENTER REVENUES

      Data center revenues consist of:

	For the year ended March 31,

	2004	2003

Colocation	$9,861,638	$6,020,779
Exchange point services	3,571,709	2,125,370
Managed & professional services	3,179,264	1,791,750
Contract termination fee	421,766	1,095,086

	$17,034,377	$11,032,985

      During the years ended March 31, 2004 and 2003, $903,000 and $386,000 of deferred revenue were amortized into data center services.

14. OTHER INCOME (EXPENSES)

      On November 10, 2003, a developer agreed to pay the Company to develop a facility in Australia. The developer paid the Company $500,000 upon execution of the agreement and the remaining balance of $3.3 million on December 10, 2003. On February 11, 2004, the developer notified the Company it did not wish to proceed with negotiations regarding the construction of a facility in Australia. On February 19, 2004, the Company acknowledged receipt of the developer’s notification, and terminated the agreement with the developer. As required by the agreement, The Company did not conduct any business related to the operation or management of data centers in Australia until the agreement terminated. The Company has no further obligations in connection with the agreement and as a result recognized the $3.8 million non-refundable fee as other income in the quarter ended March 31, 2004.

15. INCOME TAXES

      No provision for income taxes was recorded for each of the three years ended March 31, 2004, 2003 and 2002 as the Company incurred net operating losses in each year.

      Deferred tax assets (liabilities) consists of the following:

	March 31,

	2004	2003

Deferred tax assets:
Charitable contributions	$223,947	$251,010
Capitalized start-up costs	2,063,736	2,935,612
Allowances and other	11,246,433	6,873,925
Net operating loss carryforwards	34,211,590	31,131,334
Net operating loss carryforwards retained from discontinued operations	17,280,709	17,280,709
Tax credits	245,780	245,780

Total deferred tax assets	65,272,195	58,718,370

Valuation allowance	(63,283,833)	(58,061,244)

Deferred tax liability:
Other	(1,988,362)	(657,126)

Total deferred tax liability	(1,988,362)	(657,126)

Net deferred tax asset	$—	$—

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. To support the Company’s conclusion that a 100% valuation allowance was required, the Company primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets and the absence of taxable income in prior carryback years. Although the Company’s operating plans assume taxable and operating income in future periods, the Company’s evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans are not considered sufficient to overcome the available negative evidence.

      The Company’s federal and state net operating loss carryforwards, amounting to approximately $137 million, begin to expire in 2011. Utilization of the net operating losses generated prior to the AmTec merger may be limited by the Internal Revenue Code.

      The reconciliation between the statutory income tax rate and the effective income tax rate on pre-tax (loss) income is as follows:

	For the year ended March 31,

	2004	2003	2002

Rate reconciliation
Statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal income tax benefit	(3.2)%	(3.2)%	(3.3)%
Permanent differences	14.0%	6.8%	6.2%
Increase in valuation allowance	23.2%	30.4%	31.1%

Effective tax rate	0%	0%	0%

      The Company expects to pay a limited amount of tax for the years ended March 31, 2005 and 2006. The tax costs will be primarily limited to alternative minimum taxes as the Company anticipates utilizing its net operating loss carryforwards and expects to have significant tax deductions attributable to stock options exercised in the years.

16. COMMITMENTS AND CONTINGENCIES

Leasing activities

      The Company leases space for its operations, office equipment and furniture under operating leases. Certain equipment is also leased under capital leases, which are included in leasehold improvements, furniture and equipment.

      Technology Center of the Americas LLC (“TECOTA”), an entity in which the Company has a .84% member interest, owns the building which leases the space for the NAP of the Americas to the Company under a 20 year lease. Rent expense under leases amounted to approximately $5.3 million, $3.6 million and $2.7 million for the years ended March 31, 2004, 2003 and 2002.

      On November 4, 2003, the Company entered into an agreement to lease an additional 149,184 square feet of space on the third floor of TECOTA and extend the existing lease for the second floor of the same property to co-terminate with the third floor lease on May 31, 2025. Under the terms of the lease agreement, monthly base rent payments for the third floor space of approximately $2.4 million will commence in April 2005. Effective June 1, 2006 and 2009, annual base rent for the third floor space will increase to approximately $3.0 million and $3.5 million, respectively, with annual increases of 2.5% thereafter.

      The Company leases space for the colocation facility in Santa Clara, California. The lease commenced in January 2001 and is for 20 years. Annual rent is approximately $1,500,000.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has entered into capital lease agreements with third parties for equipment related primarily to the NAP of the Americas. Generally, the lease terms are for 48 months, and the aggregate gross related assets total approximately $4.5 million.

      Operating lease expense, in the aggregate, amounted to approximately $7.8 million, $6.0 million, and $7.0 million for the years ended March 31, 2004, 2003 and 2002, respectively.

      At March 31, 2004, future minimum lease payments for each of the following five years and thereafter under non-cancellable operating and capital leases having a remaining term in excess of one year are as follows:

	Capital	Operating
	Leases	Leases

2005	$1,987,346	$4,750,745
2006	77,751	6,809,342
2007	30,646	7,528,228
2008	5,520	7,651,497
2009	—	7,771,067
Thereafter	—	164,136,131

Total minimum lease payments	$2,101,263	$198,647,010

Amount representing interest	195,651

Present value of net minimum lease payments	$1,905,612

Litigation

      From time to time, the Company is involved in various litigation relating to claims arising out of the normal course of business. These claims are generally covered by insurance. The Company is not currently subject to any litigation which singularly or in the aggregate could reasonably be expected to have a material adverse effect on the Company’s financial position or results of operations.

Guarantees

      The construction of TECOTA was funded with $48 million in equity and $61 million in construction loans from a consortium of banks. The Company guaranteed the loans during its construction of TECOTA. After TECOTA was built, certain banks released the Company from the guarantee, the result of which was to reduce the guarantee to $5.5 million. As of March 31, 2004, TECOTA debt under the construction loan was $35.4 million and is due in November 2005. The Company does not expect to fund any amounts under the guarantee.

      The Company has guaranteed $4.6 million in personal debt of Manuel D. Medina, the Company’s Chief Executive Officer and Chairman.

Other

      The Company has entered into an agreement to provide construction and management services to TECOTA for fees. For the years ended March 31, 2004, 2003 and 2002 the Company earned approximately $198,000, $510,000 and $515,000 in related fees, respectively.

      As of December 31, 2003, the Company had not paid approximately $792,000 related to its tangible property taxes. The Company negotiated a payment plan with the Miami-Dade Tax Collector and are current under the plan.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17. RELATED PARTY TRANSACTIONS

      Due to the nature of the following relationships, the terms of the respective agreements might not be the same as those that would result from transactions among wholly unrelated parties.

      The Company’s Chief Executive Officer and other related parties have either provided or guaranteed some of the Company’s debt or equity financing. In addition, services are provided to entities in which the Company owns stock.

      Following is a summary of transactions for the year ended March 31, 2004, 2003 and 2002 and balances with related parties included in the accompanying balance sheet as of March 31, 2004 and 2003.

	March 31,

	2004	2003	2002

Rent expense	$5,308,272	$3,558,196	$2,668,647
Services purchased from related parties	501,080	—	—
Property management and construction fees	198,000	510,000	516,000
Revenues from NAP de las Americas — Madrid	43,000	340,000	—
Interest income on notes receivable — related party	76,284	61,000	—
Interest income from shareholder	32,489	37,000	37,000
Interest expense	2,065,695	1,198,076	897,824
Other assets	499,009	471,000	—
Note receivable — related party	5,000,000	5,000,000	—
Notes payable to related parties	35,516,977	4,238,000	—
Convertible debt	4,150,000	3,450,000	—

      In April 2003, two directors purchased $250,000 of the 10% subordinated debentures.

      During the twelve months ended March 31, 2004, the Company purchased services from Fusion Telecommunications International, Inc. (“Fusion”). The Company’s Chief Executive Officer and Chairman of the Board of Directors has a minority ownership in Fusion and is a member of its Board of Directors.

18. INFORMATION ABOUT THE COMPANY’S OPERATING SEGMENTS

      As of March 31, 2004 and 2003, the Company had two reportable business segments, data center operations and real estate services. The data center operations segment provides Tier 1 NAP, Internet infrastructure and managed services in a data center environment. The real estate services segment constructs and manages real estate projects focused in the technology sector. The Company’s reportable segments are strategic business operations that offer different products and services.

      During the year ended March 31, 2001, the Company had an additional segment, telecom facilities management, which developed, managed and leased facilities catering primarily to the telecommunications industry. In conjunction with the Company’s change in its strategy related to its colocation facility in Santa Clara, California, the Company no longer considers the remaining operations to be separate from its other two segments. Therefore, amounts related to the colocation facility have been reclassified in the current and prior year presentations to their respective March 31, 2003 segments.

      The accounting policies of the segments are the same as those described in significant accounting policies. Revenues generated among segments are recorded at rates similar to those recorded in third-party transactions. Transfers of assets and liabilities between segments are recorded at cost. The Company evaluates performance based on the segment’s net operating results.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following presents information about reportable segments:

		Telecom
	Data center	Facilities	Real estate
For the year ended March 31,	operations	Management	services	Total

2004

Revenue	$17,034,377	$—	$1,179,362	$18,213,739
Loss from operations	(20,237,820)	—	(338,587)	(20,576,407)
Net loss	(22,152,261)	—	(338,316)	(22,490,577)
2003

Revenue	$11,032,984	$—	$3,660,719	$14,693,703
Loss from operations	(21,658,738)	—	(3,671,562)	(25,330,300)
Net loss	(37,565,136)	—	(3,662,169)	(41,227,305)
2002

Revenue	3,215,897	$—	12,656,587	$15,872,484
Loss from operations	(26,249,509)	(16,340,634)	(8,961,576)	(51,551,719)
Net loss	(34,971,359)	(16,682,059)	(5,718,797)	(57,372,215)
Assets, as of

March 31, 2004	$77,101,579	$—	$331,124	$77,432,703
March 31, 2003	$69,303,443	$—	$298,070	$69,601,513

      A reconciliation of total segment loss from operations to loss before income taxes follows:

	For the year ended March 31,

	2004	2003	2002

Total segment loss from operations	$(20,576,407)	$(25,330,300)	$(51,551,719)
Debt restructuring	8,475,000	—	—
Inducement on debt conversion	—	(4,871,245)	—
Interest income	131,548	136,278	97,237
Interest expense	(14,624,922)	(11,007,683)	(9,750,473)
Gain on real estate held for sale	—	—	4,185,728
Other income (expense)	4,104,204	(154,355)	(352,988)

Loss before income taxes	$(22,490,577)	$(41,227,305)	$(57,372,215)

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19. SUPPLEMENTAL CASH FLOW INFORMATION

	For the year ended March 31,

	2004	2003	2002

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,349,467	$7,321,545	$5,318,320

Taxes Paid	—	—	—

Non-cash operating, investing and financing activities:
Warrants issued for services	644,597	612,500	944,113

Conversion of notes payable to convertible debt	5,450,000	—	—

Beneficial conversion feature on issuance of convertible debentures and preferred stock	10,472,021	—	—

Assets acquired under capital leases	196,211	—	4,293,762

Warrants exercised and converted to equity	3,971	—	29,000

Conversion of accounts payable to equity	229,588	361,491	—

Conversion of debt and related accrued interest to equity	9,420,004	4,205,686	—

Conversion of construction payables and accrued interest to equity	14,400,977	—	—

Conversion of liabilities of discontinued operations to equity	—	370,000	—

Forgiveness of construction payables	—	1,290,013	—

Conversion of convertible debt and related accrued interest to equity	258,306	17,080,476	242,700

Conversion of common stock subscriptions to common stock and paid in capital	—	—	—

Issuance of note payable for other asset	—	1,000,000	—

Cancellation of warrants	26,575	—	614,822

Non-cash preferred dividend	(1,158,244)	(160,000)	(160,000)

TECHNOLOGY CENTER OF THE AMERICAS, LLC

HISTORICAL FINANCIAL INFORMATION

Report of Independent Registered Certified Public Accounting Firm

To the Members of

Technology Center of the Americas, LLC:

      In our opinion, the accompanying balance sheets and the related statements of operations, of changes in members’ equity and of cash flows present fairly, in all material respects, the financial position of Technology Center of the Americas, LLC at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The results of the Company’s leasing activities and its tenants’ financial condition are discussed in Note 1.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
February 6, 2004, except Note 9,
which is as of December 1, 2004

TECHNOLOGY CENTER OF THE AMERICAS, LLC

BALANCE SHEETS

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Assets
Rental property, net	$66,927,819	$67,913,222	$69,564,981
Cash and cash equivalents	1,011,315	1,364,857	2,677,869
Restricted cash	910,458	101,914	—
Tenant receivables	—	—	377,521
Deferred rents receivable	11,444,733	7,136,801	4,047,111
Deferred leasing commissions, net	2,902,589	3,055,776	3,260,288
Deferred financing costs, net	160,020	269,380	517,422
Prepaid expenses and other assets	291,134	249,876	137,567

Total assets	$83,648,068	$80,091,826	$80,582,759

Liabilities and Members’ Equity
Mortgage note payable	$35,401,567	$35,401,567	$35,401,567
Accounts payable and accrued expenses	998,862	501,820	1,859,692

Total liabilities	36,400,429	35,903,387	37,261,259

Commitments and contingencies	—	—	—

Members’ equity	47,247,639	44,188,439	43,321,500

Total liabilities and members’ equity	$83,648,068	$80,091,826	$80,582,759

The accompanying notes are an integral part of these financial statements.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

STATEMENTS OF OPERATIONS

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,

	2004	2003	2003	2002

	(Unaudited)	(Unaudited)
Revenues
Rental	$7,702,549	$4,584,017	$6,808,912	$5,896,505
Operating expense reimbursements	656,383	686,632	776,740	1,053,599
Other income	45,661	67,207	81,496	53,399

Total revenues	8,404,593	5,337,856	7,667,148	7,003,503

Operating Expenses
General and administrative	246,161	259,324	398,317	499,341
Security	338,857	185,307	300,446	482,988
Marketing	114,853	140,650	176,001	210,516
Utilities	263,706	261,594	338,761	358,496
Insurance	207,932	262,181	335,628	298,770
Real estate taxes	683,036	521,859	791,924	1,310,112
Real estate tax settlement	—	—	(427,200)	—
Repairs and maintenance	244,068	173,210	236,662	220,589
Cleaning	23,160	17,575	21,606	30,910
Management fees	137,949	140,403	184,133	149,346
Write-off of straight-line rent accruals	—	—	—	1,792,888
Write-off of deferred leasing commissions	—	—	—	1,277,933

Total operating expenses	2,259,722	1,962,103	2,356,278	6,631,889

Other Expenses
Interest expense	1,635,388	2,014,516	2,561,094	3,094,763
Depreciation and amortization	1,450,283	1,411,948	1,882,837	2,000,244

Total other expenses	3,085,671	3,426,464	4,443,931	5,095,007

Net income (loss)	$3,059,200	$(50,711)	$866,939	$(4,723,393)

The accompanying notes are an integral part of these financial statements.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Class A Members

	TLAB Group

		Barrow
		Street		Calor
	Class B	TECOTA,	LA	Development,
	Member	L.P.	Group	Ltd.	Total

Members’ equity at January 1, 2002	$402,243	$19,913,048	$19,913,048	$7,816,554	$48,044,893
Net loss	(39,545)	(1,957,693)	(1,957,693)	(768,462)	(4,723,393)

Members’ equity at December 31, 2002	362,698	17,955,355	17,955,355	7,048,092	43,321,500

Net income	7,258	359,318	359,318	141,045	866,939

Members’ equity at December 31, 2003	369,956	18,314,673	18,314,673	7,189,137	44,188,439

Net income (Unaudited)	25,612	1,267,939	1,267,939	497,710	3,059,200

Members’ equity at September 30, 2004 (Unaudited)	$395,568	$19,582,612	$19,582,612	$7,686,847	$47,247,639

The accompanying notes are an integral part of these financial statements.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,

	2004	2003	2003	2002

	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$3,059,200	$(50,711)	$866,939	$(4,723,393)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,450,283	1,411,948	1,882,837	2,000,244
Amortization of deferred financing costs	109,360	455,067	541,917	940,843
Write-off of straight-line rent accruals	—	—	—	1,792,888
Write-off of deferred leasing commissions	—	—	—	1,277,933
Changes in assets and liabilities:
Tenant receivables	—	383,941	377,521	(309,455)
Deferred rents receivable	(4,307,932)	(1,936,916)	(3,089,690)	(2,836,867)
Deferred leasing commissions	—	—	—	(149,019)
Prepaid expenses and other assets	(41,258)	(246,721)	(112,309)	37,703
Accounts payable and accrued expenses	497,042	(399,231)	(1,357,872)	1,102,189

Net cash provided by (used in) operating activities	766,695	(382,623)	(890,657)	(866,934)

Cash flows from investing activities
Restricted cash	(808,544)	(1,275,000)	(101,914)	—
Additions to rental property	(311,693)	(26,566)	(26,566)	(509,895)
Construction payables	—	—	—	(971,263)

Net cash used in investing activities	(1,120,237)	(1,301,566)	(128,480)	(1,481,158)

Cash flows from financing activities
Borrowings on mortgage note payable	—	—	—	4,117,725
Payments on mortgage note payable	—	—	—	(1,190,992)
Additions to deferred financing costs	—	—	(293,875)	(606,750)

Net cash used in (provided by) financing activities	—	—	(293,875)	2,319,983

Net decrease in cash and cash equivalents	(353,542)	(1,684,189)	(1,313,012)	(28,109)

Cash and cash equivalents, beginning of period	1,364,857	2,677,869	2,677,869	2,705,978

Cash and cash equivalents, end of period	$1,011,315	$993,680	$1,364,857	$2,677,869

Supplemental disclosure
Cash paid for interest	$1,692,146	$1,537,244	$2,029,424	$169,283

Non-cash transactions During 2002, the Company reduced rental property and construction payable by $132,692 based upon final settlement with a contractor.

The accompanying notes are an integral part of these financial statements.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

NOTES TO FINANCIAL STATEMENTS

September 30, 2004 (Unaudited), December 31, 2003 and 2002

1.	Organization

      Technology Center of the Americas, LLC (the “Company”) is a Delaware limited liability company whose Class A Members are the TLAB Group and MHLP, LLC. (collectively “the Members”). The TLAB Group consists of Class B Members, Barrow Street TECOTA, L.P. and the LA Group. At September 30, 2004, December 31, 2003 and 2002, the sole Class B member was TECOTA Services Corporation, formerly known as Telecom Routing Exchange Developers, Inc. (“Managing Member”). The LA Group consists of LA REF III Telecom Miami, LLC and LA Parallel III Telecom Miami, LLC. The Company was formed on September 5, 2000 to own and operate a telecommunications data center in Miami, Florida (the “Property”).

      The Members’ capital account is equal to each Member’s initial capital contribution and is increased by each additional contribution, less any distribution as defined in the Limited Liability Company Operating Agreement (“Agreement”). Under the terms of the Agreement, net income and losses are allocated to each Member’s capital account equal to the amount of cash the Member would receive if the Company were to immediately sell all of its assets for an amount equal to the Gross Asset Value, as defined in the Agreement, and distribute the sale proceeds in accordance with the Agreement.

      Generally, distributable cash from operations and capital transactions are distributed to the MHLP, LLC. and to the TLAB Group in proportion to their respective percentage interests. Within the groups, there are further allocations of cash based upon the provisions in the Agreement.

      The Company expects to meet its cash requirements for operations through rental income and existing cash balances. The Company’s real estate asset is located in Miami, Florida and its tenants service the telecommunications industry. Consequently, changes in this market could have an effect on the leases the Company enters into with tenants. At December 31, 2003, tenants consisted of five entities occupying approximately 395,000 square feet, or 54% of total leasable square footage. Of the total leasable square footage, approximately 40% is occupied by Terremark Worldwide, Inc., the Managing Member’s parent, an entity which has publicly disclosed that its liquidity deficit and negative cash flows raise substantial doubt about its ability to continue as a going concern. At December 31, 2003 and 2002, $4,102,264 and $2,335,712 in deferred rents receivable and $1,763,695 and $1,863,058 in deferred leasing commissions, net relate to this entity, respectively. While management believes that the other tenants are credit tenants, their leases are not sufficient to cover operating expenses. Should additional funding be required to meet obligations as they come due, the Company expects to be able to rely on additional financial support from its Members.

2.	Summary of Significant Accounting Policies

      A summary of significant accounting principles and practices used in the preparation of the financial statements follows:

Basis of Financial Statement Presentation

      The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the financial statements and report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The interim financial data as of September 30, 2004 and for the nine-months ended September 30, 2004 and 2003 of the Company is unaudited; however, in the opinion of Company management, the interim financial data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results of the interim period. The results of operations for the nine months ended

TECHNOLOGY CENTER OF THE AMERICAS, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2004 (Unaudited), December 31, 2003 and 2002

September 30, 2004 are not necessarily indicative of the results that could be expected for the entire fiscal year ending December 31, 2004.

Rental Property

      Rental property is stated at cost and consists of land, costs associated with building construction and improvements and furniture and fixtures. The building is depreciated on the straight-line method over its estimated useful life of 39 years. Tenant improvements are depreciated over the term of the related tenant lease. Furniture and fixtures and other improvements are depreciated over 5 years. Expenditures for major renewals and betterments are capitalized and depreciated over their estimated useful lives. Expenditures for repairs and maintenance are expensed when incurred.

      Management reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows of the rental property, including its residual value, to its carrying value. If an impairment is indicated, the assets are adjusted to their estimated fair value.

Cash and Cash Equivalents

      The Company considers all amounts held in highly liquid instruments with original purchased maturities of three months or less as cash and cash equivalents. Cash and cash equivalents consist primarily of a demand deposit account and approximates fair value due to the relatively short period to maturity of this instrument. Management believes the credit risk associated with cash and cash equivalents is considered low due to the quality of the financial institution in which this asset is held.

Deferred Leasing Commissions

      Leasing commissions are capitalized and amortized over the initial term of the related lease using the straight-line method. Accumulated amortization was $707,777, $554,590 and $350,078 at September 30, 2004, December 31, 2003 and 2002, respectively. In connection with a lease termination and renegotiation, the Company in the year ended December 31, 2002 wrote-off $1,277,933 in deferred leasing commissions.

Deferred Financing Costs

      Deferred financing costs, principally loan origination and related fees, are deferred and amortized to interest expense on the straight-line method over the loan’s term, which approximates the effective interest method. Accumulated amortization was $135,402, $24,496 and $89,328 at September 30, 2004, December 31, 2003 and 2002, respectively.

Revenue Recognition

      Tenant leases are classified as operating leases. Base minimum rents are recognized monthly using the straight-line method. Base minimum rents in excess of actual tenant billings are classified as deferred rent receivables. Operating expense reimbursements are charged to tenants for estimated operating expenses incurred by the Company. Reimbursements for these operating expenses are billed monthly to the tenants with periodic adjustments based on actual expenses incurred. In connection with a lease termination and renegotiation, in 2002 the Company wrote-off $1,792,888 in uncollectible deferred rents receivable.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2004 (Unaudited), December 31, 2003 and 2002

Income Taxes

      Under the provisions of the Internal Revenue Code and applicable state tax laws, the Company is not subject to taxation of income. The tax consequences of Company profits and losses accrue to the Members. Certain costs may be treated differently in the Company’s income tax return than in the accompanying financial statements. Therefore, income in the financial statements may not be the same as that reported in the Members’ income tax returns.

3.	Rental Property

      Rental property is summarized as follows:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Land	$10,139,683	$10,139,683	$10,139,683
Building and improvements	62,190,009	61,878,316	61,878,317
Furniture and fixtures	130,981	130,981	104,414

	72,460,673	72,148,980	72,122,414
Accumulated depreciation	(5,532,854)	(4,235,758)	(2,557,433)

	$66,927,819	$67,913,222	$69,564,981

4.	Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses are generated through the normal course of business operations and consist of the following:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Real estate taxes	$683,035	$—	$1,317,814
Mortgage interest	—	129,806	140,053
Tenant payable	112,963	101,674	203,214
Accounts payable and other	202,864	270,340	198,611

	$998,862	$501,820	$1,859,692

      During 2003, the Company reached final settlement with local tax authorities to reduce its real estate taxes. As a result, the Company recorded $427,200 in accrued real estate taxes at December 31, 2002 as a reduction in operating expenses.

5.	Mortgage Note Payable

      The Company has a mortgage note payable with a financial institution, which is secured by a first mortgage on the Property. Interest is payable monthly at Citibank, N.A.’s prime rate plus 1.5%. During 2003, the mortgage note payable maturity date was extended to November 7, 2005. The note is guaranteed to a maximum of approximately $5,500,000 by the Managing Member’s parent.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2004 (Unaudited), December 31, 2003 and 2002

6.	Operating Leases

      The Company has operating leases with tenants for telecommunications/data center space, which expire over periods ranging from 10 to 20 years and contain various renewal options. Future minimum base rentals to be received under non-cancelable leases in effect at December 31, 2003 are as follows:

2004	$4,596,211
2005	6,838,181
2006	7,986,045
2007	8,557,069
2008	8,724,495
Thereafter	163,287,730

Total minimum base rentals	$199,989,731

7.	Transactions with Related Parties

      A summary of transactions with related parties follows:

Lease Agreements with Related party

      In November 2003, the Company entered into an agreement with its Managing Member’s parent to lease the Property’s third floor and to extend the parent’s existing second floor lease until May 2025. Commencing in April 2005, the third floor lease requires $200,000 in monthly base rent payments. At September 30, 2004, the second floor lease required approximately $211,000 in monthly base rent payments. Both leases require annual increases. Base rents contractually due from the Managing Member’s parent totaled approximately $1,899,000, $2,478,000 and $2,045,000 for the nine month period ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively.

Property Management and Leasing Agreement

      The Company has entered into an agreement with the Managing Member to manage operations of the Property for a fee. Under the terms of the agreement, fees are due monthly and are equal to the greater of $8,333 or 3.5% of gross receipts, as defined in the agreement, plus reimbursement for all or a pro rata share of direct personnel and related costs for the Managing Member’s employees devoting time to managing the Property. During the nine month period ended September 30, 2004 and the years ended December 31, 2003 and 2002, the Company incurred $137,949, $184,133 and $149,346 in management fees, respectively.

      In conjunction with the property management agreement, the Managing Member receives a leasing commission in connection with each executed lease, one half due at lease signing and one half due upon tenant occupancy. There was no commission charged for leasing in November 2003 the Property’s third floor. During the nine month period ended September 30, 2004 and the year ended December 31, 2003, the Company did not incur related commissions. During the year ended December 31, 2002, the Company incurred $99,019 in related commissions.

Construction Costs

      During the nine month period ended September 30, 2004 and the years ended December 31, 2003 and 2002, the Company paid $0, $2,000 and $470,250, respectively, to its Managing Member for building and tenant improvements.

TECHNOLOGY CENTER OF THE AMERICAS, LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

September 30, 2004 (Unaudited), December 31, 2003 and 2002

Public Relations

      During the nine month period ended September 30, 2004 and the years ended December 31, 2003 and 2002, the Company paid $56,000, $56,000 and $0, respectively, to its Managing Member for public relations services.

8.	Contingencies and Commitments

      The Company is in discussions with the Property’s general contractor and certain subcontractors for future repair work required as a result of alleged substandard work relating to exterior building finishing. While the Company believes the required repair work, which could exceed $150,000, is covered under the contractors’ warranties, an unfavorable resolution could adversely impact these financial statements.

9.	Subsequent Events

      Terremark Worldwide Inc. (“TWW”), currently owns a .84% interest in the Company. TWW is the Managing Member’s parent company. In July 2004, TWW entered into an agreement under which it assumed the obligation to purchase the other equity interests in the Company. In connection with the assumption of the agreement to purchase the Company, TWW has deposited $5 million which is nonrefundable except in the case of default by the sellers. TWW is currently exploring financing options for this transaction. The transaction is expected to close by December 31, 2004.

      In its June 14, 2004 report on TWW’s March 31, 2004 financial statements, TWW’s independent registered certified public accounting firm deleted the previous years’ references as to TWW’s ability to continue as a going concern.

* * * * *

246,652,924 Shares of

Common Stock

20,000,000 Warrants to Purchase

Common Stock

TERREMARK WORLDWIDE, INC.

PROSPECTUS

 March      , 2005

      No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, any information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$9,853.26
Printing and engraving expenses	70,000.00
Accounting fees and expenses	21,000.00
Legal fees and expenses	135,000.00
American Stock Exchange listing fees	45,000.00
Miscellaneous	146.75

TOTAL	$281,000.00

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The Registrant’s bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as our director and our stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

      We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $10,000,000.

Item 15.	Recent Sales of Unregistered Securities

      On March 1, 2005, we issued warrants to purchase 100,000 shares of our common stock at an exercise price equal to $0.72 per share to Aperture Research, Inc. in connection with Aperture providing consulting services to us in the areas of network architecture and design, deployment and operation of service provider platforms, optical network architecture, network and system integration efforts, voice and multimedia networking, and security.

      On December 31, 2004, as part of the financing for our purchase of TECOTA, we issued and sold 3,060,444 shares of our common stock valued at $2.0 million to Falcon Mezzanine Partners, L.P. and its co-investment partners, Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen and Stichting Pensioenfonds ABP, two fund affiliated with AlpInvest Partners. We refer to Falcon and its co-investors, collectively, as the Falcon investors. Also, in connection with these financings, we issued to Citigroup Global Markets Realty Corp., our senior lender, for no additional consideration, warrants to purchase an aggregate of five million shares of our common stock. These warrants expire on December 31, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.68, $0.74, $0.81 and $0.87, respectively. We also issued to the Falcon investors, for no additional consideration, warrants to purchase an aggregate of fifteen million shares of our common stock. These warrants expire on December 30, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $0.69, $0.75, $0.82 and $0.88, respectively. We have granted to Citigroup and the Falcon investors registration rights in connection with the shares of common stock issued to the Falcon investors, the warrants issued to Citigroup and the Falcon investors and the shares of our common stock into which these warrants are exercisable, including the right to have these warrants and shares registered by June 29, 2005.

      On September 24, 2004, we entered into an agreement with Manuel D. Medina, our Chairman, President and Chief Executive Officer, regarding Mr. Medina’s repayment of an outstanding note in the principal amount of $5,000,000 owed by Mr. Medina to us which matured on September 30, 2004. Mr. Medina agreed to sell and transfer to us, on or prior to the note’s maturity date, 7,737,351 shares of our common stock at $0.65 per share and to apply such purchase price to the repayment of the outstanding principal and interest due on the note. The terms of the agreement were approved by our Board of Directors at a meeting held on September 28, 2004. On September 29, 2004, Mr. Medina completed the transfer of the shares to us.

      On June 14, 2004, we privately placed $86.25 million in aggregate principal amount of 9% senior convertible notes due June 15, 2009 at 100% of the face value of the notes. The initial purchaser was McMahan Securities Co. L.P. We used a portion of the net proceeds from this offering to pay all of our previously outstanding debt. The balance of the proceeds will be used for possible acquisitions and for general corporate purposes, including working capital and capital expenditures. The notes are convertible at the option of the holders into our common stock at $1.25 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for the impact of this transaction on our financial condition. We agreed to file a registration statement to cover resales of the notes and the common stock issuable upon conversion of the notes by September 12, 2004 and to have that registration statement declared effective by December 11, 2004. We filed a registration statement covering the notes and the common stock with the Securities and Exchange Commission on December 10, 2004, which was declared effective by the commission on December 21, 2004. As a result, we were required to pay liquidated damages to the noteholders equal to one-half of one percent (50 basis points) per annum per $1,000 principal amount of the notes. These damages stopped accruing on December 10, 2004, but resumed when the registration statement was not declared effective by December 11, 2004 and extended to December 21, 2004. Ultimately, we incurred and paid approximately $118,000 of damages due to the late filing of this registration statement. In connection with the offering, we paid McMahan Securities Co. L.P. approximately $5.3 million in fees and commissions and delivered to it a warrant to purchase 1,815,789 shares of our common stock at $.95 per share, which expires on June 14, 2007.

      In May 2004, we issued three senior secured promissory notes in favor of Veritas High Yield Arbitrage I Fund, LLC, Veritas High Yield Arbitrage II Fund, LLC, and Veritas High Yield Arbitrage Fund, (Bermuda) Ltd., whom we refer to as the Veritas lenders, for the aggregate amount of $5.2 million. The notes accrued interest at 12% per annum, were payable monthly based on original face amount, and were set to mature on October 29, 2004, with prepayment permitted without penalty after the first month. The notes were paid in full in June 2004. In connection with the issuance of these secured notes, we also issued warrants to purchase 200,000 shares of our common stock in favor of the Veritas lenders with a strike price of $0.01, which expire two years after the effective date of the registration statement for the underlying common stock. We agreed to file a registration statement covering the shares of common stock underlying the warrants and to use our best efforts to cause the registration statement to become effective by August 15, 2004. Since we had not filed this registration statement as of August 15, 2004, we were required by the terms of the warrants to place 200,000 registered shares of common stock in escrow. Prior to our being able to arrange this escrow, the Veritas lenders exercised their warrants. In order to comply with the warrant exercise, we asked Miguel Rosenfeld, one of our directors, to transfer 200,000 registered shares to the Veritas lenders in exchange for our agreement to issue to him 200,000 unregistered shares which we agreed to register in the future. We paid a finder’s fee of $130,000 to McMahan Securities Co. L.P. in connection with the issuance of notes and warrants to the Veritas lenders. There is certain common ownership between the Veritas lenders and McMahan Securities Co. L.P.

      On March 31, 2004, we closed on the issuance of 400 shares of series I convertible preferred stock for $7.3 million in cash and $2.7 million in promissory notes and other receivables, together with warrants to purchase 2.8 million shares of our common stock. We have collected all amounts due under the promissory notes. The series I preferred stock is convertible into shares of our common stock at $0.75 per share. In January 2007, the series I preferred stock dividend rate will increase to 10% per year until January 2009 when it increases to 12%. Dividends are payable, at our discretion, in shares of our common stock or cash. We have the right to redeem the series I preferred stock at $25,000 per share plus accrued dividends at any time after December 31, 2004. As of March 15, 2005, holders of an aggregate of 16 shares of the series I preferred stock have converted their shares into 333,340 shares of our common stock.

      On April 30, 2003, we issued 10% subordinated secured convertible debentures due April 30, 2006 for an aggregate principal amount of $25.0 million. The debentures are convertible into shares of our common stock at $0.50 per share. Interest is payable quarterly beginning July 31, 2003. The debentures were issued in exchange for $10.3 million in cash, $9.5 million in a promissory note due in full August 15, 2003 and $5.2 million of notes payable converted to the subordinated debentures. Included in the $5.2 million is $2.0 million of cash received in March 2003 in anticipation of the debenture transaction. As of June 1, 2004, all holders of the 10% debentures converted their debentures into shares of our common stock.

      During the quarter ended December 31, 2002, debt holders entered into irrevocable agreements to convert approximately $17.1 million of debt and accrued interest into our common stock at $0.75 per share. The debt holders included Miguel Rosenfeld and Joseph Wright, members of our board of directors, who each converted approximately $517,000 in debt. This transaction closed in January 2003 and resulted in a $4.9 million inducement charge. At closing, we issued 22.8 million shares of our common stock.

      In August 2002, we issued warrants to purchase 100,000 shares of our common stock in a private offering to accredited investors for an aggregate purchase price of $61,000 pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation D promulgated thereunder. The warrants were subsequently converted into 100,000 shares of our common stock.

      In June 2002, the NAP de las Americas-Madrid purchased 5 million shares of our common stock at $1.00 per share. The shares were sold pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation S promulgated thereunder. In the Share Purchase Agreement with the NAP de las Americas — Madrid, we agreed that if prior to June 13, 2003 we issued any shares of common stock for a purchase price of less than $1.00 per share, the anti-dilution price, we would issue to the NAP de las Americas — Madrid that number of additional shares of common stock determined by dividing 5,000,000 by the anti-dilution price, and subtracting from the quotient thereof the number of shares previously issued to the NAP de las Americas — Madrid in respect of the Share Purchase Agreement. In August 2002, we sold approximately 17.6 million shares at $0.58 per share, and, as a result NAP de las Americas — Madrid had the right to invoke the anti-dilution provision of the Share Purchase Agreement and request that we issue additional shares to NAP de las Americas — Madrid in accordance with the anti-dilution adjustments described above. NAP de las Americas — Madrid did not request those shares until July 2003 and, as a result, we issued an additional 3,652,016 shares of common stock to the NAP de las Americas — Madrid.

      In April 2002, we received a binding commitment from a group, including Miguel Rosenfeld and Guillermo Amore, members of our board of directors, and Manuel D. Medina, our Chairman, President and Chief Executive Officer, for the purchase of $7.5 million of common stock at $0.75 per share. The shares were sold pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation D promulgated thereunder. In May 2002, we issued 10 million shares of our common stock for $3.6 million in cash and the conversion of $3.9 million in short term promissory notes to equity. Mr. Rosenfeld purchased 1,668,000 shares for $1,251,000, Mr. Amore purchased 1,501,502 shares for $1,126,127 and Mr. Medina purchased 1,134,667 shares for $851,000.

      In April 2002, we entered into a put and warrant purchase agreement with TD Global Finance, or TDGF. In July 2002, we exercised our right to sell to TDGF 17,648,842 common shares for $0.58 per share for a total of $10.2 million. During August 2002, we received $10.2 million in related cash. In conjunction with the sale, we issued three call warrants, each granting TDGF the right to purchase 1,176,588 shares of our common stock. The shares and the warrants were sold pursuant to Section 4(2) and/or 3(b) of the Securities Act and Regulation D promulgated thereunder. The warrants expired without exercise on January 20, 2003.

      These offers and sales of our common stock were exempt from the registration requirements of the Securities Act of 1933, as amended, as the common stock was sold to accredited investors pursuant to Regulation D and to non-United States persons in offshore transactions pursuant to Regulation S.

Item 16.	Exhibits and Financial Statement Schedules

      (a) The financial statements listed in the accompanying Table of Contents to Consolidated Financial Statements and Financial Statement Schedule on page F-1 herein are filed as part of this report.

      (b) The following exhibits, which are furnished with this Registration Statement on Form S-1 or incorporated herein by reference, are filed as part of this Registration Statement on Form S-1.

Exhibit
Number	Exhibit Description

1.1	Form of Underwriting Agreement related to the Company’s offering of common stock on March 14, 2005 (previously filed as an exhibit to the Company’s registration statement filed on February 3, 2005)
2.1	Agreement for Sale of Assets by and between ITV Communications, Inc. and Netmatics, Inc., dated January 11, 1996, and Promissory Note and Security Agreement dated January 16, 1996 (previously filed as part of the Company’s Current Report on Form 8-K dated January 19, 1996)
2.2	Agreement of Merger between AVIC Group International, Inc., a Colorado corporation, with and into AVIC Group International, Inc., a Delaware corporation dated July 10, 1996 (previously filed as an exhibit to the Company’s Registration Statement on Form S-3, as amended, filed on March 11, 2003)
2.3	Agreement and Plan of Merger by and between Terremark Holdings, Inc. and AmTec, Inc., dated as of November 24, 1999, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of February 11, 2000 (previously filed as part of the Company’s Definitive Proxy Statement filed on March 24, 2000)
2.4	Letter Agreement dated January 12, 2001 among MP Telecom, LLC, Terremark Worldwide, Inc., Clifford J. Preminger, Thomas M. Mulroy and Manuel Medina (previously filed as part of the Company’s Current Report on Form 8-K dated February 28, 2001)
3.1	Certificate of Merger of Terremark Holdings, Inc. with and into AmTec, Inc. (previously filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on May 15, 2000)
3.2	Restated Certificate of Incorporation of the Company (previously filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on May 15, 2000)
3.3	Certificate of Amendment to Certificate of Incorporation of the Company (previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on December 21, 2004)
3.4	Restated Bylaws of the Company (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2002)
3.5	Certificate of Designations of Preferences of Series G Convertible Preferred Stock of the Company (previously filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on May 15, 2000)
3.6	Certificate of Designations of Preferences of Series H Convertible Preferred Stock of the Company (previously filed as exhibit 3.5 to the Company’s Annual Report on Form 10-K filed on July 16, 2001)
3.7	Certificate of Designations of Preferences of Series I Convertible Preferred Stock of the Company (previously filed as an exhibit to the Company’s Registration Statement on Form S-3/A filed on March 17, 2004)

Exhibit
Number	Exhibit Description

4.1	Specimen Stock Certificate (previously filed as an exhibit to the Company’s Annual Report on Form 10-KSB filed on July 15, 1997)
4.4	Form of Warrant for the Purchase of Common Stock (previously filed as exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 15, 2003)
4.5	Indenture dated June 14, 2004 including form of 9% Senior Convertible Note due 2009 (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2004)
5.1	Opinion of Greenberg Traurig, P.A.**
10.1	1995 Stock Option Plan (previously filed as part of the Company’s Transition Report on Form 10-KSB for the transition period from October 1, 1994 to March 31, 1995)
10.2	1996 Stock Option Plan (previously filed as part of the Company’s Transition Report on Form 10-KSB for the transition period from October 1, 1994 to March 31, 1995)
10.3	Form of Indemnification Agreement for directors and officers of the Company (previously filed as an exhibit to the Company’s Registration Statement on Form S-3, as amended, filed on March 11, 2003)
10.4	Employment Agreement with Manuel Medina (previously filed as exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on July 16, 2001)
10.5	Amendment to Employment Agreement with Manuel Medina (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2001)
10.6	Amended and Restated Credit Agreement between the Company and Ocean Bank, dated September 5, 2001 (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2001)
10.7	Net Premises Lease by and between Rainbow Property Management, LLC and Coloconnection, Inc. (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 15, 2003)
10.8	Basic Lease Information Rider T-Rex Technology Center of the Americas @ Miami, dated October 16, 2000, between Technology Center of the Americas, LLC and NAP of the Americas, Inc. (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 15, 2003)
10.9	Debt Satisfaction Agreement between the Company and CRG, LLC, dated November 11, 2002 (previously filed as an exhibit to the Company’s Registration Statement on Form S-3/A filed on March 17, 2004)
10.10	Amended and Restated Debt Satisfaction Agreement between the Registrant and CRG, LLC, dated December 5, 2002 (previously filed as an exhibit to the Company’s Registration Statement on Form S-3/A filed on March 17, 2004)
10.11	Agreement between Terremark Technology Contractors Inc., and Kinetics Systems, Inc., dated December 28, 2000 (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 15, 2003)
10.12	Debt Conversion Agreement between the Company, NAP of the Americas and Ocean Bank, dated April 30, 2003 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed on June 30, 2003)
10.13	Non-qualified Stock Option Agreement with Brian K. Goodkind to purchase 1,278,205 shares of the Company’s common stock (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2003)
10.14	Non-qualified Stock Option Agreement with Brian K. Goodkind to purchase 1,406,795 shares of the Company’s common stock (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2003)
10.15	First Amendment to the Non-qualified Stock Option Agreement with Brian K. Goodkind to purchase 200,000 shares of the Company’s common stock (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2003)

Exhibit
Number	Exhibit Description

10.16	First Amendment to the Non-qualified Stock Option Agreement with Brian K. Goodkind to purchase 115,000 shares of the Company’s common stock (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2003)
10.17	2000 Stock Option Plan (previously filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on August 19, 2002)
10.18	2000 Directors’ Stock Option Plan (previously filed as an exhibit to the Company’s Registration Statement on Form S-8 filed on August 19, 2002)
10.19	Agreement between Fundacão De Amparo A Pesquisa Do Estado De São Paulo — FAPESP and Terremark Latin America (Brazil) Ltda. (previously filed as an exhibit to the Company’s Registration Statement on Form S-3/A filed on December 22, 2003)
10.20	Employment Agreement with José A. Segrera dated September 8, 2001 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed June 30, 2003)
10.21	Employment Agreement with José E. Gonzalez dated November 2002 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed June 30, 2003)
10.22	Share Purchase Agreement between the Company and NAP de Las Americas — Madrid, S.A. dated July 13, 2002 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed June 30, 2003)
10.23	Employment Agreement with Jamie Dos Santos dated November 1, 2002 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed June 14, 2004)
10.24	Employment Agreement with Marvin Wheeler dated November 1, 2002 (previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed June 14, 2004)
10.24	Employment Agreement dated October 18, 2004, with Fern Watts (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed November 9, 2004)
10.25	Fourth Amendment to Membership Interest Purchase Agreement, dated as of October 21, 2004 among the Company, LA Ref II, Telecom Miami, LLC, LA Ref III, LA Parallel II, Telecom Miami, LLC, LA Parallel III, Telecom Miami LLC (previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed November 9, 2004)
10.26	Loan Agreement dated as of December 31, 2004 (the “Loan Agreement”), by and among Technology Center of the Americas, LLC, as Borrower, Citigroup Global Markets Realty Corp., as Agent and each Lender signatory thereto (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)
10.27	Form of Warrant Certificate of Terremark Worldwide, Inc. issued to Citigroup Global Markets Realty Corp. (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)
10.28	Purchase Agreement dated as of December 31, 2004, among Terremark Worldwide, Inc., as Issuer, the guarantors named therein, FMP Agency Services, LLC, as agent, and each of the purchasers named therein (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)
10.29	Security Agreement dated as of December 31, 2004, by Terremark Worldwide, Inc., as Issuer, the guarantors named therein and FMP Agency Services, LLC, as Agent (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)
10.30	Registration Rights Agreement dated as of December 31, 2004 among Terremark Worldwide, Inc. and Falcon Mezzanine Partners, LP, Stichting Pensioenfonds ABP and Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen (the “Purchasers”) (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)
10.31	Form of Warrant Certificate of Terremark Worldwide, Inc. issued to the Purchasers (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)
10.32	Form of Note of Terremark Worldwide, Inc. issued to the Purchasers (previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on January 6, 2005)

Exhibit
Number	Exhibit Description

10.33	Guaranty of Nonrecourse Obligations executed by the Company in favor of Citigroup Global Markets Realty Corp., as agent, for the benefit of the lenders to the Loan Agreement (previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on February 3, 2005).
21	Subsidiaries of the Company (previously filed as an exhibit to the Company’s Registration Statement on Form S-1 filed on February 3, 2005).
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Greenberg Traurig P.A. (included in Exhibit 5.1)**
23.3	Consent of Gifford Fong Associates
24.1	Powers of Attorney (included on signature pages hereto)

*	Previously filed.

**	To be filed by amendment.

Item 17.	Undertakings

      The registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

5. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on March 31, 2005.

TERREMARK WORLDWIDE, INC.

By:	/s/ MANUEL D. MEDINA

Manuel D. Medina
Chairman of the Board, President and Chief
Executive Officer (Principal Executive Officer)

By:	/s/ JOSE A. SEGRERA

Jose A. Segrera
Chief Financial Officer (Principal Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

      Each person whose signature appears below hereby appoints Manuel D. Medina his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MANUEL D. MEDINA Manuel D. Medina, on behalf of himself as well as attorney-in-fact	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 31, 2005

/s/ GUILLERMO AMORE Guillermo Amore	Director	March 31, 2005

/s/ TIMOTHY ELWES Timothy Elwes	Director	March 31, 2005

/s/ FERNANDO FERNANDEZ-TAPIAS Fernando Fernandez-Tapias	Director	March 31, 2005

Signature	Title	Date

/s/ HON. ARTHUR L. MONEY Hon. Arthur L. Money	Director	March 31, 2005

/s/ MARVIN S. ROSEN Marvin S. Rosen	Director	March 31, 2005

/s/ MIGUEL J. ROSENFELD Miguel J. Rosenfeld	Director	March 31, 2005

/s/ JOSEPH R. WRIGHT, JR. Joseph R. Wright, Jr.	Director	March 31, 2005

/s/ RODOLFO A. RUIZ Rodolfo A. Ruiz	Director	March 31, 2005

/s/ ANTONIO S. FERNANDEZ Antonio S. Fernandez	Director	March 31, 2005

/s/ JOSÉ A. SEGRERA José A. Segrera	Chief Financial Officer (Principal Accounting Officer)	March 31, 2005

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Gifford Fong Associates